As filed with the Securities and Exchange Commission on May 23, 2008

Registration No. 333-150467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Madison Square Capital, Inc.

(Exact name of registrant as specified in its governing instruments)

51 Madison Avenue, Suite 2000

New York, New York 10010

(212) 400-9095

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul A. Ullman

Chairman and Chief Executive Officer

51 Madison Avenue, Suite 2000

New York, New York 10010

(212) 400-9095

(212) 679-5360 (Facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright, Esq. Ronald J. Lieberman, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Facsimile)	Howard B. Adler, Esq. Anne L. Benedict, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Ave., N.W. Washington, D.C. 20036-5306 (202) 955-8500 (202) 955-0539 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (do not check if smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement we have filed with the Securities and Exchange Commission to cover the securities has become effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2008

PRELIMINARY PROSPECTUS

             Shares of Common Stock

Madison Square Capital, Inc. is a newly-organized, self-advised and self-managed Maryland corporation that intends to invest, on a leveraged basis, principally in adjustable-rate, hybrid adjustable-rate and fixed-rate single-family residential mortgage pass-through securities guaranteed by U.S. government agencies or issued by U.S. government-sponsored enterprises, as well as collateralized mortgage obligations guaranteed or issued by a U.S. government agency or U.S. government-sponsored enterprise. We may also invest in debentures issued directly by U.S. government-sponsored enterprises or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or U.S. government-sponsored enterprises.

This is our initial public offering. We are offering              shares of our common stock at an initial public offering price of $             per share.

Prior to this offering, there has been no public market for our common stock. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “MDQ.” The underwriters have reserved up to             % of the common stock for sale, at the initial public offering price without payment of any underwriting discounts and commissions, directly to Highland Financial Holdings Group, LLC and/or its affiliates and clients as well as members of our management, business associates and related persons pursuant to a directed share program.

We are organized and intend to conduct our operations to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our short taxable year ending December 31, 2008, and generally will not be subject to federal income tax to the extent that we currently distribute our income to stockholders and qualify as a REIT. To assist us in qualifying as a REIT, ownership of our stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves significant risks. See “ Risk Factors” beginning on page 12 of this prospectus for a discussion of those risks.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional              shares of our common stock at the initial public offering price, less underwriting discounts and commissions, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

Delivery of the shares of our common stock is expected to be made on or about             , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY

The date of this prospectus is                     , 2008.

You should rely only on information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities, and this prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus and any free writing prospectus prepared by us may be accurate only as of their respective dates. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operations, cash flows and/or prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. You should read carefully the entire prospectus, including the information set forth under “Risk Factors” beginning on page 12, before deciding to invest in our common stock. Unless the context otherwise requires or indicates, in this prospectus we refer to Madison Square Capital, Inc. as “we,” “our company,” “our,” and “us.” We refer to the Government National Mortgage Association as “Ginnie Mae,” to the Federal National Mortgage Association as “Fannie Mae,” to the Federal Home Loan Mortgage Corporation as “Freddie Mac” and to residential mortgage-backed securities as “RMBS.”

Unless indicated otherwise, the information included in this prospectus assumes (i) the sale of the shares of our common stock in this offering at a price of $            per share and (ii) no exercise by the underwriters of their option to purchase up to an additional             shares of our common stock to cover over-allotments, if any.

Our Company

We are a newly-organized, self-advised and self-managed Maryland corporation organized to qualify and be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We intend to invest, on a leveraged basis, in adjustable-rate, hybrid adjustable-rate and fixed-rate single-family residential mortgage pass-through securities guaranteed by a U.S. government agency such as Ginnie Mae or issued by a U.S. government-sponsored enterprise such as Fannie Mae or Freddie Mac, and collateralized mortgage obligations, or CMOs, guaranteed by a U.S. government agency or U.S. government-sponsored enterprise. We refer to these securities collectively as Agency RMBS. We may also invest in debentures issued directly by Fannie Mae, Freddie Mac or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or entities sponsored by the U.S. government such as the Federal Home Loan Banks. We refer to these securities as Agency debentures and, together with Agency RMBS, as Agency securities. Under our current investment guidelines, we intend that our entire investment portfolio, on a leveraged basis, will consist of Agency securities. We believe that Agency securities are attractive investments due to their: (i) credit quality, (ii) attractive yields, (iii) liquidity and (iv) low volatility relative to non-Agency securities.

Our objective is to generate attractive risk-adjusted returns and make regular cash distributions to our stockholders from the net cash flows from our investments while preserving our capital base. Our net cash flows will be derived primarily from the difference between (i) the interest income we earn on our investment portfolio and (ii) our borrowing and hedging costs. We refer to this difference as our net interest income. Consistent with satisfying the requirements for qualification as a REIT, we plan to seek to actively and cost-effectively manage our assets and liabilities by, among other activities, hedging our liabilities against interest rate movements using a variety of techniques.

We will be internally managed and our management team has extensive experience analyzing, investing in, hedging, and financing the acquisition of, Agency securities. Certain members of our senior management team are also employees of Highland Financial Holdings Group, LLC, or HFH, an established alternative asset management firm founded in 1998 that specializes in mortgage- and asset-backed securities. Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH that will provide us with access to HFH’s market data as well as its proprietary security and portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. We believe that by combining the benefits of an internal management structure with the significant resources, economies of scale and cost efficiency of an established and experienced alternative asset management firm, we are creating a management and administrative support structure that will facilitate our company’s growth and operations.

Our Targeted Investments

Agency RMBS consist of single-family residential mortgage pass-through certificates and CMOs for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Agency RMBS principally consist of whole-pool, pass-through certificates and CMOs that are backed by (i) fixed rate mortgage loans (generally with 15, 30 and 40 year maturities), or FRMs, (ii) adjustable rate mortgage loans, or ARMs, which have interest rates that reset monthly, quarterly and annually, based on the 12-month moving average of the one-year constant maturity U.S. Treasury rate or the London Interbank Offered Rate, or LIBOR, and (iii) hybrid ARMs, which have interest rates that are fixed for a longer initial period (typically three, five, seven or ten years) and thereafter generally adjust annually to an increment over a pre-determined interest rate index. We intend initially to invest primarily in single-family residential mortgage pass-through certificates backed by ARMs, hybrid ARMs and FRMs. We may also invest in Agency debentures, which are bonds issued directly by a U.S. government-sponsored enterprise. Agency securities issued or guaranteed by Ginnie Mae are backed by the full faith and credit of the United States while those issued or guaranteed by Fannie Mae or Freddie Mac are not backed by the full faith and credit of the United States.

Our Competitive Strengths

New Portfolio in Low Credit Risk Agency Securities

Our investment strategy is designed to optimize our risk-adjusted returns. We believe that because we intend to invest exclusively in Agency securities, our investment portfolio will have limited credit risk due to the guarantee of principal and interest payments in respect of the Agency securities by a U.S. government agency or a U.S. government-sponsored enterprise. As a newly-organized company with no historical investments, we will build an initial portfolio consisting of currently-priced assets and therefore will have no negative performance impact or adverse credit exposure resulting from previously-purchased assets.

Experienced Management Team with Extensive Industry Contacts

Our senior investment management team, led by Paul A. Ullman, our chief executive officer, and Elias Katz, our chief investment officer, has extensive experience analyzing, investing in, financing the acquisition of, and hedging a leveraged portfolio of Agency securities and fixed income and specialty finance investments. Messrs. Ullman and Katz have pursued a highly analytical approach to security selection, hedging and duration alignment, credit and prepayment risk management and cost-effective utilization of leverage for over ten years at HFH. Our entire management team, together with HFH, have extensive contacts in the Agency securities market, which we believe will assist us in sourcing, financing and hedging our portfolio. In particular, we expect to benefit from HFH’s contacts at a substantial number of financial institutions which have financed HFH’s RMBS. In addition, we believe HFH’s contacts with numerous investment grade hedge counterparties will assist us in implementing our own financing and hedging strategies.

Internal Management Structure with Access to Established Support

We believe that our internal management structure combined with the support of HFH’s administrative resources will allow us to cost-effectively grow our operations. Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH pursuant to which HFH will provide us with access to HFH’s market data as well as its proprietary security and portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. HFH has received industry awards and recognition and, with over 30 professionals, has designed and pursued what we believe to be a highly-disciplined, value-oriented approach to security selection and investment.

Sophisticated Analytical Tools

We will utilize the sophisticated proprietary mortgage security analytical tools that have been developed by HFH during the past decade of trading and investing to seek to generate an attractive net interest margin from our investments. We intend to focus on in-depth analysis of the numerous factors that influence our target asset classes including: (i) fundamental market and sector review; (ii) rigorous cash flow analysis; (iii) disciplined security selection; (iv) controlled risk exposure; and (v) prudent balance sheet management. We will utilize these tools to guide the hedging strategies developed by HFH during the past decade to the extent consistent with satisfying the requirements for qualification as a REIT.

Summary Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 12 prior to deciding to invest in shares of our common stock. These risks include, without limitation:

•

We have no operating history and no investment portfolio and may not be able to implement our business plan or generate sufficient net interest income to make or sustain distributions to our stockholders.

•	Our management team has no experience operating a REIT or managing a public company.

•

We will depend on our key personnel, in particular, Messrs. Ullman and Katz and Daniel A. Leyden, our chief financial officer, and Kenneth A. Saverin, who will become our president and chief operating officer upon the closing of this offering, and the loss of our key personnel or their failure to devote sufficient time to us could severely and detrimentally affect our operations.

•

We will be dependent upon HFH to provide administrative services to us through an administrative services agreement and we may not find suitable replacements for HFH if the administrative services agreement is terminated for any reason, including non-performance.

•	Certain members of our management team hold other positions at HFH, which could create conflicts of interest.

•

Continued adverse developments in the residential mortgage market may adversely affect the value of the Agency securities in which we intend to invest, as well as our ability to finance or sell the Agency securities we acquire.

•

Our results of operations will be highly dependent on market interest rates and the prepayment rates on the mortgage loans underlying our investments. Such changes may adversely affect our profitability.

•	We may experience periods of illiquidity for our assets which could adversely affect our ability to finance our business, make distributions or operate profitably.

•

Our business plan depends on financings through repurchase agreements. We have no contractually-binding financing arrangements currently in place and we may be unsuccessful in obtaining adequate financing on favorable terms, or, at all.

•	We may be subject to margin calls on any indebtedness we incur.

•	Our company will be highly leveraged and we may borrow at levels above our target leverage ratio.

•

Our hedging strategies may require substantial expense to implement and may not be effective because, among other reasons, a counterparty to one of our hedging transactions does not meet its obligations to us.

•	An active market for our common stock may never develop and the market price and trading activity of our common stock may be volatile.

•	Changes in various laws and regulations may adversely affect our business.

•	Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Internal Revenue Code of 1986, as amended, or the Code.

•

Unless waived by our board of directors, effective upon the closing of this offering, our charter will prohibit any investor from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

•

If we fail to satisfy the requirements for qualification as a REIT for federal income tax purposes, we will not be able to deduct our dividends and our income will be subject to taxation at federal, state and local income tax rates.

•	We may fail to maintain an exemption from the Investment Company Act of 1940, or the Investment Company Act, which would adversely affect our business.

Market Opportunity

We believe that the current market disruptions in the U.S. housing industry, residential mortgage sector and overall credit markets have created an exceptional opportunity for us to implement our business plan as a new company based, in part, upon the following factors:

•

Favorable Yield Curve and Spread Environment. The U.S. Treasury yield curve has become substantially steeper during the past six months and we believe it will likely remain relatively steep given the recent weakness in the U.S. economic environment. As a result, the difference between the yields on Agency RMBS and rates on market financing has increased sizably as the U.S. Federal Reserve has lowered the target for the Federal Funds Rate seven times to 2.0% since September 2007. In addition, we believe that lower market prices and the resulting higher yields that are currently available for Agency securities create an opportunity to realize improved net interest income as compared to the opportunities available in recent years.

•

Attractive Supply of Target Assets. We believe that the supply of Agency RMBS is more attractive now than in the recent past because of the decline in securitizations of non-Agency RMBS. Further, we believe that ongoing constraints in non-Agency mortgage lending will sustain a ready supply of Agency RMBS into the near future.

•	Competitors’ Capital Positions. We believe that a number of our potential competitors are currently constrained by depleted capital positions as a result of the current market dislocations.

•

Ample Liquidity for Financing Targeted Assets. Despite the contractions in market liquidity, we believe that we will be able to obtain financing for Agency securities due to the high credit quality of our targeted assets and our many industry contacts in spite of the fact that the credit markets have tightened significantly for many other asset classes.

•

Current Market Trends. Macro housing trends in today’s market including, among other factors, declining home prices and tightening lending standards, are inhibiting borrowers’ ability to refinance their mortgage loans. We believe that lower refinancing levels will allow us to hedge our interest rate exposure more effectively.

We will regularly monitor domestic and international economic data and market conditions that can impact our investment, financing and hedging activities, and our assets and liabilities.

Our Strategies and Processes

Capital Allocation and Portfolio Management

We intend that our investment portfolio will consist of Agency securities consisting principally of whole-pool pass-through certificates. We will pursue a goal of generating attractive risk-adjusted returns so as to permit stable distributions to our stockholders while preserving capital. We believe that a principal focus on Agency securities with moderate effective durations will help us manage our liabilities in relation to the interest rate risks of our investments, which we believe is the best approach to generating attractive net interest income while seeking to preserve capital. In addition to our analytical research, we intend to be in regular contact with lenders to discuss appropriate levels of leverage and with industry participants as we seek to identify securities that will meet our objectives for coupon, coupon stability and moderate interest rate exposure. Through active portfolio management, we will regularly review our portfolio and seek opportunities to enhance returns, including through the use of the financing and hedging strategies described in this prospectus.

Financing Strategy

We intend to use borrowings to finance our assets in an effort to increase returns. While we do not have any restrictions on the minimum or maximum amount of leverage we may employ, we will actively manage our portfolio and intend to target a range of debt-to-equity ratios between approximately 5:1 and 12:1, with an initial target of approximately 8:1. We will adjust our leverage from time to time based upon market conditions and other factors that our management team deems relevant. We expect our principal borrowings will be structured as “repurchase agreements” with our lenders. We expect that our repurchase agreements will have staggered maturities and will be with multiple counterparties that have investment grade credit ratings. Despite current credit market disruptions, we believe that financing for Agency securities will continue to be available on market terms. To date, based upon our discussions with potential repurchase lenders, approximately 15 financial institutions have indicated their general intent to make available to us repurchase facilities following completion of this offering. Based on these discussions, we expect that these repurchase facilities would provide us with sufficient financing to support our leverage targets. However, we currently have no contractually-binding agreements for any such financings.

Risk Management Strategies

Hedging

We will enter into hedging transactions to manage interest rate risk, volatility risk and the risk of adverse changes to the shape of the yield curve, through a program of liability hedging. Our hedging strategies will be implemented to reduce the adverse impact on our stockholders’ equity from changes in market interest rates, while permitting us to earn attractive risk-adjusted net interest income and satisfying the requirements for qualification as a REIT.

Prepayment Analysis

Because the mortgage loans underlying Agency RMBS typically can be prepaid by the borrower at any time, Agency RMBS are subject to the risk that the underlying mortgage loans will be prepaid later or sooner than expected, which consequently may alter the overall return on the security. As part of our prepayment risk strategy, we will regularly monitor actual prepayment rates as well as prepayment rate expectations for our Agency RMBS. We believe that our management team’s extensive analytical experience and approach to security selection, including examining loan level and security level characteristics, will allow us to minimize our exposure to prepayment rate volatility.

Credit Analysis

To limit our exposure to credit risk, we intend to invest exclusively in Agency securities. As part of our investment process, we also intend to collect and evaluate information provided by the originators with respect to original borrower credit quality and collateral value. Our credit analysis may also focus on servicer effectiveness, borrower payment history, credit, leverage and employment status and collateral characteristics such as current loan-to-value, loan size, geographic location, collateral type and lien type. We may also use credit analysis to determine the structural effects on a security from changing prepayment, delinquency and default rates and sensitivity tests to determine the effect of credit shocks due to various changes in general economic conditions.

Cost-Efficiency

We will seek to operate as cost-efficiently as possible. We will seek to leverage the scalable resources of HFH to improve our financial results by maintaining low operating costs for our capital base. We believe that the administrative services agreement with HFH, described below, will give our company significant operating efficiencies.

Administrative Services Agreement with HFH

Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH that will provide us with access to HFH’s market data, as well as its proprietary security and portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. Specifically, during the three-year term of the administrative services agreement (and any renewal terms), in addition to providing us with fully-functional office space in which to operate, HFH will provide us with the following support services:

•

proprietary software and analytical tools associated with asset acquisition, liability management and hedge management, information technology support, disaster recovery systems and associated computer equipment;

•	market data access and associated tracking and data capture software;

•	analytics, operations and accounting services;

•	internal audit functions;

•	collection of our revenue and payment of our debts and obligations; and

•	general office administrative services.

During the initial three-year term of the administrative services agreement, we will pay to HFH annual fees of $1.0 million, $1.5 million and $2.0 million, respectively. In most circumstances, we also will be required to pay HFH a fee upon termination of the agreement, including upon non-renewal, equal to the greater of $1.5 million or the fees HFH received during the immediately preceding 12 months. We believe that by combining the benefits of an internal management structure with the significant resources, economies of scale and cost efficiency of an established and experienced alternative asset management firm, we are creating a management and administrative support structure that will facilitate our company’s growth and operations.

Our Formation and Structure

We were incorporated in Maryland on March 13, 2008. We will elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2008. Our qualification as a REIT will depend on our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2008.

Conflicts of Interest

Pursuant to the terms of an administrative services agreement that we will enter into with HFH effective upon the closing of this offering, HFH will provide us with access to certain of its resources that are necessary for us to conduct our day-to-day operations. We will depend on HFH for significant back-office infrastructure and support. The administrative services agreement was not negotiated at arm’s-length. While HFH will agree to dedicate sufficient resources to fulfill its obligations under the administrative services agreement, HFH will not be required to dedicate specific personnel to our business or operations. Each of Messrs. Ullman, Katz and Leyden, our chief executive officer, chief investment officer and chief financial officer, respectively, is an officer and employee of HFH and its affiliates and will continue to serve as an officer and employee of HFH and its affiliates following completion of this offering. Messrs. Ullman, Katz and Leyden, collectively, own approximately 55% of the equity interests of HFH.

Effective upon the closing of this offering, each of Messrs. Ullman, Katz and Leyden will enter into an employment agreement with us (further described under “Management”) which will permit each of them to continue to render services to, and remain in the employ of, HFH and its affiliates, act as officers and managers of HFH and its affiliates. Furthermore, Messrs. Ullman, Katz, Leyden and Saverin will also be permitted to manage and invest in other real estate-related investment entities, engage in charitable work, manage their own personal investments and engage in other for-profit ventures and employment opportunities, all of which could reduce the time and effort they devote to us. Without establishing a specific time commitment, the employment agreements with Messrs. Ullman, Katz, Leyden and Saverin will provide that, except as may otherwise be approved in advance by our independent directors, they will devote such time as is required to dutifully fulfill the services required of them under their respective employment agreements.

The responsibilities that Messrs. Ullman, Katz and Leyden owe to HFH and its affiliates also may create conflicts of interest if they are presented with investment opportunities that may benefit both us and HFH or its affiliates or clients. HFH has clients with investment objectives that, in part, are substantially similar to our own. As a result, our executive officers could direct attractive investment opportunities to HFH rather than to us.

We and HFH have established an investment allocation policy, set forth in our administrative services agreement, in an effort to provide fair treatment of us and HFH with respect to investment opportunities suitable to both us and HFH or its affiliates or clients. Pursuant to this policy, these investments will be allocated between our company and any pools of capital managed by HFH by taking into account the following factors:

•	the primary investment strategy and the stage of portfolio development of each entity;

•	the effect of the potential investment on the diversification of each entity portfolio by coupon, purchase price, size, prepayment characteristics, and leverage;

•	the cash requirements of each entity;

•	the anticipated cash flow of each entity’s portfolio; and

•	the amount of funds available to each entity and the length of time such funds may be available for investment.

The investment professionals of HFH and our executive officers have extensive experience managing potential conflicts of this type as a consequence of simultaneously managing over the last ten years, on behalf of HFH, various funds and separate accounts with similar investment goals. Further, on a quarterly basis, our independent directors will review with our executive officers decisions, if any, made to allocate investment opportunities between us and HFH and discuss with our executive officers the portfolio needs of each entity for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict.

In recognition of the conflicts that exist between our company and HFH, HFH will agree pursuant to the terms of the administrative services agreement that, until the later of (i) the expiration of a period of 36 months after the effectiveness of the registration statement of which this prospectus forms a part or (ii) the termination of the administrative services agreement, HFH will not, directly or indirectly, sponsor, manage or provide administrative services to any entity or fund that has a long-term investment strategy that focuses exclusively on Agency securities. HFH may, however, on behalf of itself and its affiliates and clients, continue to invest in Agency securities and manage capital that has an investment strategy that overlaps, in part, with our investment strategy and from time to time may have a substantial portion of its investment portfolios in Agency securities.

Distribution Policy

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. In connection with REIT requirements and to avoid paying income or excise taxes with respect to our net income, we generally intend to make regular quarterly distributions of all or substantially all of our net income to our stockholders. Any income or gain that we do not distribute will generally be subject to tax. Any future distributions we make will be at the discretion of our board of directors and will depend on, among many other things, our actual results of operations and financial condition. Our actual results of operations and financial condition and ability to pay distributions will be affected by a number of factors, including the net interest and other income from our investment portfolio, our operating expenses, liquidity requirements and any other expenditures. Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to obtain a loan or sell assets to pay out enough cash to satisfy the distribution requirements.

Distributions to our stockholders generally will be taxable to our stockholders as ordinary income. A portion of our distributions in excess of our current and accumulated earnings and profits is expected to constitute a return of capital rather than taxable dividends, which will reduce your tax basis in your shares of our common stock but will not be subject to tax unless it exceeds such basis.

Our Tax Status

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2008. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2008.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we currently distribute to our stockholders, but taxable income generated by any taxable REIT subsidiary, or TRS, will be subject to federal, state and local income tax. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute annually at least 90% of their REIT taxable income to their shareholders. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, our income would be subject to federal income tax, and we might be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we failed to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to some federal, state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Investment Company Act Exemption

We intend to operate our business so we are exempt from registration under the Investment Company Act. We will rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. We will monitor our investment portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we must make investments so that at least 55% of the assets we own on an unconsolidated basis consist of qualifying mortgage loans and other liens on and interests in real estate (collectively, “qualifying real estate assets”) and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets (including our qualifying real estate assets).

We generally expect that our investments in Agency RMBS will be considered either qualifying real estate assets or real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. Consistent with guidance provided by the staff of the Securities and Exchange Commission, or the SEC, we will treat Agency certificates issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets. On the other hand, our investments in Agency debentures will be considered neither qualifying real estate assets nor real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. Our need to maintain qualification for this exemption may limit our ability to make certain investments, including investments in CMOs. This exemption will also prohibit us from issuing redeemable securities.

Our Offices

Our principal executive offices are located at 51 Madison Avenue, Suite 2000, New York, New York 10010. Our telephone number at that address is (212) 400-9095 and our website is www.madisonsquarecapital.com. The information contained on our website does not constitute a part of this prospectus.

THE OFFERING

Common stock offered by us	shares (1)

Common stock to be outstanding after completion of this offering	shares (1)(2)

Use of proceeds	Based on the initial public offering price of $ per share, we estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $ million, after deducting the underwriting discounts and commissions and other estimated organization and offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $ million.

We expect to use the net proceeds of this offering to acquire Agency securities, including Agency securities backed by ARMs, hybrid ARMs and FRMs, CMOs and Agency debentures. Currently, we expect to invest the proceeds of this offering in a targeted mix of Agency securities, approximately 50% to 100% of which are backed by hybrid ARMs (comprised of approximately 15% to 50% in three-year hybrid ARMs, 15% to 50% in five-year hybrid ARMs, 10% to 30% in seven-year hybrid ARMs and 10% to 30% in ten-year hybrid ARMs), up to 30% of which are backed by ARMs, up to 30% of which are backed by FRMs, up to 20% of which are CMOs and up to 10% of which are Agency debentures. We reserve the right to change our targeted allocation at any time and from time to time, which will depend on prevailing market conditions. We will use the remaining portion (if any) of the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Proposed New York Stock Exchange Symbol	“MDQ”

Ownership and transfer restrictions	Due to limitations on the concentration of ownership of REIT shares imposed by the Code, no more than 50% of the value of the outstanding shares of beneficial ownership of a REIT may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Effective upon the closing of this offering and subject to certain exceptions, our charter will provide that no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

(1)	Assumes no exercise by the underwriters of their option to purchase up to an additional shares of our common stock solely to cover over-allotments, if any.

(2)	Includes (i) shares of restricted common stock, which will vest ratably on a basis over a -year period beginning on , granted by us pursuant to our 2008 equity incentive plan in connection with the closing of this offering, and (ii) shares of common stock issued to our management team and others in connection with our incorporation and initial capitalization. Does not include shares of our common stock reserved for issuance under our 2008 equity incentive plan.

Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not cause us to lose our status as a REIT.

Our charter will, effective upon the closing of this offering, also prohibit any person from, among other matters, (i) beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons, and (iii) beneficially or constructively owning shares of our stock if such ownership would cause us to fail to qualify as a REIT. See “Description of Stock—Restrictions on Ownership and Transfer.”

Our charter will also provide that any ownership or purported transfer of our stock in violation of the foregoing restrictions (including procurement and delivery of a required investor letter) will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 12 and other information in this prospectus for a discussion of factors you should consider carefully before investing in our common stock.

RISK FACTORS

Investment in our common stock involves significant risks. Before making an investment decision, you should carefully consider the following risks in addition to the other information contained in this prospectus. The risks discussed in this prospectus can materially adversely affect our business, financial condition, liquidity and results of operations. This could cause the price of our common stock to decline significantly, and you could lose part or all of your investment. The risks set forth below are not the only risks that may affect us, but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Company and Business

We have no operating history and no investment portfolio and may not be able to implement our business plan or generate sufficient net interest income to make or sustain distributions to our stockholders.

We were organized in March 2008, have no assets or operating history and will commence operations only when the shares of our common stock offered in this offering are sold. The results of our operations will depend on many factors, including, without limitation, the availability of opportunities for the acquisition of attractively-priced Agency securities, the level and volatility of interest rates, readily accessible short- and long-term funding alternatives in the financial markets, our ability to cost-effectively implement our hedging strategies and economic conditions. Moreover, delays in investing the net proceeds of this offering may reduce our income. Our net interest income will depend, in large part, on our ability to acquire Agency securities at favorable spreads over our borrowing costs. If we are unable to acquire assets that generate favorable spreads, our results of operations will be adversely affected, which would affect our ability to make or sustain distributions to our stockholders. We may not be able to finalize any agreements with prospective lenders or enter into hedge agreements with suitable counterparties on favorable terms or at all. Furthermore, we may not be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus, which could result in your loss of some or all of your investment.

We have not yet identified the specific Agency securities in which we will invest the net proceeds of this offering.

While we have identified our target asset classes, including the range of our expected investment within each class of our targeted investments, we have not yet identified any specific Agency securities for our investment portfolio. Therefore, you will not be able to evaluate any proposed investments before purchasing shares of our common stock. We will invest exclusively in Agency securities; however, we have flexibility in selecting those Agency securities in which to invest the net proceeds of this offering and, as a result, we may use the net proceeds from this offering to make investments with which you may not agree. Furthermore, we may not be able to use the proceeds we raise to acquire investments at favorable prices and we may not achieve our initial targeted allocation as discussed in “Use of Proceeds” and elsewhere in this prospectus. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

Until attractive Agency securities can be identified, we may invest the net proceeds of this offering in short-term, interest-bearing investments, including money market accounts that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from investments in the Agency securities in which we intend to invest over the long term.

We will depend on our key personnel, in particular Messrs. Ullman, Katz, Leyden and Saverin, and the loss of any of our key personnel or their failure to devote sufficient time to us could severely and detrimentally affect our operations.

As a self-managed company, we will depend on the diligence, experience and skill of our executive officers and employees for the selection, analysis, acquisition, structuring, hedging of our liabilities and monitoring of our assets and associated borrowings. We will depend on the efforts and expertise of our executive officers to manage our day-to-day operations and strategic business direction. If any of our key personnel were to leave our company or fail to devote sufficient time to our operations, locating individuals with specialized industry knowledge and skills similar to that of our key personnel may not be possible or could take months and require the retention of an executive search firm, which may be expensive. Furthermore, Messrs. Ullman, Katz, Leyden and Saverin will also be permitted to manage and invest in other real estate-related investment entities, engage in charitable work, manage their own personal investments and engage in other for-profit ventures and employment opportunities, all of which could reduce the time and effort they devote to us. Because we are a new company with few employees, the loss of any key employee, especially any of Messrs. Ullman, Katz, Leyden and Saverin, could adversely affect our business, financial condition, cash flow and results of operations. We do not intend to obtain key man insurance covering any of our executive officers.

We will be dependent upon HFH to provide administrative services to us through an administrative services agreement and we may not find suitable replacements for HFH if the administrative services agreement is terminated for any reason, including non-performance.

We will be dependent upon HFH to provide us with access to certain of its resources that are necessary for us to conduct our operations. We will also be dependent upon HFH for access to a variety of resources we will be using to run our day-to-day operations. In particular, we will depend on HFH for access to its market data, as well as its proprietary security and portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH. While HFH will agree to dedicate sufficient resources to fulfill its obligations under the administrative services agreement, HFH will not be required to dedicate specific personnel to our business or operations. In the event that HFH suffers financial impairments or otherwise is unable to provide its services to us, our operations could be materially adversely affected. Further, we may not find suitable replacements for HFH if the administrative services agreement is terminated. The termination of, or our inability to enter into, the administrative services agreement with HFH could materially and adversely affect our operations and financial condition.

Certain members of our management team hold other positions at HFH, which could create conflicts of interest.

Certain members of our management team, including Mr. Ullman, our chief executive officer, Mr. Katz, our chief investment officer, and Mr. Leyden, our chief financial officer, also are employees of, and have significant responsibilities with, HFH and certain of its affiliated entities and managed funds, and none of them will devote his time to us exclusively. Due to the fact that certain members of our management team are responsible for providing services to HFH and/or certain of its affiliated entities and managed funds, they may not devote sufficient time to the management of our business operations.

Since 1998, HFH has managed certain funds that invest in Agency securities, but none of its current funds under management solely targets Agency securities. While our administrative services agreement provides for an investment allocation policy with respect to investment opportunities suitable for both HFH, its affiliates and clients, on the one hand, and us on the other hand, this policy will not eliminate the conflicts of interest that our and HFH’s officers will face in making investment decisions on behalf of HFH, any other HFH-sponsored investment vehicles and us. Further, we do not have any agreement or understanding with HFH or our executive officers that would give us any priority over HFH, any of its affiliates, or any such HFH-sponsored investment vehicle in opportunities to invest in Agency securities. Accordingly, we may compete for access to attractive Agency securities and the benefits that we expect our relationship with HFH to provide. Our management team may not allocate the most attractive opportunities to invest in Agency securities to us.

Our management team has no experience operating a REIT or managing a public company, which could hinder our operations or otherwise adversely affect our status as a REIT and our ability to maintain our exemption from registration under the Investment Company Act.

Our management team does not have experience operating a REIT in compliance with the numerous technical restrictions and limitations set forth in the Code applicable to REITs or required to maintain an exemption from the Investment Company Act. Our management team’s lack of experience in managing an investment portfolio under regulatory constraints applicable to REITs may hinder our ability to achieve our investment objectives. In addition, qualifying as a REIT and maintaining our exemption from registration under the Investment Company Act limit the types of investments we are able to make. Further, our management team has no experience managing a public company. This lack of experience makes it more likely that we will experience challenges that could hinder our operations or otherwise adversely affect our status as a REIT and our ability to maintain our exemption from registration under the Investment Company Act.

Continued adverse developments in the residential mortgage market may adversely affect the value of the Agency securities in which we intend to invest as well as our ability to finance or sell the Agency securities that we acquire.

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions, including heightened defaults, credit losses and liquidity concerns. Over the past several months, news of potential security liquidations has increased the volatility of many financial assets, including Agency securities and other high-quality RMBS assets. These recent disruptions have materially adversely affected the performance and market value of the types of mortgage securities in which we intend to invest. Securities backed by residential mortgage loans originated in 2006 and 2007 have had higher and earlier than expected rates of delinquencies and housing prices are falling in many areas around the country. Many RMBS have been downgraded by rating agencies during the past few months, and rating agencies may further downgrade these securities in the future. Lenders have imposed additional and more stringent equity requirements necessary to finance these assets and frequent impairments based on mark to market valuations have generated substantial collateral calls in the industry. As a result of these difficulties and changed economic conditions, many companies operating in the mortgage sector have failed and others are facing serious operating and financial challenges. While the U.S. Federal Reserve has taken certain actions in an effort to ameliorate the current market conditions, its efforts may be ineffective. As a result of these factors, among others, the market for these securities may be adversely affected for a significant period of time.

We intend to invest the proceeds of this offering exclusively in Agency securities. Fannie Mae, Freddie Mac or Ginnie Mae guarantee the payments of principal and interest on the Agency securities we intend to purchase even if the borrowers of the underlying mortgage loans default on their payments. However, rising delinquencies and market perception can still negatively affect the value of our Agency securities or create market uncertainty about their true value. While the market disruptions have been most pronounced in the non-Agency RMBS market, recently the impact has extended to Agency RMBS and the value of these assets has become unstable and these assets have become relatively illiquid compared to prior periods. Lenders that participated in the Agency RMBS market could exit and remaining market participants could fail to maintain any portfolio on a leveraged basis. Agency RMBS guaranteed by Fannie Mae and Freddie Mac are not supported by the full faith and credit of the United States. In the event the market disruptions accelerate, Fannie Mae and Freddie Mac could default on their guarantee obligations which would materially and adversely affect the value of any Agency RMBS or other Agency indebtedness in which we may invest.

We will rely on our Agency securities as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or to maintain our compliance with the terms of any financing arrangements if and when we have any in place. The value of Agency securities may decline for several reasons, including, for example, rising delinquencies and defaults, increases in interest rates, falling home prices and credit uncertainty at Fannie Mae or Freddie Mac. In addition, repurchase lenders have recently been requiring higher levels of collateral to support loans collateralized by Agency securities than they have in the past, making borrowings more difficult and expensive. At the same time, market uncertainty about residential mortgage loans in general could continue to depress the market for Agency securities, which means that it may be more difficult for us to sell Agency securities on favorable terms or at all. Further, a decline in the value of Agency securities could subject us to margin calls, which we may have insufficient liquidity to support, resulting in forced sales of our assets at inopportune times. If market conditions result in a decline in available purchasers of Agency securities or the value of our Agency securities, our financial position and results of operations could be adversely affected.

We may experience periods of illiquidity for our assets which could adversely affect our ability to finance our business or operate profitably.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. This illiquidity may adversely affect our profitability and our ability to finance our business and could cause us to incur substantial losses.

Increases or decreases in prepayment rates may adversely affect our profitability.

Pools of mortgage loans underlie the RMBS that we intend to acquire. We will generally receive payments on the RMBS from the payments that are made on these underlying mortgage loans. When we acquire the RMBS, we anticipate that prepayments on the underlying mortgage loans will occur at a projected rate, generating an expected yield. When borrowers prepay their mortgage loans faster than expected, the related prepayments on the corresponding RMBS will be faster than expected. Unexpected prepayments can also occur when borrowers default on their mortgage loans and the mortgage loans are prepaid from the proceeds of a foreclosure sale of the property, or when borrowers sell the property and use the sale proceeds to prepay the mortgage loans as part of a physical relocation. Faster-than-expected prepayments could adversely affect our financial position and results of operations in various ways, including the following:

•

We may seek to purchase some RMBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we would be required to pay a premium to acquire the security. Applicable accounting rules would require us to amortize this premium cost over a reduced term in the event of faster-than-expected prepayments.

•

If we acquire RMBS at a premium because they have an interest rate higher than the current market interest rates, and the mortgage loans underlying those RMBS are prepaid at a faster-than-expected rate, we may not receive the same financial benefit we would have received if the underlying mortgage loans had not been prepaid at the faster rate.

•

We anticipate that a portion of any adjustable-rate RMBS we acquire may bear interest at rates that are lower than their fully-indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate RMBS is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that RMBS while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new RMBS on similar terms to replace the prepaid RMBS, our financial condition, results of operations and cash flow may suffer and we could incur losses.

Conversely, when borrowers prepay their mortgage loans at slower than expected rates, prepayments on the Agency securities in which we intend to invest may be slower than expected. These slower-than-expected payments may also adversely affect our profitability. We may purchase Agency securities that have a lower interest rate than the then-prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the security. In accordance with accounting rules, we will accrete this discount over the expected term of the Agency security based on our prepayment assumptions. If the Agency security is prepaid at a slower-than-expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the portfolio and result in a lower than expected yield on securities purchased at a discount to par. We may have to carry and hold lower interest assets for a longer period of time than we expect, which would reduce our profitability and could result in losses.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, including the current ongoing disruptions in the residential mortgage market and softening of the real estate market, current and forward yield curve shapes, collateral type, loan amount, borrower pay rate reset index and frequency, geographic location, loan age, foreclosure rate, loan originator, servicer, prepayment history, borrower credit profile and current and original loan-to-value ratio, general economic conditions, unemployment rates and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. While we will seek to manage prepayment risk, in selecting investments we must balance prepayment risk against other risks, the potential returns of each investment and the cost of hedging our risks. No strategy can completely insulate us from prepayment or other such risks, and we may deliberately retain exposure to prepayment or other risks, which could subject us to losses.

An increase in interest rates may cause a decrease in the volume of newly-issued, or investor demand for, Agency securities, which could harm our financial condition and adversely affect our operations.

Increases in interest rates may negatively affect the fair market value of our Agency securities. When interest rates rise, the value of RMBS generally declines. Typically, as interest rates rise, prepayments on the underlying mortgage loans tend to slow. The combination of rising interest rates and declining prepayments may negatively affect the price of RMBS, and the effect can be particularly pronounced with fixed-rate RMBS. In accordance with accounting principles generally accepted in the United States, or GAAP, we will be required to reduce the carrying value of our RMBS by the amount of any decrease in the fair value of our RMBS compared to amortized cost. If unrealized losses in fair value occur, we will either have to reduce current earnings or reduce stockholders’ equity without immediately affecting current earnings, depending on how we classify our assets under GAAP. In either case, our net stockholders’ equity will decrease to the extent of any realized or unrealized losses in fair value and our financial position will be negatively impacted.

Furthermore, rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of Agency securities available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause Agency securities that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of Agency securities with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends, may be materially and adversely affected.

Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our investment portfolio.

Our success depends on our ability to analyze the relationship of changing interest rates on prepayments of the mortgage loans that underlie our Agency securities. Changes in interest rates and prepayments affect the market price of the Agency securities that we intend to purchase and any Agency securities that we hold at a given time. As part of our overall portfolio risk management, we will analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our investment portfolio. In conducting our analysis, we will depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the residential mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (i) assess the market value of our investment portfolio, (ii) implement our hedging strategies and (iii) implement techniques to reduce our prepayment rate volatility would be significantly affected, which could materially adversely affect our financial position and results of operations.

If the entities that guarantee the payments on our Agency securities cannot honor those guarantees, our results of operations would be adversely affected.

The payments we expect to receive on the Agency securities in which we intend to invest will be guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. Ginnie Mae is part of a U.S. government agency and its guarantees are backed by the full faith and credit of the United States. Fannie Mae and Freddie Mac are U.S. government-sponsored enterprises but their guarantees are not backed by the full faith and credit of the United States. The RMBS in which we intend to invest depend on a steady stream of payments on the mortgage loans underlying the Agency securities as well as the financial condition of Fannie Mae and Freddie Mac.

The recent disruptions in the residential mortgage market have affected the financial results of Fannie Mae and Freddie Mac. For fiscal year 2007, Fannie Mae and Freddie Mac reported substantial losses and have reported significant difficulties stemming from current market disruptions. Fannie Mae recently stated that it expects losses on guarantees of Agency securities to continue and expects significant increases in credit-related expenses and credit losses through 2008. Freddie Mac has warned that it may not have enough capital to cover its mandatory reserves for mortgage commitments. If Fannie Mae and Freddie Mac continue to suffer significant losses, their ability to honor their respective Agency securities guarantees may be adversely affected. Further, any actual or perceived financial challenges at either Fannie Mae or Freddie Mac could cause rating agencies to downgrade the corporate credit ratings of Fannie Mae or Freddie Mac. Moody’s Investor Services, or Moody’s, Bank Financial Strength Rating, or BFSR, measures the likelihood that a financial institution will require financial assistance. On January 9, 2008, Moody’s placed Freddie Mac’s A- BFSR on review for possible downgrade and on February 28, 2008, Moody’s placed Fannie Mae’s B+ BFSR on review for possible downgrade.

Any failure to honor guarantees on Agency securities by Fannie Mae or Freddie Mac or any downgrade of securities issued by Fannie Mae or Freddie Mac by the rating agencies could cause a significant decline in the cash flow and value of Agency securities we own and the market for these securities may be adversely affected for a significant period of time. As a result, we may be unable to sell or finance Agency securities on favorable terms or at all and our financial position and results of operations could be adversely affected. This situation could result in severe market turmoil and pricing uncertainty that would materially adversely affect our financial condition.

Interest rate mismatches between our Agency securities and our borrowings used to fund our purchases of those assets may reduce our net income or result in a loss during periods of changing interest rates.

Certain of our investments will have a fixed coupon rate, generally for a significant period, and in some cases, for the average maturity of the asset. At the same time, our repurchase agreements and other financings will typically have a payment reset period of less than a year. In addition, the average maturity of our financings generally will be shorter than the average maturity of the assets in which we invest. While we intend to have swap agreements in place to effectively fix the cost of certain of our liabilities over a period of time, these agreements will generally not be sufficient to match the cost of all our liabilities against all of our fixed-rate assets. In the event we experience unexpectedly high or low prepayment rates on our assets, our strategy for matching our assets with our liabilities is more likely to be unsuccessful.

Interest rate fluctuations will also cause variances in the yield curve, which may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates while our borrowings may bear interest based on short-term rates, a flattening of the yield curve would tend to decrease our net income and the market value of our assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur significant operating losses. A flat or inverted yield curve may also result in an adverse environment for adjustable-rate mortgage pass-through securities volume, as there may be little incentive for borrowers to choose the underlying mortgage loans over a longer-term fixed-rate loan. If the supply of adjustable-rate mortgage pass-through securities decreases, yields may decline due to market forces.

Changes in yields may cause our financial results and the value of our common stock to decline.

Our earnings will be derived primarily from the positive spread between the yield on our assets and the cost of our borrowings, hedging activities and operating expenses. There may not be a positive spread in either high interest rate environments or low interest rate environments and the spread could be negative, resulting in losses. In addition, during periods of high interest rates, our net income, and therefore the dividend yield on our common stock, may be less attractive compared to alternative investments of equal or lower risk. Each of these factors could cause the value of our common stock to decline.

Interest rate caps on our hybrid adjustable-rate and adjustable-rate RMBS may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Adjustable-rate RMBS will typically be subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of a residential mortgage-backed security. Our borrowings typically will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates or in a sustained period of rising interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate RMBS. This problem is magnified when the interest rates that we earn on hybrid adjustable-rate and adjustable-rate RMBS are not fully indexed. When hybrid adjustable-rate and adjustable-rate RMBS are not fully indexed, the interest rates we earn on the RMBS do not adjust on a one-for-one basis with each basis point change in prevailing market rates. A fully indexed instrument adjusts its interest rate to then-prevailing interest rates without restriction. Consequently, during periods of rapidly rising interest rates, the interest rates we earn on hybrid adjustable-rate and adjustable-rate RMBS that are not fully indexed may continue to fall further and further below then-prevailing interest rates. Further, some hybrid adjustable-rate and adjustable-rate RMBS may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on hybrid adjustable-rate and adjustable-rate RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income, cause us to suffer a loss and make it more difficult to finance our investments.

Hedging against interest rate exposure may adversely affect our earnings, and our hedges may fail to protect us from the losses that the hedges were designed to offset.

Subject to satisfying the requirements for qualification as a REIT, we intend to employ techniques designed to limit, or “hedge,” the adverse effects of rising interest rates upon our short-term repurchase agreements. In general, our hedging strategy depends on our view of our entire investment portfolio, consisting of assets, liabilities and derivative instruments, in light of prevailing market conditions. We could misjudge the condition of our investment portfolio or the market. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal repayments, the type of securities held and other changing market conditions. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. We expect that our hedging techniques will primarily consist of entering into interest rate swap agreements and may also include entering into interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, and entering into forward rate agreements. We may be unable to enter into derivative instruments on favorable terms or at all, which could harm our ability to implement our hedging strategies and otherwise harm our results of operation.

There are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Alternatively, we may fail to properly assess a risk to our investment portfolio or may fail to recognize a risk entirely leaving us exposed to losses without the benefit of any offsetting hedging activities. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. The nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging activities could result in losses if the event against which we hedge does not occur. For example, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	as explained in further detail in the risk factor “Our use of derivatives may expose us to counterparty risk,” the party owing money in the hedging transaction may default on its obligation to pay;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

Whether the derivatives we acquire achieve hedge accounting treatment under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, or not, hedging generally involves costs and risks. Our hedging strategies may adversely affect us because hedging activities involve costs that we will incur regardless of the effectiveness of the hedging activity. Those costs may be higher in periods of market volatility, both because the counterparties to our derivative agreements may demand a higher payment for taking risks, and because repeated adjustments of our hedges during periods of interest rate changes also may increase costs. Especially if our hedging strategies are not effective, we could incur significant hedging-related costs without any corresponding economic benefits.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction most likely will result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. In addition, we may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract to cover our risk. A liquid secondary market may not exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Our use of derivatives may expose us to counterparty risk and we may be unable to realize any benefit from our derivative instruments.

We intend to enter into transactions to hedge risks associated with our business with counterparties that have strong credit ratings, although we may not be successful in this regard. If a counterparty cannot perform under the terms of an interest rate swap, for example, we would not receive payments due under that agreement, we may lose any unrealized gain associated with the interest rate swap, and the hedged liability would cease to be hedged by the interest rate swap. Swap agreements may be individually negotiated and structured to include exposure to a variety of different types of investments or market factors. Depending on their structure, swap agreements may increase or decrease exposure to long-term or short-term interest rates (in the United States or abroad), foreign currency values, mortgage securities, corporate borrowing rates, or other factors such as security prices, baskets of equity securities, or inflation rates. Swap agreements take many different forms and are known by a variety of names. We will not be precluded from any particular form of swap or option agreement if we determine it is consistent with our investment objectives and policies. In addition, we also are subject to the risk of the failure of any of the exchanges or clearing houses on which we trade. We may also be at risk for any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty became insolvent or filed for bankruptcy. Similarly, if a cap counterparty fails to perform under the terms of the cap agreement, in addition to not receiving payments due under that agreement that would offset our interest expense, we would also incur a loss for all remaining unamortized premium paid for that agreement.

We will rely on sophisticated analytical tools to manage our portfolio and our use of these tools could be interrupted or fail to produce the intended results.

We intend to utilize sophisticated proprietary mortgage security analytical tools in analyzing investments in the Agency securities market. The tools are based, in part, on third-party software that HFH licenses. Our use of these analytical tools may not generate expected returns and, in fact, could generate losses. We may improperly analyze the various factors that affect our portfolio, including regional housing markets, job turnover, consumer debt levels, residential equity valuations, yield curve shape and direction, interest rate volatility, U.S. Federal Reserve target rates, inflationary pressures, recession indicators, foreclosure rates, prepayment rate indicators and other factors. If we improperly analyze these factors, or even if we properly analyze the factor but misjudge the implications of the analysis, we could suffer losses and damage our business. Further, in the event licenses to utilize third-party software are not renewed or our use of this software is otherwise interrupted, our ability to analyze key factors impacting our business would be impeded which could harm our operations.

Our infrastructure and platform may be insufficient to support our anticipated growth.

While we believe that our investment infrastructure, analytical models and support infrastructure, including the resources available to us under the administrative services agreement we will enter into with HFH, are highly scalable, we may be wrong and these elements of our business could be insufficient to support our anticipated growth. In addition to the strain that our initial capitalization will place on our available resources, we will seek to raise additional capital from time to time in order to increase the size of our investment portfolio. Our existing resources, including those that will be made available to us under our administrative services agreement with HFH, may be insufficient to efficiently manage our anticipated portfolio and future growth, which could harm our business and results of operations.

We have a focused investment strategy for Agency securities, which could subject us to risks associated with a lack of diversification.

Our investment strategy seeks to create an investment portfolio consisting exclusively of Agency securities and our investment portfolio will not be diversified outside of this target asset class. Consequently, any negative events that impact our target asset class could be magnified in our portfolio relative to a portfolio that has a diversified investment strategy.

Our administrative services agreement with HFH was negotiated between related parties and we did not have the benefit of arm’s-length negotiations, which could cause our administrative services agreement to not be as favorable to us as it would be if it was negotiated with an unrelated third party.

Our administrative services agreement with HFH was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. The terms of the agreement, including fees payable, may not be as favorable to us as an agreement negotiated with an unrelated third party. Furthermore, because members of our senior management team are also employees of HFH, we may choose not to enforce, or may enforce less vigorously, our rights under the administrative services agreement.

Our board of directors may change our operating policies and strategies without prior notice to stockholders and without stockholder approval, and such changes could adversely affect our business and results of operations and the value of our common stock.

Our board of directors is responsible for our management and strategic business direction. Although our board of directors has no current plans to do so, it has the authority to modify or waive our current operating policies and our strategies (including our intention to qualify as a REIT and invest exclusively in Agency securities) without prior notice and without stockholder approval. We cannot predict the effect that any changes to our current operating policies and strategies may have on our business, operating results and value of our stock. However, the effects could be adverse.

Competition may prevent us from acquiring our target assets at favorable yield, which would adversely affect our results of operations.

Our net income largely depends on our ability to acquire our target assets at favorable spreads over our financing costs. A number of entities will compete with us to make the types of investments that we plan to make. In acquiring our target assets, we will compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, hedge funds, mutual funds, other lenders and other entities that purchase Agency securities, many of which have greater financial resources than we have. Additionally, many of our potential competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. As a result, we may not be able to acquire sufficient assets at favorable spreads over our borrowing costs, which would adversely affect our results of operations.

Changes in various laws and regulations, including those affecting the relationship between Fannie Mae and Freddie Mac and the federal government, may adversely affect our business.

Legislation may be proposed to change the relationship between Fannie Mae and Freddie Mac and the federal government or to require Fannie Mae and Freddie Mac to reduce the amount of mortgage loans they own or for which they provide guarantees on Agency securities. Any law affecting these U.S. government-sponsored enterprises may create market uncertainty and have the effect of reducing the actual or perceived credit quality of RMBS issued by Fannie Mae or Freddie Mac. As a result, such laws could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac RMBS. We currently intend to invest exclusively in Agency securities, even if such U.S. government-sponsored enterprises, or their relationships with the federal government, change or limits are imposed on the amount of mortgage loans they can own or for which they can guarantee payments.

Our business may also be adversely affected by changes to other laws and regulations affecting us, including changes to securities laws and changes to the Code applicable to the taxation of REITs. In addition, proposed changes to laws and regulations that could hinder a loan servicer’s ability to adjust loan interest rates upward or to foreclose promptly on defaulted mortgage loans could adversely affect the performance of the loans and the yield on and value of the RMBS. Recently, sweeping legislation has been proposed that would grant the U.S. Federal Reserve greater oversight over many new aspects of the financial markets and their participants. Any legislation requiring U.S. government-sponsored enterprises to reduce the amount of mortgage loans they own or for which they guarantee payments on Agency securities could adversely affect the availability and pricing of Agency securities and adversely affect our business. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, potentially with retroactive effect, any of which could adversely affect our business.

Declines in the market values of assets in our investment portfolio may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of the assets within our investment portfolio will be classified for accounting purposes either as “trading securities” or as “available-for-sale.” Changes in the market values of trading securities will be reflected in earnings and changes in the market values of available-for-sale securities will be reflected in stockholders’ equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings. A decline in the market value of the assets within our investment portfolio may adversely affect us, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan, which would reduce our liquidity and limit our ability to leverage our assets. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. In the event that we do not have sufficient liquidity to meet such requirements, lending institutions may accelerate indebtedness, increase interest rates and terminate our ability to borrow, any of which could result in a rapid deterioration of our financial condition and cash available for distribution to our stockholders.

The assets within our investment portfolio will be recorded at fair value as determined in good faith by our management based on market quotations from brokers and dealers. We may not be able to obtain quotations from brokers and dealers for certain of the assets within our investment portfolio in the future, in which case our management may need to determine in good faith the fair value of these assets.

Substantially all of the assets held within our investment portfolio will be in the form of securities that are not publicly traded on a national securities exchange or quotation system. The fair value of securities and other assets that are not publicly traded in this manner may not be readily determinable. We will value these assets at fair value as determined in good faith by our management based on market quotations from brokers and dealers. We may not be able to obtain quotations from brokers and dealers for certain assets within our investment portfolio, in which case, our management may need to determine in good faith the fair value of these assets. Because such quotations and valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a public market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these assets are materially higher than the values that we ultimately realize upon their disposal. Misjudgments regarding the fair value of our assets that we subsequently recognize may also result in impairments that we must recognize.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and adversely affect our business and operating results.

The assets within our investment portfolio may be susceptible to economic slowdowns or recessions or declining real estate values, which could lead to financial losses and a decrease in revenues, net income and asset values. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us, any of which would adversely affect our business and operating results.

We may fail to qualify for hedge accounting treatment, which could adversely affect our operating results.

We intend to record our investment in and exposure to derivatives in accordance with GAAP. Under the accounting standards set forth in SFAS 133, the derivatives we use may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the SFAS 133 definition of a derivative (such as short sales) or if we fail to satisfy SFAS 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. Additionally, we may choose to designate some derivatives as hedges based on their strategic purpose and relationship to other derivatives not designated as hedges. If we fail to qualify for hedge accounting treatment, our reported operating results would reflect losses on the derivatives we enter into which may not be offset by a change in the fair value of the related asset, liability, commitment or hedged transaction.

Changes in accounting treatment may adversely affect our profitability.

In February 2008, the Financial Accounting Standards Board, or FASB, issued final guidance regarding the accounting and financial statement presentation for transactions which involve the acquisition of Agency securities from a counterparty and the subsequent financing of these Agency securities through repurchase agreements with the same counterparty. To date, we have not entered into any such transactions. We will evaluate our position based on the final guidance issued by FASB. Our accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported on our financial statements. If we are not able to comply with the criteria under this final guidance for same-party transactions, we would be precluded from presenting Agency securities and the related financings, as well as the related interest income and interest expense, on a gross basis on our financial statements. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase Agency securities as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in Agency securities as a mortgage-related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on our net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain Agency securities purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption from registration as an investment company under the Investment Company Act. It could also limit our purchases of Agency securities that are simultaneously financed with the same counterparty.

We are highly dependent on information and communications systems and any system failures could significantly disrupt our business.

Our business is highly dependent on communications and information systems. Any failure or interruption of our or HFH’s systems could cause delays or other problems in our trading activities and other operations, which could have a material adverse effect on our operating results and the market price of our common stock, as well as our ability to pay dividends to our stockholders.

Terrorist attacks and other acts of violence or war may adversely affect any market for our common stock, the industry in which we conduct our operations, and our profitability.

Terrorists may attack the United States or U.S. businesses in the future. These attacks or armed conflicts may directly adversely impact properties underlying our RMBS or the securities markets in general. Losses resulting from these types of events may not be insurable on a cost-effective basis or at all.

More generally, any of these events could cause consumer confidence, spending and economic activity to decrease or result in increased volatility in the United States and worldwide financial markets, including by adversely affecting the value of the property underlying our RMBS or the securities markets and economy in general. They also could result in a continuation of the current economic uncertainty in the United States or abroad, any of which could adversely affect our business and financial condition.

Risks Related to Debt Financing

We do not have any contractually-binding financing arrangements in place and we may be unable to obtain financing on favorable terms, or at all.

We will depend on borrowings to fund a substantial portion of our investments in Agency securities. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. Currently, we have no contractually-binding financing agreements or commitments in place. The terms and conditions of each repurchase agreement with our lenders will be negotiated on a transaction-by-transaction basis. Key terms and conditions of each transaction will include interest rates, maturity dates, asset pricing procedures and margin requirements. We may not be able to negotiate favorable terms and conditions on our repurchase agreements. If we fail to enter into financing arrangements on favorable terms or at all, we will be unable to implement our business strategy and the operation of our business will be significantly impaired.

We will depend on repurchase agreement financing to purchase our target assets and reach our target leverage ratio. If we fail to obtain adequate funding or to renew or replace existing funding upon maturity, we will be limited in our ability to acquire or finance target assets, which will adversely affect our results of operations and may, in turn, negatively affect the market value of our common stock and our ability to make distributions to our stockholders.

We will depend on repurchase agreement financing to fund our investment in our target assets and reach our target leverage ratio. However, we may not achieve our desired debt-to-equity ratio for a number of reasons, including the following:

•	our lenders may not make repurchase agreement financing available to us at acceptable rates;

•	our lenders may require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

•	we may determine that the leverage would expose us to excessive risk.

We cannot assure you that any, or sufficient, repurchase agreement financing will be available to us in the future on terms that are acceptable to us. Recently, investors and financial institutions that lend in the securities repurchase market have tightened lending standards and some have stopped lending entirely in the repurchase market in response to the difficulties and changed economic conditions that have materially adversely affected the RMBS market. While the market disruptions have been most pronounced in the non-Agency RMBS market, recently the impact has extended to Agency RMBS and the value of these assets has become unstable and relatively illiquid compared to prior periods. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. Additionally, lenders from which we will seek to obtain repurchase financing may have owned or financed RMBS that have declined in value and caused the lenders to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, more of these institutions may be forced to exit the repurchase market, become insolvent and these institutions may further tighten lending standards or increase the amount of equity capital or lending margin (i.e., the amount of equity we are required to post as collateral under our repurchase agreements) required to obtain financing. In such events, it could become more difficult for us to obtain financing on favorable terms or at all. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

We will be subject to margin calls as a result of our borrowings under repurchase agreements. Repurchase lenders can issue margin calls to us when the collateral that is securing the debt falls below a pre-determined threshold. Collateral can fall below the margin threshold primarily as a result of two factors, prepayment of principal and a decrease in market valuation. In determining whether the collateral securing the loan has decreased in value, the repurchase lender will generally follow mark-to-market valuation guidelines established in the applicable master repurchase agreement, which can provide that prices are verified by a generally accepted pricing source. If the lender were to make a determination that warrants a margin call, we would typically have only one to three business days to dispute that determination. Even if we dispute a lender’s determination, we may not be successful in that dispute and could be subject to a margin call with which we disagree or which we are unable to satisfy.

Furthermore, because we will rely primarily on short-term borrowings, our ability to achieve our investment and leverage objectives will depend not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. We expect that we will depend on many lenders to provide the primary financing sources for our purchases of our target assets; however, that may not be the case and we may be dependent on one or a few lenders for all of our financing. If we are not able to renew or replace maturing borrowings on favorable terms or at all, we will have to sell some or all of our assets, possibly under adverse market conditions.

Borrowing costs under our repurchase agreements may increase, which would adversely affect our results of operations.

Our borrowing costs under repurchase agreements that we expect to arrange generally will be adjustable and will correspond to short-term interest rates, such as LIBOR, or a short-term U.S. Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

•	the movement of interest rates;

•	the availability of financing in the market, including the financial stability of lenders; and

•	the value and liquidity of our RMBS.

We expect that most of our borrowings will be collateralized borrowings in the form of repurchase agreements. Currently, lenders are requiring higher levels of collateral than they have required in the past to support repurchase agreements collateralized by Agency securities and if this continues it will make our borrowings and use of leverage less attractive and more expensive. Many financial institutions from which we may obtain repurchase agreement financing have recently increased lending margins to approximately 5.0% on average, which means that we will have to pledge Agency securities having a value of 105% of the amount of our borrowings. These increased lending margins may require us to post additional cash collateral for our Agency securities. The lending margins under master repurchase agreements we are in the process of negotiating will not be set until we engage in specific repurchase transactions. If the interest rates, lending margins or collateral requirements under these repurchase agreements increase, or if lenders impose other onerous terms to obtain this type of financing, our results of operations will be adversely affected.

The repurchase agreements that we use to finance our investments may require us to provide additional collateral, which could reduce our liquidity and harm our financial condition.

We intend to use repurchase agreements to finance our investments. If the market value of the loans or securities pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Posting additional collateral to support our repurchase agreements will reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, increase our borrowing rates, liquidate our collateral at inopportune times and terminate our ability to borrow. This could result in a rapid deterioration of our financial condition and possibly require us to file for protection under the U.S. Bankruptcy Code.

If the counterparty to one or more of our repurchase agreements defaults on its obligation to resell the underlying security back to us at the end of the agreement term, or if the value of the underlying securities has declined as of the end of that term or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in a repurchase transaction, we will generally initially sell securities to the transaction counterparty under a master repurchase agreement in exchange for cash from the counterparty. The counterparty will be obligated to resell the same securities back to us at the end of the term of the repurchase agreement, which typically will be 30 to 90 days, but which may be up to one year. The cash we will receive from the counterparty when we initially sell the securities to the counterparty will be less than the value of those securities, which difference is referred to as the lending margin. If the counterparty in a repurchase transaction defaults on its obligation to resell the securities back to us we will incur a loss on the transaction equal to the amount of the lending margin (assuming no change in the value of the securities). We will also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we will be obligated to repurchase the securities for their initial price, regardless of their current value. Losses incurred on our repurchase transactions would adversely affect our earnings and our cash available for distribution to our stockholders.

If we default on one of our obligations under a repurchase agreement, the counterparty may terminate the agreement and cease entering into any other repurchase agreements with us. In that case, we would likely need to establish a replacement repurchase facility with another financial institution in order to continue to leverage our investment portfolio and carry out our investment strategy. We may be unable to establish a suitable replacement repurchase facility on acceptable terms or at all.

Our anticipated use of repurchase agreements to borrow funds may give our lenders greater rights in the event that we file for bankruptcy.

Our anticipated borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets under a repurchase agreement in the event that a lender party to such an agreement files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to increased risk in the event we file for bankruptcy.

Market participants, many of which we may rely upon to implement our business strategy, may be adversely affected by current market conditions which could, in turn, negatively affect our operations.

Recently, a number of originators of, and investors in, mortgage loans have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings. These difficulties have resulted in part from declining markets for their mortgage loans as well as from claims for repurchases of mortgage loans previously sold under provisions that require repurchase in the event of early payment defaults or for breaches of representations regarding loan quality. In addition, a rising interest rate environment and declining real estate values may decrease the number of borrowers seeking or able to refinance their mortgage loans, which would result in a decrease in overall originations.

Institutions from which we will seek to obtain financing may also originate and invest in mortgage loans and may have suffered financial difficulties as a result of the market conditions described above. Further, even lenders that do not originate or invest in mortgage loans may have suffered losses related to their lending and other financial relationships with the institutions that maintain loan origination as part of their businesses. As a result, institutions that originate or invest in loans, and other lenders that have been indirectly affected by losses related to the mortgage industry, may be forced to exit the repurchase market, become insolvent or further tighten their lending standards or increase the amount of equity capital or lending margin required to obtain financing, which could make it more difficult for us to obtain financing on favorable terms or at all. We intend to rely on the availability of cost-effective financing to acquire Agency securities and operate our business. Our financial condition and results of operations would be adversely affected if we were unable to obtain cost-effective financing.

Our lenders may not be able to obtain financing to fund our borrowings, which may impair our ability to obtain financing.

We will depend indirectly on the ability of our lenders to obtain financing to fund borrowing arrangements we make with them. We will pledge our assets, principally Agency securities, as collateral for the loans we obtain. Some of the institutions from which we will borrow funds may obtain financing from the U.S. Federal Reserve through its open market operations, which provide liquidity to the banking industry. U.S. Federal Reserve lending policies permit financial institutions to secure their financings from the U.S. Federal Reserve with collateral that was pledged to them. If the U.S. Federal Reserve changes its policies to no longer permit institutions to pledge such collateral, including Agency securities, our ability to obtain financing on favorable terms, or at all, may be significantly impaired because the institutions from which we obtain our financing may not have sufficient funds available for us to borrow.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss.

We will seek to borrow so that our debt-to-equity ratio is between approximately 5:1 and 12:1, with an initial target of approximately 8:1. We expect to incur this leverage by borrowing against a substantial portion of the market value of our Agency securities. The amount of leverage, however, is not expressly limited and will depend on our and our prospective lenders’ estimate of the stability of our investment portfolio’s cash flow and our ability to service and repay additional debt. We may not be able to meet our debt service obligations and, to the extent we cannot, we may be forced to liquidate our assets at disadvantageous prices.

This leverage, which is fundamental to our investment strategy, also creates significant risks. For example:

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We expect that a majority of our borrowings will be secured by our Agency securities, generally under repurchase agreements. A decline in the market value of the Agency securities could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell Agency securities under adverse market conditions. If these sales are made at prices lower than the carrying value of the Agency securities, we would experience losses. The liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses could render us insolvent.

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Certain lenders may require us to remain in compliance with all provisions of other material contracts, including other financing agreements. If any of our financing agreements contain such a provision, our default under one financing agreement could cause us to be in default under other financing agreements. If that occurs, our access to capital would be significantly impeded, which could materially and adversely affect our ability to operate our business.

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To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our qualification as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall after-tax profits and distributions to our stockholders.

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Our use of significant leverage may result in substantial losses if our borrowing costs increase. Our borrowing costs may increase for a number of reasons, including any of the following: (i) short-term interest rates increase; (ii) the market value of our Agency securities decreases; (iii) interest rate volatility increases; or (iv) the availability of financing in the market decreases.

•	If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

We may not maintain our target leverage ratio, which may result in substantial losses or inferior returns.

We will seek to borrow so that our debt-to-equity ratio is between approximately 5:1 and 12:1 with an initial target of approximately 8:1. However, we are not required to stay within this leverage ratio. We may exceed this target ratio at any time and without stockholder approval. If we exceed this ratio, the adverse impact on our financial condition and results of operations from the types of risks described in this section would likely be more severe.

We may not achieve our desired leverage for many reasons, including if:

•	we determine that the target leverage ratio would expose us to excessive risk;

•	our lenders do not make funding available to us at acceptable rates; or

•	our lenders require that we provide additional collateral to secure our borrowings.

If we operate below our target ratio, we may be impaired in our ability to generate attractive risk-adjusted returns for our stockholders.

Our lenders may require us to enter into restrictive covenants relating to our operations, which could adversely affect the value of our common stock and could inhibit our ability to qualify as a REIT.

When we obtain financing, our lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute funds from operations, merge with another entity and employ leverage beyond certain amounts. These restrictions could negatively affect the value of our common stock and could inhibit our ability to qualify as a REIT.

Risks Related to Our Corporate Structure and this Offering

Failure to maintain an exemption from the Investment Company Act would adversely affect our business.

We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

To avoid registration as an investment company, we intend to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. To qualify for the exemption, we intend to make investments so that at least 55% of the assets we own consist of qualifying mortgage loans and other liens on and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own, on an unconsolidated basis, consist of real estate-related assets (including our qualifying real estate assets). We generally expect that our investments in Agency RMBS will be considered either qualifying real estate assets or real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. We will treat Agency whole pool certificates as qualifying real estate assets based on no-action letters issued by the SEC to other issuers. On the other hand, our investments in Agency debentures will be considered neither qualifying real estate assets nor real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act.

Qualification for the Section 3(c)(5)(C) exemption will limit our ability to make certain investments, including investments in certain partial-pool RMBS, which investments might offer a higher yield than could be obtained through the purchase of qualifying real estate assets. In addition, to maintain our exemption, we may be required to sell assets that would otherwise be in our best interest to retain or we may be required to purchase additional qualifying real estate assets that we would otherwise not wish to acquire. Maintaining an exemption may also limit our ability to hold our qualifying real estate assets through highly leveraged subsidiaries. These restrictions on our asset composition and structure could adversely affect our returns and therefore could adversely impact our operating performance and the value of our common stock.

As a REIT, we will be required to distribute substantially all of our taxable income, which could limit our ability to grow our operations and could make us more susceptible to market disruptions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income. Consequently, we will be unable to retain significant capital from operations to grow our business. Our distribution requirements could put us at a competitive disadvantage relative to other companies that are not subject to these requirements. For example, our distribution requirements could lower our capital base relative to non-REITs with which we compete. A smaller capital base could also make us more susceptible to the adverse affects of market disruptions and credit constraints. In order to increase our capital base substantially, we generally will be required to raise capital through debt and equity offerings. We may, however, be unable to raise capital through debt or equity offerings on favorable terms or at all, which could materially and adversely affect our ability to implement our business strategy.

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

We intend to apply to have our common stock listed on the NYSE under the symbol “MDQ.” Listing on the NYSE will not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an actual market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of any holder to sell shares of our common stock; or

•	the prices that may be obtained for our common stock.

The market price and trading volume of our common stock may be volatile following this offering, which could make it difficult to sell at or above the initial public offering price the common stock you purchase or result in a loss on your investment.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in our industry and industries similar or related to ours and that, at times, have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations and strategies, which could lead to a material decline in the market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our earnings estimates or publication of research reports about us or the real estate or mortgage industry;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may raise capital through the issuance of debt or equity securities. Upon liquidation, holders of our debt securities and preferred stock, if any, and lenders with respect to other borrowings will be entitled to our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our 2008 equity incentive plan), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Future issuances of our common stock could cause the price of our common stock to decline.

We may, from time to time, issue additional shares of common stock, or other securities convertible into common stock. We may also issue stock options, restricted stock and similar instruments under our 2008 equity incentive plan. If we issue a significant number of shares of common stock or securities convertible into common stock, or if option holders exercise their options in a short period of time, dilution of our outstanding common stock and an accompanying decrease in the market price of our common stock could occur.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings and return that we derive from our investments and income with respect to our assets and our related distributions to stockholders, and not from the market value of our assets. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

If you purchase shares of our common stock in this offering, you will experience immediate substantial dilution.

The offering price of our shares of common stock is higher than the net tangible book value per share of our common stock outstanding upon the closing of this offering. Accordingly, if you purchase shares in this offering,

you will experience immediate substantial dilution of approximately $             in the net tangible book value per share of common stock. This means that investors that purchase shares in this offering will pay a price per share that exceeds the per share net tangible book value of our assets immediately after completion of this offering. See “Dilution.”

We have not established a minimum dividend payment level and we may not be able to pay dividends.

We intend to make regular quarterly distributions to holders of our common stock sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by many factors, including the risk factors described in this prospectus. All distributions will be declared and paid at the discretion of our board of directors and will depend on our earnings, our financial condition, the requirements to qualify as a REIT and such other factors as our board of directors may deem relevant from time to time. We may not be able to pay dividends.

Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code. Consequently, we may be required to borrow money or sell assets to pay dividends in order to satisfy the REIT distribution requirements of the Code. If our cash available for distribution is less than the amount required to meet the distribution requirements for REITs under the Code, we may not be successful in either borrowing sufficient funds or selling assets to generate sufficient proceeds to pay dividends in the amount required. See “Distribution Policy.”

Our ownership limitations and certain other provisions of applicable law and our charter may restrict business combination opportunities that would otherwise be favorable to our stockholders.

Upon the closing of this offering, our charter will prohibit beneficial or constructive ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. Additionally, our charter prohibits beneficial or constructive ownership of our stock that would otherwise result in our failure to qualify as a REIT. The ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, these ownership rules could cause an individual or entity to unintentionally own shares beneficially or constructively in excess of our ownership limits. Any attempt to own or transfer shares of our common or preferred stock in excess of our ownership limits without the consent of our board of directors will result in such shares being transferred to a charitable trust. These provisions may inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and which may be in the best interests of our stockholders. We may also issue preferred stock and avail ourselves of rights under Maryland law to restrict business combinations that would otherwise be favorable to our stockholders.

Lock-up agreements entered into upon the closing of this offering may not limit the number of shares of our common stock sold into the market, which could reduce the market price for our common stock.

We, each of our directors, executive officers and employees, certain of our existing stockholders, HFH and certain of its affiliates, clients and employees, and certain of our and HFH’s business associates and related persons will enter into lock-up agreements with Friedman, Billings, Ramsey & Co., Inc. that prohibit us and them, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for a period of 180 days after the closing of this offering, subject to certain exceptions and extension in certain circumstances. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements at any time without notice or stockholder approval. If the restrictions under the lock-up agreements are waived or terminated, up to approximately              shares of common stock otherwise subject to the lock-up agreements will be available for sale into the market, subject only to applicable securities rules and regulations, which could reduce the market price for our common stock.

There are no present agreements between Friedman, Billings, Ramsey & Co., Inc., on the one hand, and us or any other individual or entity that will be subject to such lock-up agreements, on the other hand, to release us or any of them from these lock-up agreements. However, we cannot predict the circumstances or timing under which Friedman, Billings, Ramsey & Co., Inc. may waive these restrictions. These sales or a perception that these sales may occur could reduce the market price of our common stock.

Provisions of Maryland law and other provisions of our organizational documents may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special stockholder voting requirements on these combinations; and

•

“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the acquiring stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter, excluding all interested shares.

Furthermore, if we have a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and meet certain other requirements, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to elect on behalf of our company to be subject to statutory provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Pursuant to Title 3, Subtitle 8 of the MGCL, once we meet the applicable requirements, our bylaws provide that our board of directors will have the exclusive power to fill vacancies on our board. As a result, unless all of the directorships are vacant, our stockholders will not be able to fill vacancies with nominees of their own choosing. Our board of directors may elect to opt in to additional provisions of Title 3, Subtitle 8 of the MGCL without stockholder approval at any time that we have a class of equity securities registered under the Exchange Act and satisfy certain other requirements.

Additionally, our charter and bylaws contain other provisions that may delay or prevent a change of control of our company. For example, our charter and bylaws provide that the number of directors constituting our full board may be fixed only by our directors, that our bylaws may only be amended by our directors and that a special meeting of stockholders may not be called by holders of our common stock holding less than a majority of our outstanding shares entitled to vote at such meeting.

See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Our board of directors may approve the issuance of capital stock with terms that may discourage a third party from acquiring us.

Our charter permits our board of directors to issue shares of preferred stock, issuable in one or more classes or series. We may issue a class of preferred stock to individual investors in order to comply with the various

REIT requirements. Our board of directors may also classify or reclassify any unissued shares of preferred or common stock and establish the preferences and rights (including the right to vote, participate in earnings and to convert into shares of our common stock) of any such shares of stock, which rights may be superior to those of shares of our common stock. Any shares of preferred stock we may issue in the future may have liquidation preferences and otherwise rank senior to our common stock and any other junior securities with respect to dividends. Thus, our board of directors could authorize the issuance of shares of preferred or common stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the outstanding shares of our common stock might receive a premium for their shares over the then current market price of our common stock. Furthermore, to the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted and your common stock may be subordinated to the new equity interests. In addition, depending on the terms and pricing of any additional offerings, you may also experience dilution in the book value and fair value of your shares.

We will become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

Following this offering, we will become subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. HFH may not provide us with the support we need, and in such event, among other things, we may need to:

•	upgrade our systems or create new systems;

•	implement additional financial and management controls, reporting systems and procedures;

•	expand our internal audit function; and

•	hire additional accounting, internal audit and finance staff, at substantial cost to us.

If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in our stockholders’ best interests.

Our charter limits the liability of our directors and officers for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services, or a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter also requires us to indemnify our directors and officers for actions taken by them in those capacities to the extent permitted by Maryland law, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer of our company from and against any claim or liability to which he or she may become subject by reason of his or her service in that capacity. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. Finally, we also intend to enter into agreements with our directors and executive officers pursuant to which we will agree to indemnify them to the maximum extent permitted by Maryland law. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification.”

Federal Income Tax Risks

Your investment has various federal income tax risks.

Although the provisions of the Code relevant to your investment are generally described in “Federal Income Tax Consequences of Our Status as a REIT,” we strongly urge you to consult your own tax adviser concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual income tax situation.

Complying with REIT requirements may cause us to forego or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and Agency securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.

We intend to operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes commencing with our short taxable year ending on December 31, 2008. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances (or in the laws, regulations or administrative interpretations affecting REIT qualification), no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

(i)	85% of our REIT ordinary income for that year;

(ii)	95% of our REIT capital gain net income for that year; and

(iii)	100% our undistributed taxable income from prior years.

We intend to distribute our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT or their stockholders, and, if we form a TRS, such TRS may determine not to make any distributions to us.

Our taxable income may substantially exceed our net income as determined based on GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the 90% distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

In addition, our lenders could require us to enter into negative covenants, including restrictions on our ability to distribute funds or to employ leverage, which could inhibit our ability to satisfy the 90% distribution requirement.

Our ownership limitation may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their stock.

In order for us to qualify as a REIT for each taxable year after 2008, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to qualify as a REIT, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their common stock over the then-prevailing market price or which holders might believe to be otherwise in their best interests.

The failure of Agency securities subject to repurchase agreements to be treated as owned by us for federal income tax purposes could adversely affect our ability to qualify as a REIT.

We intend to enter into financing arrangements that are structured as repurchase agreements pursuant to which we will nominally sell certain of our Agency securities to a counterparty and simultaneously enter into an agreement to repurchase these securities at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the Agency securities sold pursuant thereto. Based on positions the Internal Revenue Service, or IRS, has taken in analogous situations, we believe that we would be treated for REIT asset and income test purposes as the owner of the Agency securities that are the subject of any such repurchase agreement notwithstanding that such agreements may transfer record ownership of the Agency securities to the counterparty during the term of the agreement. It is possible, however, that the IRS, could assert that we did not own the Agency securities during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code substantially limit our ability to hedge Agency securities. Under these provisions, our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Our ability to invest in Agency debentures may be limited by the REIT 75% gross income test.

In order to satisfy the requirements for qualification as a REIT, we must derive at least 75% of our gross income each year from certain real estate related sources. Our interest income from Agency debentures will not be qualifying income for purposes of the 75% gross income test. Accordingly, our strategy to invest in such Agency debentures may be limited by our intention to comply with that test.

A decline in the value of the real estate securing the mortgage loans that back Agency RMBS could cause a portion of our income from such securities to be nonqualifying income for purposes of the REIT 75% gross income test, which could cause us to fail to qualify as a REIT.

Pools of mortgage loans back the Agency RMBS that we intend to acquire. In general, the interest income from a mortgage loan is qualifying income for purposes of the 75% gross income test applicable to REITs to the extent that the mortgage loan is secured by real property. If a mortgage loan has a loan-to-value ratio greater than 100%, however, then only a proportionate part of the interest income is qualifying income for purposes of the 75% gross income test and only a proportionate part of the value of the loan is treated as a “real estate asset” for purposes of the 75% asset test applicable to REITs. This loan-to-value ratio is generally measured at the time that the REIT commits to acquire the loan. Although the IRS has ruled generally that the interest income from non-CMO Agency RMBS is qualifying income for purposes of the 75% gross income test, it is not entirely clear how this guidance would apply if we purchase non-CMO Agency RMBS in the secondary market at a time when the loan-to-value ratio of one or more of the mortgage loans backing the non-CMO Agency RMBS is greater than 100%, and, accordingly, a portion of any income from such non-CMO Agency RMBS may be treated as non-qualifying income for purposes of the 75% gross income test. In addition, that guidance does not apply to CMO Agency RMBS. In the case of CMO Agency RMBS, if less than 95% of the assets of the issuer of the CMO Agency RMBS constitute “real estate assets,” then only a proportionate part of our income derived from the CMO Agency RMBS will qualify for purposes of the 75% gross income test. Although the law is not clear, the IRS may take the position that the determination of the loan-to-value ratio for mortgage loans that back CMO Agency RMBS is to be made on a quarterly basis. A decline in the value of the real estate securing the mortgage loans that back our CMO Agency RMBS could cause a portion of the interest income from those Agency RMBS to be treated as non-qualifying income for purposes of the 75% gross income test. If such non-qualifying income caused us to fail the 75% gross income test and we did not qualify for certain statutory relief provisions, we would fail to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic stockholders taxed at individual rates has been reduced by legislation to 15% through the end of 2010. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Our ownership of and relationship with any TRSs that we form will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.

Any TRS that we may form will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of any TRS stock and securities owned by us will be less than 20% of the value of our total assets (including the TRS stock and securities). We will scrutinize all of our transactions with any TRSs that we form for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% limitation discussed above or to avoid application of the 100% excise tax discussed above.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Certain financing activities may subject us to U.S. federal income tax and could have negative tax consequences for our stockholders.

We have not and currently do not intend to enter into any transactions that could result in our, or a portion of our assets, being treated as a taxable mortgage pool for federal income tax purposes. If we enter into such a transaction at the REIT level, the IRS has taken the position that we would be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool, referred to as “excess inclusion income,” that is allocable to the percentage of our stock held in record name by disqualified organizations (generally tax-exempt entities that are exempt from the tax on unrelated business taxable income, such as state pension plans and charitable remainder trusts).

If we were to realize excess inclusion income, recently issued guidance from the IRS indicates that the excess inclusion income would be allocated among our stockholders in proportion to our dividends paid. Excess inclusion income cannot be offset by losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various “forward-looking statements.” Forward-looking statements relate to such things as expectations, beliefs, projections, future plans and strategies, anticipated events or trends, growth prospects, financial performance, and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believes,” “could,” “estimates” “expects,” “intend,” “may,” “plan,” “projects,” “seeks,” “should,” “will,” or “would,” or the negative of these words and phrases or similar words or phrases.

All forward-looking statements may be impacted by a number of risks and uncertainties. The forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations of our future performance at the time made, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us or in our control. If a change occurs or our beliefs, assumptions or expectations were misguided, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary materially from our forward-looking statements:

•

the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business;”

•	our lack of operating history and our management team’s lack of experience operating a REIT or managing a public company;

•	our use of and dependence on leverage, including through the repurchase agreement market;

•	changes in and our perception of changes in our industry;

•

changes in regional housing markets, job turnover, consumer debt levels, residential equity valuations, yield curve shape and direction, interest rate volatility, foreclosure rates, U.S. Federal Reserve target rates, inflationary pressures and recession indicators;

•	increases or decreases in prepayment rates on the mortgage loans underlying our RMBS;

•	defaults on our investments;

•	changes in the market value of our assets, including the impact on collateral calls by lenders;

•	risks associated with our planned hedging activities;

•	availability of suitable investment opportunities;

•	availability of financing and the terms of such financings, including our ability to use our assets as collateral;

•	the level of equity that may be required to support our borrowings;

•	the degree and nature of our competition;

•	further deterioration in the credit markets;

•	impact of a recession, inflation and stagflation on the value of our assets and our ability to finance our investment portfolio on a leveraged basis;

•	availability of qualified personnel;

•	our ability to qualify and maintain our qualification as a REIT for federal income tax purposes and limitations imposed on our business by our status as a REIT;

•	changes in GAAP;

•	changes in applicable laws and regulations affecting originators of the mortgage loans underlying our RMBS and the guarantors of our RMBS;

•	changes in applicable laws and regulations affecting our business generally;

•	other risks associated with investing in mortgage-backed assets, including changes in business conditions and the general economy; and

•	general volatility of the capital markets and the lack of a public market for our common stock.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. When considering forward-looking statements, you should keep in mind the risks and other cautionary statements set forth in this prospectus. You should not place undue reliance on forward-looking statements, which reflect our management’s views as of the date of this prospectus. The risks noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as required under the U.S. federal securities laws.

USE OF PROCEEDS

Based on the initial public offering price of $             per share, we estimate that the net proceeds we will receive from the sale of              shares of our common stock in this offering (including shares of common stock to be sold directly by us to HFH and/or its affiliates and clients as well as members of our management, business associates and related persons, at the initial public offering price without payment by us of any underwriting discounts or commissions) will be approximately $             million (or approximately $             million if the underwriters fully exercise their over-allotment option) after deducting the underwriting discounts and commissions of approximately $             million (or approximately $             million if the underwriters fully exercise their over-allotment option), and estimated organization and offering expenses of approximately $             million payable by us.

We expect to use the net proceeds of this offering to acquire Agency securities, including Agency securities backed by ARMs, hybrid ARMs and FRMs, CMOs and Agency debentures. We expect to invest the proceeds of the offering over time and our investment decisions will be based on market conditions and other factors that our management team deems relevant at the time of investment. Currently, we expect to invest the proceeds of this offering in a targeted mix of Agency securities, approximately 50% to 100% of which are backed by hybrid ARMs (comprised of approximately 15% to 50% in three-year hybrid ARMs, 15% to 50% in five-year hybrid ARMs, 10% to 30% in seven-year hybrid ARMs and 10% to 30% in ten-year hybrid ARMs), up to 30% of which are backed by ARMs, up to 30% of which are backed by FRMs, up to 20% of which are CMOs and up to 10% of which are Agency debentures. We expect then to borrow against the Agency securities through repurchase agreements and use the proceeds of the borrowings to acquire additional Agency securities in accordance with the same targeted allocation. We reserve the right to change our targeted allocation at any time and from time to time, depending on prevailing market conditions, including, among others, the pricing and supply of Agency securities, the performance of our portfolio and the availability and terms of financing. We will use the remaining portion (if any) of the net proceeds of this offering for general corporate purposes.

Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments may include, for example, government securities other than Agency securities, certificates of deposit and interest-bearing bank deposits. We expect such temporary investments to provide a lower net return than we expect to achieve from our targeted investments.

Although we do not intend to use any of the net proceeds from this offering to fund distributions to our stockholders, to the extent we use these net proceeds to fund distributions, these payments may be treated as a return of capital to our stockholders.

DISTRIBUTION POLICY

We intend to elect and qualify to be treated as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2008. Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain.

To satisfy the requirement to qualify as a REIT and generally not be subject to federal income and excise tax, we generally intend to make regular quarterly distributions of all or substantially all of our taxable net income to stockholders out of assets legally available therefor. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our qualification as a REIT, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant. We may not be able to generate sufficient net interest income to pay distributions to our stockholders. In addition, our board of directors may change our distribution policy in the future. See “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gains.

Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to borrow money or sell assets to pay dividends in order to satisfy the REIT distribution requirements of the Code.

We may issue preferred stock. While we have no present intention to issue any preferred stock, if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of , 2008; and

•

our capitalization as of                     , 2008, as adjusted to give effect to (i) the sale of              shares of common stock in this offering at an offering price of $             per share, net of underwriting discounts and commissions and estimated organizational and offering expenses payable by us (ii) the sale of shares of common stock to HFH and/or its affiliates and clients, as well as members of our management, business associates and related persons, at the initial public offering price without payment of underwriting discounts and commissions, (iii) the amendment and restatement of our charter and (iv) the application of the net proceeds as described in “Use of Proceeds.”

You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes appearing elsewhere in this prospectus.

	, 2008
	Actual	As Adjusted
Long-Term Debt:(1)	$—	$

Stockholders’ Equity:
Preferred Stock, $0.01 par value per share, no shares authorized, no shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, as adjusted	—
Common Stock, $0.01 par value per share, shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted(2)	100
Additional Paid-In Capital	—

Total Stockholders’ Equity	$100	$

(1)	We intend to borrow against our Agency securities using repurchase agreements with generally less than one-year maturity. See “Business—Our Strategies and Processes—Financing Strategy.”

(2)	Includes shares issued in connection with our incorporation and initial capitalization and shares granted under our 2008 equity incentive plan upon the closing of this offering. Does not include an additional shares of our common stock reserved for issuance under our 2008 equity incentive plan.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share for our common stock and our net tangible book value per share after the offering. Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. Our pro forma net tangible book value per share is determined by subtracting our total liabilities from our total anticipated tangible assets and dividing the remainder by the number of shares of common stock that will be outstanding after the offering.

Dilution in net tangible book value per share represents the difference between the initial public offering per share and the pro forma net tangible book value per share of our common stock as adjusted for the sale of              shares of common stock by us in this offering at an assumed initial public offering price of $             per share and our receipt of the net proceeds of that sale after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Based on the foregoing, our pro forma, as adjusted net tangible book value as of             , 2008 would be approximately $            , or approximately $             per share of common stock. This amount represents an immediate increase in net tangible book value of approximately $             per share to our stockholders as of             , 2008, and an immediate dilution in net tangible book value of approximately $             per share of common stock to purchasers in this offering. The following table illustrates this per share dilution to purchasers of shares in this offering:

Initial public offering price(1)		$
Net tangible book value as of , 2008 before giving effect to this offering	$
Increase in net tangible book value to existing stockholders attributable to this offering(2)	$

Pro forma, as adjusted net tangible book value on , 2008 after giving effect to this offering		$

Dilution in pro forma net tangible book value to new investors		$

(1)	Before deducting the underwriting discounts and commissions and estimated organizational and offering expenses. We will not pay underwriting discounts and commission on the shares of common stock purchased in this offering by HFH and/or its affiliates and clients, as well as members of our management, business associates and related persons.

(2)	shares of our common stock were purchased at par in connection with our formation and initial capitalization.

If the underwriters fully exercise their over-allotment option, dilution per share to new investors would be approximately $            , based on the assumptions set forth above.

The following table summarizes, as of                     , 2008, on the pro forma basis, as adjusted, described above, the differences between existing stockholders and the new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percentage		Amount	Percentage
Existing stockholders			%	$	.	%	$
New investors in this offering					.	%	$

Total		100.0%			$100.0%

SELECTED FINANCIAL INFORMATION

The following table presents selected financial information as of April 24, 2008, that has been derived from our audited balance sheet as of April 24, 2008 and the related notes thereto included elsewhere in this prospectus. We have no operating history and no investment portfolio.

The following selected financial information is only a summary and is qualified by reference to and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited balance sheet as of April 24, 2008 and the related notes thereto included elsewhere in this prospectus.

As of April 24, 2008
Assets:

Cash and cash equivalents	$100
Deferred offering costs	$204,044

Total Assets	$204,144

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$204,044
Stockholders’ Equity	$100

Total Liabilities and Stockholders’ Equity	$204,144

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Business” and our financial statements as of April 24, 2008 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a newly-organized, Maryland corporation formed to invest exclusively in Agency securities. Our principal source of revenue will be interest earned on our investments. Our principal expenses will be the payment of interest on the indebtedness we incur to finance our assets and our hedging and administrative expenses. We intend to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT under the Code commencing with our short taxable year ending December 31, 2008. We generally will not be subject to federal taxes on our income to the extent that we annually distribute our taxable income to our stockholders and satisfy the requirements for qualification as a REIT. We have no operating history or investment portfolio and will commence operations upon the closing of this offering.

Outlook

Our business outlook will be affected by, among other things, general U.S. residential real estate fundamentals, the overall U.S. economic environment, the structure and cost of financial leverage available in the capital markets, the price volatility that the Agency securities market may experience and the supply of and demand for Agency securities. Our operating results will depend on, among other things, the level of our net interest income and the market value of our investment portfolio. Our net interest income, which includes the amortization of purchase premiums and accretion of discounts, will vary primarily as a result of changes in interest rates, borrowing costs, and prepayment speeds, which is a measurement of how quickly borrowers pay down the unpaid principal balance on their mortgage loans.

Current Market Conditions

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions including heightened residential mortgage defaults, credit losses and liquidity concerns. Over the past several months, news of potential security liquidations has increased the volatility of many financial assets, including Agency securities and other high-quality RMBS assets. As a result, values for RMBS assets, including some Agency securities and other AAA-rated RMBS assets, have been negatively impacted. For example, from February 2000 through June 2007, the average difference in the yield between a five-year Treasury note and a 15-year FRM Agency security was 1.12% and the average difference in the yield between a two-year Treasury note and a 15-year FRM Agency security was 1.79%. This compares to March 6, 2008, when the difference in yields between a five-year Treasury note and a two-year Treasury note, on the one hand, and a 15-year FRM Agency security, on the other hand, was 2.70% and 3.66% respectively. On May 21, 2008, the difference in yields between these securities was 1.71% and 2.39%, respectively.

Further increases in volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the Agency securities in which we intend to invest. In addition, we intend to rely on the availability of financing to acquire Agency securities on a leveraged basis. There has also been a significant disruption in financing of RMBS. Institutions from which we will seek to obtain financing may have owned or financed RMBS which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital or lending margin required to obtain financing. Such developments could make it more difficult for us to obtain financing on favorable terms or at all.

Market Opportunity

We believe that the current market disruptions in the U.S. housing industry, residential mortgage sector and overall credit markets have created an exceptional opportunity for us to implement our business plan as a new company based, in part, upon the following factors:

•

Favorable Yield Curve and Spread Environment. The U.S. Treasury yield curve has become substantially steeper during the past six months and we believe it will likely remain relatively steep given the recent weakness in the U.S. economic environment. As a result, the difference between the yields on Agency RMBS and rates on market financing has increased sizably as the U.S. Federal Reserve has lowered the target for the Federal Funds Rate seven times to 2.0% since September 2007. These reductions have significantly increased the spread between the yield earned on the type of Agency securities that we intend to purchase and market financing costs. In addition, we believe that lower market prices and the resulting higher yields that are currently available for Agency securities create an opportunity to realize improved net interest income as compared to the opportunities available in recent years.

•

Attractive Supply of Target Assets. We believe that the supply of Agency RMBS is more attractive now than in the recent past because of the decline in securitizations of non-Agency RMBS. Further, we believe that ongoing constraints in non-Agency mortgage lending will sustain a ready supply of Agency RMBS into the near future.

•

Competitors’ Capital Positions. We believe that a number of our potential competitors are currently constrained by depleted capital positions as a result of the current market dislocations. We further believe that this situation will enhance our ability to deploy new capital using our investment strategy. We believe that during periods of general credit tightening and illiquidity, opportunities are created for new entrants to realize superior returns in the market.

•

Ample Liquidity for Financing Targeted Assets. Despite the contractions in market liquidity, we believe that we will be able to obtain financing for Agency securities due to the high credit quality of our targeted assets and our many industry contacts in spite of the fact that the credit markets have tightened significantly for many other asset classes.

•

Current Market Trends. Macro housing trends in today’s market including, among other factors, declining home prices and tightening lending standards, are inhibiting borrowers’ ability to refinance their mortgage loans. We believe that lower refinancing levels will allow us to hedge our interest rate exposure more effectively.

We will regularly monitor domestic and international economic data and market conditions that can impact our investment, financing and hedging activities, and our assets and liabilities, such as regional housing market conditions, job turnover, consumer debt levels, residential equity valuations, yield curve shape and direction, interest rate volatility, foreclosure rates, U.S. Federal Reserve target rates, inflationary pressures, recession indicators and other factors as we seek to take advantage of market opportunities.

We believe that our strategy of investing in Agency securities, maintaining prudent leverage and using hedging instruments to mitigate the impact of changes in interest rates will provide our investors with attractive risk-adjusted returns in a variety of economic environments. Additionally, we believe that the current credit market dislocation and recent reductions in the Federal Funds Rate provide an attractive opportunity to deploy the proceeds of this offering and our borrowings using our investment strategy.

Factors Impacting the Performance of Our Investment Portfolio

Prepayment Speeds. Prepayment speeds are often described in terms of a Constant Prepayment Rate, or CPR. CPR is the annualized monthly amount that a mortgage-backed security amortizes due to voluntary early repayment of principal by the mortgagor or borrower. CPR is expressed as a percentage of the outstanding principal balance of a mortgage security. CPR will vary according to current mortgage rates, current and forward yield curve shapes, interest rate volatility, collateral type, loan amount, borrower pay rate reset index and frequency, geographic location, loan age, foreclosure rates, loan originator, servicer, prepayment history, borrower credit profile and current and original loan-to-value, or loan-to-value ratio. Even though many of these loan level characteristics can be known or inferred, the actual impact of these attributes on CPR can vary, sometimes considerably. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans, and as a result, prepayment speeds tend to decrease. Conversely, when interest rates fall, prepayment speeds tend to increase as borrowers have historically been able to refinance into a lower cost mortgage. When housing price appreciation is positive, prepayment rates may increase and when housing prices depreciate in value, prepayment rates may decline relative to what would otherwise be the case at any level of prevailing mortgage rates. For RMBS purchased at a premium, as prepayment speeds increase, the amount of income we will earn on these investments will be less than expected because the purchase premium we will pay for the securities will amortize faster than expected. Conversely, decreases in prepayment speeds result in income greater than expected and can extend the period over which we amortize the purchase premium. For RMBS purchased at a discount, as prepayment speeds increase, the amount of income we will earn will be greater than expected because of the acceleration of the accretion of the discount into interest income. Conversely, decreases in prepayment speeds result in income being less than expected and can extend the period over which we accrete the purchase discount into interest income. We expect that the Agency securities that we intend to purchase will tend to be priced at a moderate premium to par.

Interest Rate Environment. As indicated above, as interest rates rise, prepayment speeds generally decrease, which will increase our interest income all other things being the same. Rising interest rates, however, increase our financing costs which may result in a net negative impact on our net interest income. We may also seek to enter into hedging arrangements in an effort to lessen the impact of interest rate changes on our current investment portfolio. In addition, as we acquire Agency securities backed by ARMs, hybrid ARMs and FRMs, there could be a timing mismatch between the interest rate reset dates on our investment portfolio and the financing costs of these investments in which case interest rate increases would likely result in decreases in our net investment income. Hybrid ARMs are mortgage loans that have interest rates that are fixed for an initial period (typically three, five, seven or ten years) and thereafter reset at regular intervals subject to interest rate caps. We will seek to manage our assets and liabilities in such a way as to lower the risk of earnings volatility in both rising and falling rate environments. The interest rate we will pay on our financings will often be based, directly or indirectly, on the one-month LIBOR rate. On January 2, 2008, the one-month LIBOR rate was 4.57%, as compared to 2.40% on May 21, 2008.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of Agency securities, which could affect our ability to acquire Agency securities that satisfy our investment objectives. Rising interest rates may also cause Agency securities that were issued prior to an interest rate increase to provide yields that exceed prevailing market interest rates.

Agency Securities Spreads. Since the credit market disruptions beginning in the summer of 2007, U.S. Treasury yields have declined and yields on Agency securities have increased, resulting in a historically wide difference between the two yields, or the spread relationship. For example, the difference in yields between the five-year Treasury note and the 15-year Agency FRM was 2.70% on March 6, 2008, while the historical average difference in yields between these securities from February 2000 through June 2007, when the credit markets began experiencing their current dislocation, was 1.12%. If fixed income market concerns continue to grow and Agency security spreads increase further, the value of Agency securities may decline. Moreover, because of the credit market disruptions, many counterparties from whom we may obtain repurchase agreement financing in the future have increased their lending margin in recent months to approximately 5.0% on average.

Size of Investment Portfolio. The size of our investment portfolio, as measured by the aggregate unpaid principal balance of our investment portfolio, will also be a key driver of our gross interest income. Generally, we expect that as the size of our investment portfolio grows, the amount of interest income that we receive will increase. The larger investment portfolio, however, will drive increased expenses as we will incur additional interest expense to finance the larger investment portfolio. We believe that as our investment portfolio grows, the ratio of total expenses to assets and equity will decline.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. The primary market risks that we will be exposed to are interest rate risk, market value risk and prepayment risk.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest we earn on our investment portfolio, and our borrowing and financing costs, by affecting the spread between our interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates also can affect the value of the Agency securities that will constitute our investment portfolio and our ability to realize gains from the sale of such Agency securities.

We may utilize a variety of financial instruments, including interest rate caps, collars, floors, forward contracts, future or swap agreements, in order to limit the effects of interest rates on our operations. When we use these types of derivatives to hedge the risk of interest-bearing liabilities, we may be subject to certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of our common stock and that the losses may exceed the amount we invested in the instruments.

Our profitability and the value of our investment portfolio (including derivatives used for hedging purposes) may be adversely affected during any period as a result of changing interest rates.

Market Value Risk

Our available-for-sale securities will be reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, or SFAS 115. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decline; conversely, in a declining interest rate environment, the estimated fair value of these securities would be expected to increase.

Prepayment Risk

As we receive repayments of principal on our investment portfolio, premiums paid on our investment securities will be amortized against interest income using the effective yield method through the expected maturity dates of the investments. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely discounts received on such investments are accreted into interest income using the effective yield method through the expected maturity dates of the investments. In general, a decrease in prepayment rates, known as extension risk, will slow the accretion of purchase discounts, thereby reducing the interest income earned on the investments. Prepayments can have the effect of paying off high interest earning assets during low interest periods. Conversely, slower then expected prepayments can have the effect of having us hold lower earning assets for a longer period of time than we expected during high interest environments. In either case, our earnings could be adversely affected as a result of this prepayment risk.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Further, our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based primarily on our net income as calculated for tax purposes. In each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Liquidity Risk

In recent months, a number of leveraged holders of Agency securities have publicly disclosed that they have been the subject of margin calls by their lenders. These holders of Agency securities have also disclosed that in many cases they do not have sufficient liquidity to satisfy the margin calls and have been forced to sell their Agency securities at a loss in order to meet margin calls or, in some cases, have been unable to meet these margin calls and the lenders have seized the Agency securities that serve as collateral for the loans. We may be unable to finance a leveraged portfolio on an effective basis and could be subject to margin calls and liquidity issues with respect to the financing of our Agency securities. We currently have no contractual rights to obtain any financing through repurchase agreements or otherwise.

Results of Operations

As of the date of this prospectus, we have not commenced operations and hold only nominal cash assets. We will not begin to acquire an investment portfolio until we have completed this offering.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, pay operating expenses, dividends, fund investments and other general business needs. Our primary sources of funds for liquidity will consist of the net proceeds from this offering, net cash provided by operating activities, borrowings pursuant to the several repurchase agreements we expect to establish concurrently with or shortly after completion of this offering and other financing arrangements and future proceeds from issuances of common stock, preferred stock, convertible securities, trust preferred and/or debt securities.

We intend to finance our Agency securities through the use of repurchase agreements. We expect that our borrowings generally will have maturities that range from one month to one year. While we currently intend that our borrowings generally will be between approximately 5 to 12 times our stockholders’ equity (with an initial target of approximately 8 times) after the net proceeds of this offering are fully invested, the ratio may vary from time to time depending on market conditions and other factors. Our leverage policy includes maintaining excess cash over the lending margins required by lenders under our borrowing arrangements to guard against fluctuations in the market prices of our investment portfolio. Our primary investment priority with respect to our leverage policy is to protect our book value and we will seek to employ leverage in such a way as to maintain the stability of our book value.

Under repurchase agreements, we may be required to pledge additional assets to the repurchase agreement counterparties (i.e., our lenders) in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral (a margin call), which may take the form of additional securities or cash. Similarly, if the estimated fair value of investment securities increases due to changes in market interest rates or market factors, lenders may release collateral back to us. Specifically, margin calls would likely result from a decline in the value of the Agency securities securing our repurchase agreements (for these purposes our lenders will likely have discretion in determining the value of Agency securities securing our borrowings), prepayments on the mortgage loans underlying such Agency securities, changes in the estimated fair value of such Agency securities generally due to principal reduction of such Agency securities resulting from scheduled amortization and changes in market interest rates and other market factors. Shortly before or concurrently with the completion of this offering, we intend to enter into repurchase agreements with staggered terms with several counterparties.

We currently have no contractual rights to obtain any financing through repurchase agreements or otherwise. However, we believe our anticipated borrowing arrangements will be adequate for purposes of meeting our short-term (within one year) liquidity and long-term liquidity needs. Our short-term and long-term liquidity needs include funding future investments, operating costs and distributions to our stockholders. Our ability to meet our long-term liquidity and capital resource requirements may require us to obtain additional financing. If we are unable to obtain on favorable terms or renew our sources of financing, it may have an adverse effect on our business and results of operations.

To qualify as a REIT, we must distribute annually at least 90% of our taxable income. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital for operations.

Contractual Obligations

The following table sets forth our contractual obligations as of                     , 2008:

Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations(1)
Total

(1)	As of , 2008, we had no contractual obligations. Effective upon the closing of this offering, we will enter into employment agreements with each of our executive officers and an administrative services agreement with HFH each as described elsewhere in this prospectus. During the initial three year term of the administrative services agreement we will pay to HFH an annual fee of $1.0 million, $1.5 million and $2.0 million, respectively. In most circumstances, we will also be obligated to pay HFH a fee upon termination of the agreement, including upon non-renewal, in an amount equal to the greater of $1.5 million or the fees HFH received from us in the immediately preceding 12 months.

(2)	In addition, we intend to enter into certain contracts that will contain a variety of indemnification obligations, principally with our executive officers and directors, HFH, brokers and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited. We may incur costs to defend lawsuits or settle claims related to these indemnification obligations.

Off-Balance Sheet Arrangements

As of                     , 2008, we had no off-balance sheet arrangements.

Dividends

To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular quarterly dividends to our stockholders. Before we pay any dividend, which would only be paid out of available cash, we must first meet both our operating requirements and scheduled debt service on our repurchase agreements or other debt payable.

Critical Accounting Policies

Our critical accounting policies relate to investment accounting, revenue recognition, securities valuation, derivative accounting and income taxes. Each of these items involves estimates that will require our management to make judgments that are subjective in nature. We will rely on our management’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. Under different conditions, we could report materially different amounts using these critical accounting policies.

Use of Estimates

Our management will make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare financial statements in conformity with GAAP. Actual results could differ from those estimates.

Risks and Uncertainties

In the normal course of business, we will encounter primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on our securities and derivative instruments that results from a borrower’s or derivative counterparty’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in securities or derivative instruments due to changes in interest rates or other market factors, including the value of the collateral underlying loans and securities held by our company. Our management believes that the carrying values of our investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other relevant information.

Cash and Cash Equivalents

We define cash equivalents as highly liquid investments purchased with maturities of three months or less at date of purchase. From time to time, our account balance held at financial institutions may exceed Federal Depository Insurance Corporation, or FDIC, insurance coverage and, as a result, there is a concentration of credit risk related to the balance on deposit in excess of FDIC insurance coverage. We believe that the risk of loss is not significant.

Investments

Our management will determine the appropriate classification of securities at the date individual securities are acquired, and the appropriateness of such classification will be reassessed at each balance sheet date. SFAS 115 requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Trading securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our Agency securities until maturity, we may, from time to time, sell any of our Agency securities as part of our overall management of our investment portfolio. Accordingly, we will initially classify all of our securities as available-for-sale. All assets classified as available-for-sale will be reported at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. We do not have an investment portfolio at this time.

We will evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of recovery in fair value of the Agency security, and (iii) our intent and ability to retain our investment in the Agency security for a period of time sufficient to allow for any anticipated recovery in fair value. Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. Unrealized losses on securities that are considered other-than-temporary, as measured by the amount of the difference between the securities’ cost basis and its fair value, will be recognized in earnings as an unrealized loss and the cost basis of the securities will be adjusted.

Interest Income

Interest income will be accrued based on the outstanding principal amount of the securities and their contractual terms. Premiums and discounts associated with the purchase of the securities will be amortized or accreted into interest income over the projected lives of the securities using the interest method. Our policy for estimating prepayment speeds in calculating effective yields will be to evaluate published prepayment data for similar securities, market consensus and current market conditions. If the actual prepayment data ultimately differs from our estimate of prepayments, we will be required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Repurchase Agreements

We intend to finance the acquisition of Agency securities for our investment portfolio through repurchase transactions under master repurchase agreements, although we have not yet entered into any definitive agreements. Repurchase transactions will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest, as specified in the respective transactions. Shortly after or concurrently with the closing of this offering, we intend to enter into repurchase agreements with several counterparties, all of which we expect to be investment grade.

Derivatives and Hedging Activities

We will account for derivative financial instruments in accordance with SFAS 133, which requires an entity to recognize all derivatives at fair value and record them as either assets or liabilities on the balance sheets, depending on the entity’s rights or obligations under the applicable derivative contract. These derivative instruments, to the extent we have designated them and they qualify as part of a hedging relationship, will be treated as cash flow hedges in accordance with SFAS 133. For derivatives designated as cash flow hedges, the effective portions of the derivative will be reported in other comprehensive income, or OCI, and subsequently reclassified into earnings when the hedged item affects earnings. Ineffective portions of hedges will be recognized in earnings in the affected period. Derivatives will be used for hedging purposes rather than speculation. We will use quotations from a third party to determine their fair values.

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk on our borrowings. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the effective hedge criteria is marked-to-market with the changes in value included in net income.

Income Taxes

We will operate in a manner that we believe will allow us to qualify to be taxed as a REIT under the Code and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we fail to meet these requirements and do not qualify for certain statutory relief provisions, we would be subject to federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders. If we use a TRS, the income generated by that subsidiary will be subject to federal, state and, if applicable, local income tax.

Other Comprehensive Income (Loss)

In accordance with SFAS No. 130, Reporting Comprehensive Income, we will recognize the change in fair value of our securities available for sale as a component of “Other Comprehensive Income (Loss)” on our balance sheet. In accordance with SFAS 133, we will recognize the change in fair value, and realized gains and losses from the effective portion of our cash flow hedges as a component of “Other Comprehensive Income (Loss)” on our balance sheet. Realized gains and losses from the effective portion of the cash flow hedges will then be amortized as a component of interest expense on our income statement over the term of the related financing, using the constant interest method.

Recent Accounting Pronouncements

Accounting for Acquisitions of Mortgage Securities Seller-Financed Using Repurchase Arrangements

From time to time we will finance acquisitions of Agency securities with the seller using repurchase arrangements. In such instances, the Agency securities we acquire will be used to collateralize the related short-term liability.

On February 20, 2008, the FASB issued Staff Position FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, or FSP FAS 140-3, which provides guidance on whether a transfer of a financial asset and a repurchase financing entered into with the same counterparty should be accounted for as separate transactions. FSP FAS 140-3 requires that such transactions be considered part of the same arrangement, i.e. “linked transaction” under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—A Replacement of FASB Statement 125, unless certain criteria are met. FSP FAS 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently assessing the impact of FSP FAS 140-3 on our financial statements.

Fair Value Measurement

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement became effective in fiscal years beginning after November 15, 2007. Our adoption of this standard on March 13, 2008 did not have a material effect on our financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 became effective for our company beginning March 13, 2008. We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial statements but we do not expect it to have a material effect on our financial statements.

BUSINESS

Overview

We are a newly-organized, self-advised and self-managed Maryland corporation organized to qualify and to be taxed as a REIT for federal income tax purposes. We intend to invest, on a leveraged basis, in adjustable-rate, hybrid adjustable-rate and fixed-rate single-family residential mortgage pass-through securities guaranteed by a U.S. government agency such as Ginnie Mae or issued by a U.S. government-sponsored enterprise such as Fannie Mae or Freddie Mac, and CMOs guaranteed by a U.S. government agency or U.S. government-sponsored enterprise. We refer to these securities collectively as Agency RMBS. We may also invest in debentures issued directly by Fannie Mae, Freddie Mac or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or entities sponsored by the U.S. government such as the Federal Home Loan Banks. We refer to these securities as Agency debentures and together with Agency RMBS, as Agency securities. Under our current investment guidelines, we intend that our entire investment portfolio, on a leveraged basis, will consist of Agency securities. We believe that Agency securities are attractive investments due to their: (i) credit quality; (ii) attractive yields; (iii) liquidity; and (iv) low volatility relative to non-Agency securities. We have no operating history and will commence operations following completion of this offering.

Our objective is to generate attractive risk-adjusted returns and make regular cash distributions to our stockholders from the net cash flows from our investments while preserving our capital base. Our net cash flows will be derived primarily from the difference between (i) the interest income we earn on our investment portfolio and (ii) our borrowing and hedging costs. We refer to this difference as our net interest income. Consistent with satisfying the requirements for qualification as a REIT, we plan to seek to actively and cost-effectively manage our assets and liabilities by, among other activities, hedging our liabilities against interest rate movements using a variety of techniques.

We will be internally managed by our management team, which has extensive experience analyzing, investing, hedging, and financing Agency securities. Certain members of our senior management team are also employees of HFH, an established alternative asset management firm founded in 1998 that specializes in mortgage- and asset-backed securities. Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH that will provide us with access to HFH’s market data as well as its proprietary security portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. We believe that by combining the benefits of an internal management structure with the significant resources, economies of scale and cost efficiency of an established and experienced alternative asset management firm, we are creating a management and administrative support structure that will facilitate our company’s growth and operations.

Our Targeted Investments

Agency RMBS consist of single-family residential mortgage pass-through certificates and CMOs for which the principal and interest payments are guaranteed by a U.S. government agency or U.S. government-sponsored enterprise. Agency RMBS principally consist of whole-pool, pass-through certificates and CMOs that are backed by (i) fixed rate mortgage loans (generally with 15, 30 and 40 year maturities), or FRMs, (ii) adjustable rate mortgage loans, or ARMs, which have interest rates that reset monthly, quarterly and annually, based on the 12-month moving average of the one-year constant maturity U.S. Treasury rate or LIBOR, and (iii) hybrid ARMs, which have interest rates that are fixed for a longer initial period (typically three, five, seven or ten years) and thereafter generally adjust annually to an increment over a pre-determined interest rate index. We intend initially to invest primarily in Agency securities backed by ARMs, hybrid ARMs and FRMs. We may also invest in Agency debentures, which are bonds issued directly by a U.S. government-sponsored enterprise. Agency securities issued or guaranteed by Ginnie Mae are backed by the full faith and credit of the United States while those issued or guaranteed by Fannie Mae or Freddie Mac are not backed by the full faith and credit of the United States.

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Single-Family Residential Pass-Through Certificates. Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, including pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor of the securities and servicers of the mortgage loans. The mortgage loans comprising these pools are often made by savings and loan institutions, mortgage banks, commercial banks and other mortgage lenders, and the pools are assembled, or pooled, for sale to investors such as us. Secondary market acceptance of these pooled mortgage securities is greatly increased as a result of the associated credit guarantees by various government, government-related or private organizations.

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CMOs. CMOs are debt instruments issued by a trust composed of mortgage loans or Agency RMBS. If a CMO is composed of Agency (Fannie Mae or Freddie Mac) RMBS, then that CMO is typically guaranteed by the same Agency. Agency CMOs are composed of either Fannie Mae RMBS or Freddie Mac RMBS, but not both. Payments of principal, including pre-paid principal, and interest on the underlying mortgage loans provide the funds to pay interest and principal on the CMO, which generally are paid on a monthly basis. CMOs consist of multiple classes of securities, with each class, or tranche, bearing a specific coupon and stated maturity date. Principal and interest payments on the underlying mortgage loans may be allocated among the several classes of a series of a CMO in a variety of ways. In a common structure, payments of principal, including any principal prepayments on the underlying mortgage loans, are applied to the classes of a series of a CMO in a specified order, so that no payment of principal will be made on certain classes until certain other senior classes have been paid in full. CMOs can either be fixed or floating rate and are composed of either FRMs or ARMs; however, FRM backed CMOs are far more common. If a CMO backed by FRMs is structured as a floating rate security, then the coupon rate on the CMO will be capped at the coupon of the underlying FRM.

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Agency Debentures. Agency debentures are bonds issued by a U.S. government-sponsored enterprise but are not backed by the U.S. government. Income on Agency debentures is generally exempt from state and local taxes, but not federal income tax. Income from Agency debentures is not qualifying income for purposes of the 75% gross income test applicable to REITs, but is qualifying income for purposes of the 95% gross income test applicable to REITs. Agency debentures are qualifying assets for purposes of the 75% asset test applicable to REITs. See “Federal Income Tax Consequences of Our Status as a REIT.”

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Stripped Securities. Stripped securities are RMBS structured with two or more classes that receive different distributions of principal or interest on a pool of Ginnie Mae, Fannie Mae or Freddie Mac certificates, whole loans or private pass-through RMBS, or asset-backed securities, or ABS. A common type of stripped security will receive only interest (the interest-only or IO Strip class) while other classes of stripped securities will receive only principal (the principal-only or PO Strip class). The yield to maturity on an IO Strip class is extremely sensitive to the rate of principal payments (including prepayments) on the related underlying assets. The yield to maturity on the PO Strip class may be extremely sensitive to the rate of principal payments, including prepayments, on the related underlying assets. We intend to invest in IO Strip classes but not PO Strip classes, if we decide to invest in stripped securities at all. If we decide to invest in stripped securities, we anticipate doing so primarily for hedging purposes, or to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency securities markets.

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TBA Contracts. We may utilize “to be announced” forward contracts, or TBAs, to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date.

Nature of the Guaranty Supporting Agency Securities

As noted above, payments of principal and interest on Agency securities, although not their market value, are guaranteed by (i) the full faith and credit of the United States, in the case of Agency securities issued by Ginnie Mae, or (ii) by a U.S. government-sponsored enterprise, in the case of Agency securities issued or guaranteed by Fannie Mae or Freddie Mac.

Freddie Mac Certificates

Freddie Mac is a privately-owned, U.S. government-sponsored enterprise created pursuant to an act of U.S. Congress on July 24, 1970. The principal activity of Freddie Mac currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of Freddie Mac certificates, which are RMBS guaranteed by Freddie Mac. Freddie Mac guarantees to each holder of Freddie Mac certificates the timely payment of interest at the applicable pass-through rate and the ultimate collection of all principal on the holder’s pro rata share of the unpaid principal balance of the underlying mortgage loans but does not guarantee the timely payment of scheduled principal of the underlying mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy these obligations, distributions to holders of Freddie Mac certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect distributions to holders of Freddie Mac certificates.

Freddie Mac certificates are RMBS backed by pools of single-family or multi-family mortgage loans. The underlying mortgage loans may have original terms to maturity of up to 40 years. Freddie Mac certificates may be issued under cash programs (comprised of mortgage loans purchased from a number of sellers) or guarantor programs (comprised of mortgage loans acquired from one seller in exchange for certificates representing interests in the mortgage loans purchased).

Freddie Mac certificates may pay interest at a fixed rate or an adjustable rate. The interest rate paid on Freddie Mac ARM certificates adjusts periodically within 60 days prior to the month in which the interest rates on the underlying mortgage loans adjust. The interest rates paid on certificates issued under Freddie Mac’s standard ARM programs adjust in relation to the Treasury index. Other specified indices used in Freddie Mac’s ARM programs include the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, or FHLB of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed Freddie Mac ARMs equal the applicable index rate plus a specified number of basis points. The majority of series of Freddie Mac ARMs issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.0% or 2.0% and to a lifetime cap of 5.0% or 6.0% over the initial interest rate.

Fannie Mae Certificates

Fannie Mae is a privately-owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by the U.S. Congress as a shareholder-owned company. Fannie Mae provides funds to the mortgage market primarily by purchasing residential mortgage loans from lenders, thereby replenishing the lenders’ funds for additional lending. Fannie Mae guarantees to the registered holder of a Fannie Mae certificate that it will distribute to such holder amounts representing scheduled principal and interest payments on the mortgage loans in the pool underlying such Fannie Mae certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to holders of Fannie Mae certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Fannie Mae certificates.

Fannie Mae certificates are RMBS that may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. Fannie Mae certificates may pay interest at a fixed rate or an adjustable rate. Each series of Fannie Mae ARMs bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and Fannie Mae’s guarantee fee. The specified index used in different series has included the U.S. Treasury index, the 11th District Cost of Funds Index published by the FHLB of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed Fannie Mae ARMs equal the applicable index rate plus a specified number of percentage points. The majority of series of Fannie Mae ARMs issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.0% or 2.0% and to a lifetime cap of 5.0% or 6.0% over the initial interest rate.

Ginnie Mae Certificates

Ginnie Mae is a wholly-owned corporate instrumentality of the United States within the United States Department of Housing and Urban Development, or HUD. The National Housing Act of 1934, or the Housing Act, authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates issued by it which represent an interest in a pool of mortgage loans insured by the Federal Housing Administration, or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage loan pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty by Ginnie Mae.

At present, most Ginnie Mae certificates are backed by single-family mortgage loans. The interest rate paid on Ginnie Mae certificates may be a fixed rate or an adjustable rate. The interest rate on Ginnie Mae certificates issued under Ginnie Mae’s standard ARM program adjusts annually in relation to the U.S. Treasury index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1.0% and to a lifetime cap of 5.0% over the initial coupon rate.

Our Competitive Strengths

New Portfolio in Low Credit Risk Agency Securities

Our investment strategy is designed to optimize our risk-adjusted returns. We believe that because we intend to invest exclusively in Agency securities, our investment portfolio will have limited credit risk due to the guarantee of principal and interest payments by a U.S. government agency or U.S. government-sponsored enterprise. As a newly-organized company with no historical investments, we will build an initial portfolio consisting of currently-priced assets and therefore will have no negative performance impact or adverse credit exposure resulting from previously-purchased assets. We believe this strategy, and our commitment to capital preservation, will provide us with a competitive advantage when operating in a variety of market conditions.

Experienced Management Team with Extensive Industry Contacts

Our senior investment management team, led by Mr. Ullman, our chief executive officer, and Mr. Katz, our chief investment officer, has extensive experience analyzing, investing, financing and hedging a leveraged portfolio of Agency securities and fixed income and specialty finance investments. Each of these individuals will be directly employed and compensated by us. Messrs. Ullman and Katz have pursued a highly analytical approach to security selection, hedging and duration alignment, credit and prepayment risk management and cost-effective utilization of leverage for over ten years at HFH. As discussed below, we believe our internal management structure better aligns our management team with the interests of our stockholders than an external management structure used by many other mortgage REITs.

Our senior financial and operational management team led by Mr. Leyden, our chief financial officer, and Mr. Saverin, our president and chief operating officer upon the closing of this offering, has extensive experience in managing the financial operational and business affairs of a specialty finance business at HFH and prior and other business enterprises. Mr. Leyden is the Chief Financial Officer of HFH with senior responsibility for liability management, operations and accounting management and technology development. Mr. Saverin is currently the president of a private equity and financial services firm and has significant capital markets experience.

Our entire management team, together with HFH, also have extensive contacts in the Agency securities market, which we believe will assist us in sourcing, financing and hedging our portfolio. In particular, we expect to benefit from HFH’s contacts at a substantial number of financial institutions which have financed HFH’s RMBS. In addition, we believe HFH’s contacts with numerous investment grade hedge counterparties will assist us in implementing our own financing and hedging strategies.

Internal Management Structure with Access to Established Support

We believe that our internal management structure combined with the support of HFH’s administrative resources will allow us to cost-effectively grow our operations. As an internally managed company, we will employ and directly compensate our executive officers and other employees. We believe that our internal management structure better aligns the interests of our management team with those of our stockholders than would an external management structure. We will combine this internal management structure with the benefits of an administrative services agreement with HFH, which we believe will provide us with cost-effective access to the well developed resources, infrastructure and intellectual capital of an established market participant.

Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH pursuant to which HFH will provide us with access to its market data as well as its proprietary security portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. HFH has received industry awards and recognition and, with over 30 professionals, has created what we believe to be a highly-disciplined, value-oriented approach to security selection and investment. Founded in 1998, HFH is an alternative asset management firm specializing in mortgage-backed and asset-backed securities.

HFH’s investment activities have traditionally focused on relative value opportunities within the realm of RMBS and ABS. HFH manages onshore and offshore private investment vehicles, separately managed accounts and collateralized debt obligations. HFH is focused on gathering and analyzing high quality data in order to exploit the security mispricings that exist in many RMBS markets. HFH’s portfolio managers generate trading ideas through a rigorous research process and proprietary modeling analytics. Relying on the skill, judgment and experience of its management team and employees, HFH attempts to extract value in its investments through a program of active management, dynamic security selection and hedging to achieve attractive consistent returns with low portfolio volatility. HFH’s offices are located in New York, New York, which allows for close interaction with its counterparties with respect to asset acquisition and funding and hedging strategies.

Sophisticated Analytical Tools

We will utilize the sophisticated proprietary mortgage security analytical tools that have been developed by HFH during the past decade of trading and investing to seek to generate an attractive net interest margin from our investments. We intend to focus on in-depth analysis of the numerous factors that influence our target asset classes including: (i) fundamental market and sector review; (ii) rigorous cash flow analysis; (iii) disciplined security selection; (iv) controlled risk exposure; and (v) prudent balance sheet management. In addition, we will utilize these tools to guide the hedging strategies developed by HFH during the past decade to the extent consistent with satisfying the requirements for qualification as a REIT.

In particular, we will make use of third-party systems adapted by HFH in a proprietary fashion to evaluate prepayment risk, interest rate volatility and numerous other factors that will influence our investment, hedging and leverage strategies. We will use a leading analytical platform, Polypaths, which HFH has adapted for its own use over the course of the last ten years.

We will also use a commercially-available prepayment model that HFH also has spent many years adapting for its own purposes, which includes a complete set of sector-specific prepayment models as well as historical performance analysis tools for customized applications. For example, because principal generally may be prepaid at any time in Agency RMBS, these securities often exhibit significantly greater yield volatility as compared to traditional fixed-income securities. Through the use of the tools described above, we will analyze factors that affect the rate at which mortgage prepayments occur, including changes in the level of interest rates, directional trends in housing prices, general economic conditions, the locations of the properties securing the mortgage loans and other social and demographic conditions in order to acquire Agency securities that we believe are undervalued because of mispricing of prepayment behavior.

We believe that sophisticated analysis of both macro and micro economic factors will enable us to manage cash flow and distributions while preserving capital. Our management team has managed an investment portfolio of Agency RMBS using the systems described above for over ten years.

Our Strategies and Processes

Capital Allocation and Portfolio Management

We intend that our investment portfolio will consist of Agency securities consisting principally of whole-pool pass-through certificates. We will pursue a goal of generating attractive risk-adjusted returns so as to permit stable distributions to our stockholders while preserving capital. We believe that a principal focus on Agency securities with moderate effective durations will help us manage our liabilities in relation to the interest rate risks of our investments, which we believe is the best approach to generating attractive net interest income while seeking to preserve capital.

An important part of our business strategy is to seek to earn returns on our equity capital such that the equity markets value our stock at an attractive multiple of book value. Such valuations will enable us to issue additional equity in our company in a manner that is accretive to our book value per share over time. In the current environment, volatility is high and, consequently, interest spreads on Agency securities are attractive relative to historical interest rate spreads. On May 21, 2008, the yield on a 15-year FRM Agency security was 4.79% while the yield on a two year Treasury note on that date was 2.40%. This compares to the average difference in yields between those securities between February 2000 and the end of June 2007 of 1.79%.

We intend to allocate our capital carefully in this environment, relying on our management team’s many years of experience in analyzing, purchasing and financing Agency RMBS. We will also be cautious in our use of leverage. There is no model that we know of that is so predictive that it can be relied upon exclusively. Rather, in addition to our analytical research, we intend to be in regular contact with lenders to discuss appropriate levels of leverage and with industry participants as we seek to identify securities that will meet our objectives for coupon, coupon stability and moderate interest rate exposure.

Our guiding principle in portfolio construction is to seek to create a stable portfolio of assets and corresponding liabilities with attractive risk and return characteristics given the assumptions and constraints that we will adhere to with respect to valuation, diversification and risk control. Through active portfolio management we will regularly review our portfolio and seek opportunities to enhance returns, including the use of the financing and hedging strategies described in this prospectus. We intend to diversify our portfolio by varying the prepayment characteristics, price (premiums and discounts), geographic location and rate reset dates of the securities in our portfolio. We expect to use the net proceeds of this offering to acquire Agency securities.

We generally expect to acquire assets of moderate duration to reduce interest rate sensitivity. Option adjusted duration, or OAD, also known as effective duration, measures the price sensitivity of RMBS to a change in interest rates. Effective durations for mortgage pass-through securities are calculated assuming that the cash flows from a security change when interest rates change. Securities with higher effective durations have greater price sensitivity to an interest rate change than securities with lower effective durations.

Financing Strategy

We intend to use borrowings to finance our assets in an effort to increase returns. While we do not have any restrictions on the minimum or maximum amount of leverage we may employ, we will actively manage our portfolio and intend to target a range of debt-to-equity ratio between approximately 5:1 and 12:1, with an initial target ratio of approximately 8:1. We will adjust our leverage from time to time based upon market conditions and other factors that our management team deems relevant.

We expect that our principal borrowings will be structured as “repurchase agreements” with our lenders, principally member banks of the U.S. Federal Reserve System or “primary dealers” (as designated by the Federal Reserve Bank of New York) in U.S. government securities. Pursuant to the repurchase agreements, we will sell Agency securities to a lender and agree to repurchase the securities at an agreed future date (generally 30 days to one year) at a higher price. The difference between the sale price and the repurchase price establishes our financing cost of the transaction. The agreed-upon interest rate, which is effective for the period of time the lender holds the securities, is generally based on current market rates, such as LIBOR, rather than the coupon rates on the Agency securities.

We expect that our repurchase agreements will have staggered terms and will be with multiple counterparties that have investment grade credit ratings. Despite current credit market disruptions, we believe that financing for Agency securities will continue to be available on market terms. To date, based upon our discussions with potential repurchase lenders, approximately 15 financial institutions have indicated their general intent to make available to us repurchase facilities following completion of this offering on terms that are consistent with those that are generally available in the marketplace. Based on these discussions, we expect that these repurchase facilities will provide us with sufficient financing to support our leverage targets. However we currently have no binding agreements for any such financings. The interest expense on our repurchase borrowings and other financings, together with our hedging costs, will constitute the most significant portion of our operating expenses and therefore our ability to generate net interest income will depend in large part on our ability to manage our financing costs.

We will attempt generally to structure our borrowings to have interest rate reset dates or maturities that, on an aggregate basis, correspond generally to the interest rate adjustments and maturity of the ARMs and hybrid ARMs underlying the Agency securities in which we invest. We expect borrowings under our financing agreements to generally have interest rates that are based on prevailing short-term market rates.

In the current market environment, we generally expect lenders to require that we invest approximately 5% of the value of our financed securities in the form of equity, in the form of additional pledged securities, at the outset of each financing. The amount of equity we initially will be required to invest, which is sometimes referred to as the lending margin, can vary based on particular lenders, collateral type and market conditions. Because repurchase agreements essentially constitute secured loans, in addition to the lending margin, we will be required to continually maintain collateral in an amount equal to, or in excess of, the repurchase price. This collateral requirement subjects us to the risks that the market value of the investments we finance through repurchase agreements may decline below the amount of our repurchase obligation and equity requirements, or unscheduled principal payments on the mortgage loans underlying our Agency securities could increase at a higher than anticipated rate, either of which could subject us to a “margin call” and require us to post additional collateral.

We intend to seek to manage our borrowings by maintaining substantial excess liquidity to help protect us from further market disruptions. For example, if we utilize a 7:1 debt to equity ratio, assuming a 5% initial lending margin, we will have approximately 35% of our initial equity capital invested in the form of margin using our Agency RMBS. Thus, 65% of our initial capital would be available to meet future margin requirements. Over time, we intend to invest the remainder of our initial equity capital in Agency RMBS as well. We believe this approach will help protect us from the adverse effects of asset or liability price changes that may affect our lenders’ margin requirements while also affording us the opportunity to realize attractive risk-adjusted returns for our stockholders.

Risk Management Strategies

Hedging

We will enter into derivative financial instruments to manage risks, as described below, and not for speculative reasons. The goal of our hedging activities is to cost-effectively manage systemic risk such as interest rate risk, volatility risk and the risk of adverse changes to the shape of the yield curve through a program of liability hedging. We will address certain risks relating to particular risk return relationships in the securities we purchase or sell though rigorous analysis of the Agency RMBS market by sector and through rigorous analysis of individual securities. Our hedging strategies will be implemented to reduce the adverse impact on our stockholders’ equity from changes in market interest rates permitting us to earn attractive risk-adjusted net interest income and satisfying the requirements for qualification as a REIT. Because our investments will vary with respect to coupon rate, prepayment speed, reset date and average life, the terms and characteristics of our borrowings will also vary. However, even after we implement our hedging strategy, there will be a mismatch between the interest rate sensitivity of our assets and that of our hedged liabilities. At times, some of this mismatch may be intentional if we feel that it is beneficial. At other times, we may not be able to, nor even attempt to, fully hedge our exposures. For example, interest paid on ARMs generally is subject to lifetime and periodic interest rate caps but our exposure to the borrowings used to finance these securities is not subject to equivalent caps. We may at times, therefore, need to hedge the lifetime caps with the purchase of cap agreements, and it may not be practical or cost effective to fully hedge the inherent mismatch.

We will attempt to mitigate the interest rate risks inherent in our leveraged Agency securities portfolio in general by seeking to acquire and own Agency securities with moderate effective durations. In addition we will seek to limit the leverage in our balance sheet to that which is sufficient to meet our net interest income targets. Our hedging techniques will primarily consist of entering into interest rate swap agreements and may also include entering into interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements.

Our derivative financial instruments will be designed principally to limit declines in our net interest income during periods of rising interest rates. No hedging strategy can completely insulate us from risk, and certain federal income tax requirements that we must satisfy to qualify as a REIT may limit our ability to hedge. We will carefully monitor our hedging strategy to ensure that we do not realize excessive hedging income, or hold hedges having a notional principal balance in excess of the principal amount of our borrowings, which could result in our failure to qualify as a REIT. Additionally, hedging strategies may have significant transaction costs, which may reduce the overall return on our investments. We intend to limit our use of hedging instruments to those techniques described above and to only enter into hedging transactions with counterparties that have investment grade credit ratings, but this may not will protect us from losses. Our management team has extensive experience hedging Agency RMBS in highly variable and volatile interest rate, yield curve shape and prepayment rate environments.

Prepayment Analysis

Because the mortgage loans underlying Agency RMBS typically can be prepaid by the borrower at any time, Agency RMBS are subject to the risk that the underlying mortgage loans will be prepaid later or sooner than expected, which consequently may alter the overall return on the security. Prepayment expectations also affect the interest rate sensitivity or effective duration of Agency RMBS. As interest rates change, prepayment expectations often change prior to actual changes in prepayment rates. As part of our prepayment risk strategy, we will regularly monitor actual prepayment rates as well as the prepayment rate expectations for our Agency RMBS.

Prepayment expectations are determined, in part, by current mortgage rates, current and forward yield curve shapes, interest rate volatility, collateral type, loan amount, borrower pay rate reset index and frequency, geographic location, loan age, loan originator, servicer, prepayment history, borrower credit profile and current and original loan-to-value ratio. Generally, prepayments on Agency RMBS increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Interest rates and prepayment rates are generally correlated although this may not always be the case. We believe that our management team’s extensive analytical experience and approach to security selection, including examining loan level and security level characteristics, will allow us to minimize our exposure to prepayment rate volatility. Our management team has extensive experience in using HFH’s proprietary analytics in seeking to identify securities with low prepayment variability for any given coupon return.

We may reinvest principal repayments at a yield that is higher or lower than the yield on the repaid investment, thus affecting our net interest income by altering the average yield on our assets. When interest rates are declining, the value of Agency RMBS with prepayment options may not increase as much as other fixed income securities. The rate of prepayments on underlying mortgage loans will affect the price and volatility of Agency RMBS and may have the effect of shortening or extending the effective duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, we may experience reduced returns on the Agency RMBS in our portfolio if the borrowers under the underlying mortgage loans pay off their loans more slowly than anticipated. This is generally referred to as extension risk.

In addition to seeking to acquire Agency RMBS that will exhibit low prepayment volatility with respect to changes in interest rates, we will seek to acquire Agency RMBS that are undervalued because of mispricing of prepayment behavior. We intend to use intensive prepayment analysis to construct cash flow models based on current mortgage rates and a variety of assumed future mortgage rates. By discounting this series of cash flows at various discount rates, and comparing the resulting prices with the asset’s current price, we will seek to take advantage of superior return opportunities based upon prepayment behavior and relative risk.

Credit Analysis

To limit our exposure to credit risk, we intend to invest exclusively in Agency securities. As part of our investment process, we also intend to collect and evaluate information provided by the originators with respect to original borrower credit quality and collateral value. Our credit analysis may also focus on servicer effectiveness, borrower payment history, credit, leverage and employment status and collateral characteristics such as current loan-to-value, loan size, geographic location, collateral type and lien type. We may also use credit analysis to determine the structural effects on a security from changing prepayment, delinquency and default rates and sensitivity tests to determine the effect of credit shocks due to various changes in general economic conditions. Ultimately, we believe that although not legally obligated to do so and although there is no guarantee that it will do so, the U.S. government would step into any potential insolvency of Freddie Mac or Fannie Mae to insure the timely payment of principal and interest on the Agency securities issued by Freddie Mac and Fannie Mae and avoid the extreme market disruptions that would likely occur in the event of any such insolvency. Notwithstanding this belief, we intend to carefully and actively manage our investment portfolio and related financings.

We will also face credit risk associated with our lenders and hedge counterparties. In the event that our lenders or hedge counterparties are unable to meet their financial obligations, we can be adversely affected. Consequently, we will perform periodic reviews of the financial condition and credit worthiness of our lenders and hedge counterparties to confirm their continued compliance with our internal investment grade policies.

Cost-Efficiency

We will seek to operate as cost-efficiently as possible. We will seek to leverage the scalable resources of HFH to improve our financial results by maintaining low operating costs for our capital base. We believe the administrative services agreement, described below, will give our company significant operating efficiencies.

Administrative Services Agreement with HFH

Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH that will provide us with access to HFH’s market data as well as its proprietary security and portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. Specifically, during the three-year term of the administrative services agreement (and any renewal terms), in addition to providing us with fully functional office space in which to operate, HFH will provide us with the following support services:

•

proprietary software and analytical tools associated with asset acquisition, liability management and hedge management, information technology support, disaster recovery systems, and associated computer equipment;

•	market data access and associated tracking and data capture software;

•	analytics, operations and accounting services;

•	internal audit functions;

•	collection of our revenue and payment of our debts and obligations; and

•	general office administrative services.

Pursuant to the administrative services agreement, HFH will not assume any responsibility other than to render the services called for under that agreement. HFH and its managers, members, officers and employees will not be liable to us or any of our affiliates for acts or omissions made in connection with the administrative services agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties under the administrative services agreement. We will agree to indemnify HFH, its managers, members, directors, officers, employees and related parties with respect to all expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorney fees) arising from (i) acts or omissions, errors of judgment or mistakes of law of such indemnified party made in good faith in connection with the administrative services agreement not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties or (ii) our acts in connection with matters that are not related to the administrative services agreement. HFH will agree to indemnify us and our affiliates and related parties with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorney fees) arising from (i) its acts that constitute bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the administrative services agreement or (ii) its acts in connection with matters that are not related to the administrative services agreement. However, HFH will not be liable to us or any other indemnified party under the agreement for any amounts that exceed the amount of fees HFH received from us during the 12 months immediately preceding the event giving rise to liability.

The initial term of the administrative services agreement will extend for three years following the closing of this offering and will be automatically renewed for a one-year term on the third anniversary of the closing of this offering and on each anniversary date thereafter unless either party provides the other with written notice of its intent to terminate at least 180 days before the scheduled termination of the agreement. At least six months prior to the expiration of the initial three-year term and each one-year term that follows, we and HFH will be required to seek in good faith to negotiate the terms and conditions of the next extended term. Our independent directors will periodically review HFH’s performance and determine, by a majority decision, whether to continue this agreement. In addition, either party will have the right to terminate the agreement upon 30 days prior written notice in the event of dissolution of the other party or the voluntary or involuntary filing of bankruptcy by the other party that is not dismissed within 30 days. Either party will also be able to terminate the agreement upon a material default by the other party that is not cured after 30 days written notice of the same. We will have the additional right to terminate the agreement upon 30 days notice at any time within six months of either (i) the sale, lease or transfer of all or substantially all of HFH’s assets or (ii) the acquisition by any person or group that is not an affiliate of HFH of 50% or more of the total voting power of HFH, provided that we will not have such termination rights in the event Mr. Ullman is appointed to serve, and continues to serve, as the chief executive officer (or equivalent position of similar authority) of the surviving entity following either such change of control event.

We will pay HFH a fee for the services it provides to us. During the initial three-year term of the agreement, the annual fee will be $1.0 million, $1.5 million and $2.0 million, respectively. Our administrative services fee will be payable pro rata quarterly in advance. We have also agreed to reimburse HFH for any reasonable and documented out-of-pocket expenses it incurs on our behalf that extend beyond the scope of the services it is required to provide us. Unless we terminate the administrative services agreement because of a material default that remains uncured after 30 days written notice or the voluntary filing of bankruptcy by HFH, upon termination of that agreement for any other reason, including non-renewal or an involuntary filing of bankruptcy by HFH, we will be obligated to pay HFH an amount equal to the greater of $1.5 million or the fees it received from us during the immediately preceding 12 months and to reimburse any expenses HFH incurs in transitioning the services provided by it under the agreement to a third party.

In recognition of the fact that we and HFH have common members of management, the administrative services agreement establishes an investment allocation policy in the event an investment is first identified by one of our common employees. In that circumstance and in an effort to provide fair treatment to us and HFH, we have agreed with HFH that those investments will be allocated between our company and any pools of capital managed by HFH by taking into account the following factors:

•	the primary investment strategy and the stage of portfolio development of each entity;

•	the effect of the potential investment on the diversification of each entity’s portfolio by coupon, purchase price, size, prepayment characteristics and leverage;

•	the cash requirements of each entity;

•	the anticipated cash flow of each entity’s portfolio; and

•	the amount of funds available to each entity and the length of time such funds may be available for investment.

The investment professionals of HFH and our executive officers have extensive experience managing potential conflicts of this type as a consequence of simultaneously managing over the last ten years, on behalf of HFH, various funds and separate accounts with similar investment goals. Further, on a quarterly basis, our independent directors will review with our executive officers decisions, if any, made to allocate investment opportunities between us and HFH and discuss with our executive officers the portfolio needs of each entity for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict.

In recognition of the conflicts that exist between our company and HFH, HFH will agree pursuant to the terms of the administrative services agreement that, until the later of (i) the expiration of a period of 36 months after the effectiveness of the registration statement of which this prospectus forms a part or (ii) the termination of the administrative services agreement, HFH will not, directly or indirectly, sponsor, manage or provide administrative services to any entity or fund that has a long-term investment strategy that focuses exclusively on Agency securities. HFH may, however, on behalf of itself and its affiliates and clients, continue to invest in Agency securities and manage capital that has an investment strategy that overlaps, in part, with our investment strategy and from time to time may have a substantial portion of its investment portfolios in Agency securities.

We believe that by combining the benefits of an internal management structure with the significant resources, economies of scale and cost efficiency of an established and experienced alternative asset management firm, we are creating a management and administrative support structure that will facilitate our company’s growth and operations.

Our Policies With Respect to Certain Other Activities

If our board of directors determines that additional funding is required and/or beneficial to our strategy, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income), other funds from debt financing, including repurchase agreements or a combination of these methods. In the event that our board of directors decides to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may in the future offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares. In addition, we intend to finance the acquisition of investments with traditional forms of financing, such as repurchase agreements. We do not intend to invest in securities of other issuers for the purpose of exercising control over such entities, although we may do so if our board of directors considers such action to be in our best interests.

We intend to engage in the purchase and sale of investments. We do not intend to make loans to third parties and we do not plan to underwrite the securities of other issuers.

We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Subject to compliance with applicable law, our board of directors may change any of these policies, as well as our investment and financing policy, without prior notice or a vote of our stockholders.

Our Formation and Structure

We were incorporated in Maryland on March 13, 2008. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2008. Our qualification as a REIT will depend on our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2008.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we currently distribute to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including the requirement that they distribute annually at least 90% of their REIT taxable income to their stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income will be subject to federal income tax at regular corporate rates, and we might be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we failed to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to some federal, state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Investment Company Act Exemption

We intend to operate our business so as to be exempt from registration under the Investment Company Act. We will rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. We will monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we must make investments so that at least 55% of the assets we own consist of qualifying mortgage loans and other liens on and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets). We generally expect that our investments in Agency RMBS will be considered either qualifying real estate assets or real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. We will treat Agency whole pool certificates as qualifying real estate assets based on no-action letters issued by the SEC. On the other hand, our investments in Agency debentures will be considered neither qualifying real estate assets nor real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. Our need to maintain qualification for the Section 3(c)(5)(C) exemption may limit our ability to make certain investments, including investments in certain partial-pool Agency RMBS.

Competition

Our success will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs and our ability to cost-effectively manage our portfolio risks. In acquiring Agency securities and establishing hedge positions, we will compete with other existing mortgage REITs, mortgage finance and specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, hedge funds, mutual funds, institutional investors, investment banking firms, governmental bodies and other companies with similar asset acquisition objectives, and others which may be organized in the future. Some of our competitors have greater financial resources and access to lower cost of capital than we have. Some of these competitors may not be subject to the same regulatory constraints (such as REIT compliance or maintaining an exemption under the Investment Company Act) as we are. The effect of the existence of additional REITs and other market participants may be to increase competition for the available supply of mortgage assets and derivatives suitable for purchase. This increased competition may make it more difficult for us to purchase or hedge our targeted asset class at attractive prices or at all.

Employees

Upon the closing of this offering, we expect to have eight employees, which includes seven employees who are also employees of HFH. Certain other employees of HFH may provide services to us under our administrative services agreement but will not be employed by us. We may hire additional employees after the completion of this offering as we grow our operations.

Legal Proceedings

There are no material pending legal proceedings to which we are a party.

Our Offices

Our principal executive offices are located at 51 Madison Avenue, Suite 2000, New York, New York 10010. Our telephone number at that address is (212) 400-9095.

MANAGEMENT

Our Directors and Executive Officers

Upon the closing of this offering, our board of directors will consist of five directors, each of whom has consented to serve as a director upon the closing of this offering. Of these five directors, we believe that three will be “independent” directors, with independence being determined in accordance with the listing standards established by the NYSE. We expect to hold our first annual meeting of stockholders in May 2009. Upon the expiration of their terms at the annual meeting of our stockholders in May 2009, directors will be elected to serve a term of one year or until their successors are duly elected and qualified.

The following sets forth certain information as of April 24, 2008, with respect to our directors and executive officers and those persons who have agreed to become directors after completion of this offering:

Name	Age	Title
Paul A. Ullman*	50	Chairman and Chief Executive Officer
Elias Katz	52	Executive Vice President and Chief Investment Officer
Daniel A. Leyden	46	Executive Vice President and Chief Financial Officer
Kenneth A. Saverin**	54	Director
Robert H. Hartheimer***	50	Director Nominee

*	Currently serves as a director.

**	This individual currently serves as a director and has agreed to serve as our president and chief operating officer upon the closing of this offering.

***	This individual has agreed to become a director after completion of this offering and is expected to be an independent director.

Biographical Information

Paul A. Ullman. Mr. Ullman is the chairman of our board of directors and our chief executive officer. Mr. Ullman co-founded HFH in 1998 and has served as its President since that time. Prior to founding HFH, Mr. Ullman was co-founder and senior portfolio manager of the RMBS specialty investment management group at Alliance Capital Management, LP, or Alliance, where he was responsible for the management of an investment business that grew substantially in multiple on-shore and off-shore investment vehicles and separate accounts. His management responsibilities included day-to-day decision-making regarding sector and security selection, hedging and duration, credit and prepayment estimates used for the various mortgage assets in the portfolios, as well as the most cost-effective methodology to deploy leverage. Prior to Alliance, Mr. Ullman was a director and portfolio manager at Hyperion Capital Management, where he had substantially similar duties to those at Alliance. Mr. Ullman began his career at Salomon Brothers Inc., or Salomon, where he had sales and trading responsibilities in New York and London. Mr. Ullman established Salomon’s mortgage trading capacity in London in 1987 and was a member of the team that brought the first series of securities backed by Sterling mortgage loans to the marketplace. Mr. Ullman received a BS/BA from Washington University.

Elias Katz. Mr. Katz is our executive vice president and chief investment officer. Mr. Katz co-founded HFH in 1998 and has served as its executive vice president and vice chairman of its investment committee since that time. As HFH Vice President, Mr. Katz oversees all day-to-day portfolio management activities. Prior to co-founding HFH, Mr. Katz was a director of Deutsche Bank Securities, or Deutsche, and a founding member of the Mortgage Securities Department, where he developed staffing and departmental proprietary analytic systems. During his tenure at Deutsche, Mr. Katz managed a RMBS proprietary trading account as well as assisted in building and managing the firm’s franchise loan origination and trading account and served as a member of the loan committee responsible for reviewing and approving all franchise loan originations. Prior to Deutsche, Mr. Katz was with Daiwa Securities in a specialty group focused on the sales of high yielding mortgage securities. Mr. Katz began his career in the fixed income department of Salomon Brothers where he helped to develop some of the earliest fixed income analytics. Mr. Katz received a BS in Civil Engineering from Tufts

University, an MS in Environmental Engineering from the University of North Carolina and an MBA in Finance from the University of California.

Daniel A. Leyden. Mr. Leyden is our executive vice president and chief financial officer. Mr. Leyden has served as the chief financial officer of HFH since September 2004. Prior to joining HFH, Mr. Leyden was an executive director and business unit controller at Union Bank of Switzerland, or UBS, from 2000 to August 2004, where he supported and controlled the Global Principal Finance and Credit Arbitrage Group, which included the Principal Finance Trading, Global RMBS Trading and Global Commercial Real Estate businesses. Prior to his tenure at UBS, Mr. Leyden worked at PaineWebber as a senior vice president and global capital markets controller. In this capacity, Mr. Leyden supervised 40 employees to support the Global Fixed Income Trading, Commercial Real Estate, Global Equity Trading, Investment Banking and Equity Research departments. Mr. Leyden received a BA in Accounting from Syracuse University.

Kenneth A. Saverin. Mr. Saverin is a member of our board of directors and has agreed to serve as our president and chief operating officer upon the closing of this offering. He is the president of Capital Solutions Group, LLC, a private equity and financial services firm headquartered in Connecticut, where he has served since March 2001. Prior to founding Capital Solutions Group, Mr. Saverin served as the president and chief executive officer of a financial services subsidiary of Koch Industries that was involved in the funding and securitization of mortgage loan products to small and mid-sized businesses on a nationwide scale. Prior to that, Mr. Saverin worked as an investment banker at Deutsche Bank Securities in its mortgage and asset securitization group. He also worked as an investment banker at Greenwich Capital Markets, where he was the head of the real estate sale/leaseback section of the banking group. Mr. Saverin began his career as an attorney with the New York law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he focused on corporate and securities law. He is a past recipient of the Ernst and Young’s regional “Entrepreneur of the Year” award. Mr. Saverin received a BA from the Claremont McKenna College and a JD from Fordham University School of Law.

Robert H. Hartheimer. Mr. Hartheimer is a director nominee. He is also a special adviser at Promontory Financial Group, or Promontory, a financial services and regulatory consulting firm in Washington, D.C. Mr. Hartheimer joined Promontory in 2002 and through May 2008 was a managing director and led engagements involving regulatory enforcement actions, risk management, compliance, bank secrecy and anti-money laundering, financial holding company structure, general corporate governance and strategic advisory matters. Prior to joining Promontory, Mr. Hartheimer was an investment banking and financial services consultant based in the District of Columbia. Before that, he was a managing director at Friedman, Billings, Ramsey & Co., Inc. from 1996 to 2001. Prior to that, in 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation, or FDIC, where he and a small team created the 350-person Division of Resolutions to resolve failing banks. In 1994, he was named director of this division and during his time at FDIC he oversaw the sale of more than 200 banks with approximately $50 billion in assets. Prior to that, he was a vice president in corporate finance at both Smith Barney Harris Upham and Merrill Lynch Capital Markets. He currently serves as a director and chairman of the audit committee for each of E*Trade Bank, E*Trade Savings Bank and United Medical Bank, which have combined total assets of approximately $50 billion and are wholly-owned subsidiaries of E*Trade Financial Corporation (Nasdaq: ETFC). He received a BA from Hamilton College and an MBA from the Wharton School of the University of Pennsylvania.

Board Committees

Upon or shortly following the completion of this offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will be composed entirely of independent directors.

Audit Committee

The audit committee will be responsible for, among other matters, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee will also have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. We expect that Mr. Hartheimer will chair our audit committee and serve as our audit committee financial expert as that term is defined by the SEC. We expect that              and              will be appointed as members of the audit committee and meet the financial literacy requirements of the NYSE.

Compensation Committee

The compensation committee will, among other matters, review and approve the compensation and benefits of our executive officers and directors, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. We expect that              will be designated as chair, and              and              will be appointed as members of the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will, among other matters, develop and recommend to our board of directors a set of corporate governance principles, adopt a code of business conduct and ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, which will only become applicable to us upon our listing on the NYSE, establish investment criteria for prospective members of our board of directors, including stockholder nominees, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. We expect that              will be designated as chair, and              and              will be appointed as members of the nominating and corporate governance committee.

Our board of directors may from time to time establish other committees to facilitate the management of our company.

Code of Business Conduct and Ethics

Our board of directors will establish a code of business conduct and ethics that will apply to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or employees may be made only by our              committee, and will be promptly disclosed as required by law or stock exchange regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

Our charter includes provisions permitted by Maryland law that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Maryland law. In addition, we intend to enter into indemnification agreements with each of our current and future directors and executive officers that may be broader than the specific indemnification provisions in the MGCL. We will also maintain director and officer liability insurance under which our directors and officers will be insured, subject to the limits of the insurance policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers. For more detail on these provisions, please see “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies With Respect to Certain Transactions

We have not adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party of have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics will contain a conflicts of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, effective upon the closing of this offering, each of Messrs. Ullman, Katz, Leyden and Saverin will enter into an employment agreement with us, each of which will contain non-compete provisions (as described under “Management—Employment Agreements”). Our executive officers generally may engage in other for-profit ventures and employment opportunities provided those activities do not materially adversely impair their ability to fulfill their duties to us.

Furthermore, in recognition of the conflicts that exist between our company and HFH, HFH will agree pursuant to the terms of the administrative services agreement that, until the later of (i) the expiration of a period of 36 months after the effectiveness of the registration statement of which this prospectus forms a part or (ii) the termination of the administrative services agreement, HFH will not, directly or indirectly, sponsor, manage or provide administrative services to any entity or fund that has a long-term investment strategy that focuses exclusively on Agency securities. HFH may, however, on behalf of itself and its affiliates and clients, continue to invest in Agency securities and manage capital that has an investment strategy that overlaps, in part, with our investment strategy and from time to time may have a substantial portion of its investment portfolios in Agency securities.

Director Compensation

Each member of our board of directors who is not an employee of our company will be entitled to receive annual compensation for service as a director as described below.

•	Each non-employee director will be paid an annual fee of $60,000.

•

The chairman of our audit committee will be paid an additional annual fee of $15,000, the chairman of our compensation committee will be paid an additional annual fee of $10,000, and the chairman of the nominating and corporate governance committee will be paid an additional annual fee of $5,000. Board committee members will be paid a fee of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone.

•

Each member of our board of directors will be reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including reasonable travel expenses.

Non-employee directors will also participate in our 2008 equity incentive plan. We intend to provide an initial grant of shares of restricted stock to each director who is a non-employee director as of the date of the completion of this offering or who later becomes a non-employee director. Each initial grant will be for a number of shares of restricted stock having a fair market value as near to $30,000 as of the date of the grant as possible without exceeding such value (or             shares in the case of each of our non-employee directors at completion of this offering). Each initial restricted stock grant will vest in equal installments over three years beginning on the first anniversary of the date of the grant, subject to a director’s continued service as a director. We will also provide for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of our stockholders commencing with our first annual meeting in 2009. Each annual grant will be for a number of shares of restricted stock having a fair market value as near to $10,000 as possible without exceeding such value and will vest on the first annual meeting of the stockholders following the year of grant, subject to a director’s continued service through the day immediately preceding such meeting. Notwithstanding the foregoing, a non-employee director receiving an initial restricted stock grant on, or within 90 days prior to, the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting. In the event of a change in control of our company, all outstanding shares of restricted stock granted under the 2008 equity incentive plan to our non-employee directors will become fully vested.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our executive officers named in this prospectus. This discussion should be read together with the description of employment agreements and other information contained in this prospectus.

Overview of Compensation Program and Philosophy

Our principal business objective is to generate income for distribution to our stockholders as dividends while preserving our capital. We believe that our compensation program is directly linked to our principal business objectives. Our compensation program is designed to meet two principal goals:

•	attract, reward and retain officers and other key employees; and

•	motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value.

To meet these objectives, we have adopted the following policies:

•	we will pay compensation that is competitive with the compensation paid by comparable asset management companies;

•

we will pay for performance by structuring compensation so that a substantial portion of potential cash compensation is comprised of bonuses which are paid only upon meeting performance metrics that are aligned with enhancing stockholder value; and

•	we will encourage the ownership of our capital stock by our executive officers to align the interests of our executive officers with those of our stockholders.

Pursuant to employment agreements that we will enter into with our executive officers, each executive officer will have a targeted aggregate cash compensation. The targeted compensation will be comprised of a base salary and participation in our annual cash incentive bonus pool. Our annual cash incentive bonus pool is based on book value, however, we will not fund the annual cash incentive bonus pool unless we achieve at least a 5%

return on average stockholders’ equity during the applicable fiscal year. A more detailed description of our annual cash incentive bonus pool is contained in “Management—Employment Agreements.” We will use this approach to compensate our executive officers because we believe that only successful performance by our management will increase our book value and returns to stockholders. We believe our compensation policies are particularly appropriate since we intend to qualify as a REIT. REIT regulations require us to pay at least 90% of our taxable earnings to stockholders as dividends and we generally expect to pay out all of our taxable earnings as dividends. As a result, unlike many companies, we do not expect to grow our business and our book value by reinvesting our earnings.

Rather, our growth in book value will depend on sequential access to the equity capital markets. There may be prolonged periods when we are unable to access the capital markets and during which the book value element of our annual cash incentive bonus pool is, in effect, substantially frozen. We believe that our compensation program is performance based because a substantial portion of our executive officers’ potential compensation is based on achieving an attractive return on stockholders’ equity.

While each of our executive officers will have a targeted aggregate compensation based on our book value and satisfaction of performance metrics, in determining the particular elements of compensation that will be used to implement our overall compensation policies, our compensation committee may take into consideration a number of factors related to our performance, as well as the performance of the individual executive officer. In particular, in considering whether to approve any bonuses, our compensation committee may consider our growth in assets, earnings per share, profitability, overall economic conditions as well as competitive practices among comparable companies. Our compensation committee may also consider the individual efforts made by the executive officer in achieving overall company goals. Our compensation committee will have discretion whether to grant any bonus outside of our annual cash incentive bonus pool.

We have not engaged compensation consultants in establishing our compensation structure. However, we have reviewed the compensation structure of certain publicly-traded REITs focused on Agency securities, namely Annaly Capital Management, Inc. and MFA Mortgage Investments, Inc., to evaluate whether material discrepancies exist that could materially adversely affect our cost-effectiveness relative to our potential competitors. We will continue to monitor the compensation structure of our competitors to determine if there are any material differences in our respective structures that could warrant changes to our compensation structure in order to remain cost-effective.

The principal components of compensation for our executive officers will be:

•	base salary; and

•	bonus compensation.

Base Salary

We will pay a base salary to our named executive officers and other employees to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers will be determined for each executive officer based on his position and responsibility by using market data, and will be negotiated between each executive officer and us subject to the terms of the employment agreements. As described under “Our Business—Conflicts of Interest,” however, the employment agreements providing for such initial base salaries were not negotiated at arm’s length. Base salary is intended to be a relatively small component of our executives’ overall compensation.

Our compensation committee from time to time will review the base salaries we pay our executive officers. In doing so, it will consider a number of factors, including market data, internal review of the executive officer’s compensation compared to other executive officers, and the individual performance of the executive officer.

Bonus Compensation

As noted above, pursuant to the employment agreements with our executive officers, bonuses for our executive officers will be calculated as a percentage of our book value assuming we achieve at least a 5% return on equity. The compensation committee will also have the ability, in its discretion, to increase an executive officer’s cash performance bonus beyond the targeted compensation. As discussed above, this arrangement is established based upon our view that successful performance by our management would result in our ability to raise additional capital which will increase our stockholders’ equity and the potential size of the annual cash incentive bonus pool. Further, since our executive officers will only receive a performance bonus from the annual cash incentive pool if we achieve at least a 5% return on equity, we believe that our executive officers will be paid for performance.

Equity Capital

Our executive officers purchased shares of our common stock in connection with our initial capitalization. We encourage ownership of our common stock by our executive officers because we believe it aligns their interests with the interests of our stockholders. To further promote this alignment, our compensation committee may grant additional long term equity awards under our 2008 equity incentive plan to our executive officers.

Perquisites and Fringe Benefits

We do not believe in providing our executives with excessive perquisites and other fringe benefits. Consistent with our pay-for-performance mandate, we will provide very few executive fringe benefits. Our executive officers will receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other employees. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance. Accordingly, we will not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Employment Agreements

As described elsewhere in this prospectus, we will enter into the employment agreements with each of our executive officers. This is because we believe that the long-term commitment of our current management team will be a crucial factor in our future performance. For a description of those employment agreements, please see “Management—Employment Agreements.” Our executive officers were directly involved in establishing the terms of their employment and their employment agreements were not negotiated at arm’s-length.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code Section 162(m) of the Code limits the annual deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and each of its three other most highly compensated executive officers other than the chief financial officer (each, a “covered employee”). The maximum compensation deduction is $1,000,000 for amounts paid to a covered employee. However, the deduction limit does not apply to compensation that qualifies as “performance based” under Section 162(m).

A special rule applies to corporations that become publicly traded as a result of an initial public offering. Under the special rule, compensation that is paid pursuant to an agreement or plan that was in effect before the offering is not subject to the deduction limit, provided that the agreement or plan was adequately disclosed in the initial public offering. We believe that amounts paid under the employment agreements and our 2008 equity incentive plan will be deductible without regard to the Section 162(m) limit. This special rule generally will apply to compensation paid under the employment agreements and the 2008 equity incentive plan until the earlier of (i) the expiration or material amendment of the agreement or plan, (ii) the exhaustion of the plan’s share authorization or (iii) the first meeting of stockholders at which directors will be elected that is more than three years after the initial public offering.

Potential Payments Upon Termination of Employment

The following summaries set forth potential payments that will be payable to our executive officers upon termination of employment under their employment agreements. Such employment agreements will make no special provision for termination in connection with a change in control. As discussed above, each employment agreement will provide for an annual base salary and a performance bonus. Post employment payments to our executives are determined by reference to their base salary and potential performance bonus.

Termination for Cause or upon Death or Disability

If we terminate an executive officer’s employment for “cause” at any time prior to expiration of the term of the employment agreement or if employment is terminated upon death or disability, we will be obligated to pay him all accrued but unpaid base salary and the pro rata portion of his performance bonus for the year of his termination. Subject to any applicable programs or plans then in place, the executive officer will not receive any additional compensation in this circumstance.

Termination by Us Without Cause or Termination by the Executive Officer for Good Reason

If we terminate an executive officer’s employment without “cause,” or if the executive officer resigns for “good reason,” we must immediately pay any accrued but unpaid portion of the executive officer’s base salary. In addition, the executive officer is entitled to continue to receive his base salary and participate in the performance bonus pool for two years following such termination.

If any payments, distributions, or benefits provided or to be provided to the executive officer under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Code on payments related to a change in control (or parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes. However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments. If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for federal income tax purposes.

Termination by Executive Officer Without Good Reason

If the executive officer terminates the agreement without good reason, we are obligated to pay him only all accrued but unpaid amounts of his base salary and any previously awarded but unpaid performance bonus amounts.

Employment Agreements

Employment Agreements of Messrs. Ullman, Katz, Leyden and Saverin

The employment agreement with each of Messrs. Ullman, Katz, Leyden and Saverin will be for a term of three years; provided, however, that the term will be automatically extended at the end of each term for additional three-year periods unless, not less than six months prior to the expiration of the then-effective term, either party provides written notice to the other party of its intent not to extend the term further.

The employment agreements for Messrs. Ullman, Katz, Leyden and Saverin will provide for an annual base salary of $250,000, $250,000, $200,000 and $250,000, respectively. Further, in addition to any amounts that may be paid to our executive officers as a cash incentive bonus in the discretion of our board of directors, each of Messrs. Ullman, Katz, Leyden and Saverin will be entitled to participate in our annual cash incentive bonus pool. We have a policy that establishes a cash incentive bonus pool each year based on our performance. In particular, in the event our return on equity, as determined in accordance with GAAP, is less than 5.0% for a particular fiscal year, we will not include any amount in our cash incentive bonus pool for that year. In the event our return on stockholders’equity, as determined in accordance with GAAP, is equal to 5.0% for a particular fiscal year, we will include an amount in our cash incentive bonus pool for that year equal to 50 basis points of our average stockholders’ equity for that year. In the event our return on stockholders’ equity, as determined in accordance with GAAP, is equal to 10% or greater for a particular fiscal year, we will include an amount in our cash incentive bonus pool for that year equal to 100 basis points of our average stockholders’ equity for that year. The amount included in our cash incentive bonus pool for a year in which we earn between 5.0% and 10% return on equity will be calculated arithmetically based on the scale described above.

Our “stockholders’ equity” is equal to the aggregate amounts reported as stockholders’ equity on our balance sheet as of the end of each fiscal year determined in accordance with GAAP, excluding any adjustments for valuation reserves (i.e., changes in the value of our portfolio of investments as a result of mark-to-market valuation changes).

Without establishing a specific time commitment, the employment agreements with Messrs. Ullman, Katz, Leyden and Saverin will provide that, except as may otherwise be approved in advance by our independent directors, each of them will devote such time as is required to dutifully fulfill the services required of them under their respective employment agreements. Notwithstanding the foregoing, each of Messrs. Ullman, Katz, Leyden and Saverin may:

•	serve on corporate, civic or charitable boards or engage in charitable activities;

•	perform outside speaking, lecturing or teaching engagements;

•	manage personal investments and invest in other real estate-related investment entities; and

•

subject to the terms of the non-competition provisions of their respective employment agreements, engage in other for-profit ventures and employment opportunities provided those activities do not materially adversely impair their ability to fulfill their duties to us.

Messrs. Ullman, Katz and Leyden also are expressly permitted to continue to render services to, and remain in the employ of, HFH and its affiliates and act as officers and managers of HFH and its affiliates.

Each of the employment agreements will provide that the officer will be eligible to participate in all employee and fringe benefit plans established by us for our senior executives on terms and conditions that are not less favorable than those applicable to any of our other senior executives.

The employment agreement with each of Messrs. Ullman, Katz, Leyden and Saverin permits us to terminate his employment under the following circumstances: (i) death, (ii) permanent disability, (iii) for cause or (iv) without cause. “Cause” is defined to mean:

•	a willful act or omission constituting a material breach of any material obligations under the employment agreement;

•	a willful and continued failure or refusal to substantially perform the duties reasonably required as our employee; or

•	conviction of a felony involving dishonesty or moral turpitude.

The employment agreement with each of Messrs. Ullman, Katz, Leyden and Saverin will permit the officer to terminate his employment under the following circumstances defined as “good reason”:

•	a decrease in the executive’s base rate of compensation or a failure by us to pay material compensation due and payable in connection with the executive’s employment;

•	a material diminution of the authority, responsibilities, positions or titles of the executive;

•	a relocation of the principal place of business for Messrs. Ullman, Katz and Leyden outside of New York, New York, or, with respect to Mr. Saverin, outside of Fairfield County, Connecticut;

•	our material breach of any provision of the employment agreement, provided we are given written notice and a 30-day right to cure; or

•	our delivery to the executive of a nonrenewal notice.

If we terminate the employment of any of Messrs. Ullman, Katz, Leyden and Saverin without cause, or if any of them terminates for good reason, that person will be entitled to receive, during the two-year period beginning as of the date of termination, the following severance payments and benefits:

•	the officer’s then-current annual base salary;

•	the portion of the annual cash incentive bonus pool that such officer would otherwise have been entitled during the applicable period; and

•	continuing participation in our group health plan, at the same cost paid by active employees.

During each of our executive officer’s employment with us and for a period of two years following the date of his termination, he will agree not to, without our prior written consent, (i) compete with us by rendering any service to or being affiliated with any business which is in direct competition with us or (ii) solicit any person or entity who is our employee at the time of termination. With respect to Mr. Ullman, Katz and Leyden, the activities those individuals perform on behalf of HFH will be expressly exempt from their non-compete obligations.

2008 Equity Incentive Plan

We have adopted our 2008 equity incentive plan to:

•	furnish incentives to individuals chosen to receive share-based awards because we consider them capable of improving our operations and increasing our profits;

•	encourage selected persons to accept or continue employment with us; and

•	increase the interest of our independent directors in our welfare through their participation in the growth in the value of our shares of common stock.

Our 2008 equity incentive plan provides for the grant of awards to our employees, executive officers and directors of, and other individuals providing bona fide services to or for, us or our affiliates. Awards may consist of nonqualified stock options, incentive stock options, restricted and unrestricted shares of common stock, stock appreciation rights, performance share awards or other stock-based awards. Our board of directors can amend or terminate the 2008 equity incentive plan without stockholder approval unless stockholder approval is required by law or an exchange on which our stock may then be listed. The 2008 equity incentive plan is administered by our compensation committee or by any other committee appointed by our board of directors, or, in the absence of such a committee, by the board of directors.

Before giving effect to the issuance of awards that we have allocated for issuance to our executive officers and independent directors, the total number of shares of common stock we have reserved for issuance under the 2008 equity incentive plan for awards is equal to approximately     % of the number of shares we will issue and sell in this offering (            shares of common stock). In addition to these shares, a number of shares equal to approximately     % of the number of shares issued and sold pursuant to any exercise by the underwriters of its allotment option to purchase an additional             shares of our common stock will also be available under the plan for discretionary awards. Beginning January 1, 2009, and on each January 1 thereafter during the term of the 2008 equity incentive plan, the maximum aggregate number of shares of common stock that may be issued under the 2008 equity incentive plan for awards shall be increased by             percent (    %) of any additional shares of

common stock issued by us; provided, however, that the maximum aggregate number of shares of common stock that may be issued under the 2008 equity incentive plan shall be             shares. Notwithstanding the foregoing, there shall not be such an adjustment on account of an increase in the number of outstanding shares of common stock (i) on account of the issuance of shares of common stock under the 2008 equity incentive plan, or (ii) arising as a result of stock splits, stock dividends and similar events.

After giving effect to the issuance of awards that we have allocated for issuance to our executive officers and independent directors, subject to adjustment upon certain corporate transactions or events, the total number of shares of our common stock remaining available for awards under the 2008 equity incentive plan will be [    ] shares of common stock. We have no timetable for the grant of any discretionary awards under the 2008 equity incentive plan. If any award or grant under the 2008 equity incentive plan expires, is forfeited or is terminated without having been exercised or paid (whether in cash or shares of common stock), then any shares of common stock covered by such lapsed, cancelled, expired or unexercised portion of such award or grant shall be available for the grant of other awards under the 2008 equity incentive plan.

In the event of a stock dividend of, or stock split or reverse stock split affecting our common stock, (i) the maximum number of shares as to which we may grant awards under the plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, and (ii) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event. In the event of any transaction resulting in a “change in control” of the company (as defined in the plan), outstanding awards will vest unless otherwise provided for in the grant award.

Options granted under the plan would entitle the holder to purchase shares of common stock for a specified exercise price during a specified period. Under the 2008 equity incentive plan, we may grant options that are intended to be incentive stock options within the meaning of Section 422 of the Code (“incentive stock options”) or options that are not incentive stock options (“nonqualified stock options”). Incentive stock options and nonqualified stock options will have an exercise price that is not less than 100% of the fair market value of the shares of common stock underlying the option on the date of grant and will expire, with certain exceptions, 10 years after such date.

Restricted stock awards would entitle the recipient to shares of common stock under terms that provide for vesting over a specified period of time. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted stock may not, in general, be sold or otherwise transferred until restrictions are removed and the stock has vested. Holders of restricted stock would be able to vote the shares of restricted stock and would receive cash dividends prior to the time that the restrictions on the restricted stock have lapsed. Any dividends payable in shares of common stock would be subject to the same restrictions as the underlying restricted stock.

Unrestricted shares of common stock would be free of any restrictions under the 2008 equity incentive plan. We may issue unrestricted shares of common stock in recognition of past services or in lieu of cash compensation.

Stock appreciation rights would entitle the recipient to receive from us at the time of exercise an amount in cash (or in some cases, shares of common stock or a combination of cash and shares) equal to the excess of the fair market value of the shares of common stock underlying the stock appreciation right on the date of exercise over the price specified at the time of grant, which could not be less than the fair market value of the shares of common stock on the grant date.

Performance share awards are contractual rights that are equivalent in value to, but not the actual shares of, our common stock. We may condition performance share awards on the achievement of performance goals and/or continued employment with us through a specified date. We will determine the time or times when the recipient would be paid the value of the performance share award, which payment may be in cash, shares of our common stock or a combination of both. Because performance share awards are not actual shares of our common stock, they do not have dividend or voting rights.

The committee may make the vesting of awards subject to performance goals. The grant of, or lapse of restrictions with respect to, such performance-based equity awards, such as performance common stock, shall be based upon one or more performance measures and objective performance targets to be attained relative to those performance measures, all as determined by the compensation committee. The committee, in its discretion, may base performance goals on one or more of the following non-exclusive list of measures with respect to the company or any business unit of the company: revenue; earnings before interest, taxes, depreciation and amortization; funds from operations; adjusted funds from operations; cash available for distribution; operating income; pre-tax income; after-tax income; cash flow; cash flow per share; net earnings; taxable REIT earnings; earnings per share; price-to-earnings ratio; return on equity; return on invested capital; return on assets; growth in assets; share price performance; economic value added; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to us; and strategic business criteria. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the committee.

We may also grant other awards that are based on or related to shares of our common stock or other securities. These could include incentive awards with value and payment contingent upon the recipient’s performance, other rights convertible or exchangeable into shares and purchase rights for shares of common stock or other securities.

No award will be granted after the close of business on the day before the 10th anniversary of the effective date of the 2008 equity incentive plan.

Compensation Committee Interlocks and Insider Participation

Upon the closing of this offering and our formation transactions, we do not anticipate that any members of our compensation committee will serve as members of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors. None of our employees participates on our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Indemnification Agreements

We intend to enter into indemnification agreements with each of our current and future directors and executive officers which will require us to indemnify such persons to the maximum extent permitted by the MGCL and to pay such persons’ expenses in defending any civil or criminal proceedings related to their service on our behalf. See “Management—Limitations on Liabilities and Indemnification of Directors and Officers.”

Administrative Services Agreement

Effective upon the closing of this offering, we will enter into an administrative services agreement with HFH pursuant to which HFH will provide us with access to HFH’s market data as well as its proprietary security and portfolio analytics systems and its trading and liability management tools. HFH will also provide us with back-office support. The administrative services agreement was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. The terms of the administrative services agreement, including fees payable, may not reflect the terms we may have received if it was negotiated with an unrelated third party.

Three of our executive officers and one of our directors also serve as executive officers and/or managers of HFH and have significant responsibilities with HFH and its affiliated entities and managed funds. Messrs. Ullman, Katz and Leyden control HFH. Our administrative services agreement, our 2008 equity incentive plan, our executives’ compensation arrangements and other organizational matters were not negotiated at arm’s-length. As a result, their terms, including fees payable to HFH and compensation paid to our executive officers, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. Furthermore, although our independent directors have the ability to terminate our administrative services agreement in the case of a material breach of a term of the agreement by HFH, because three of our executive officers and one of our directors are employed by and are also owners of HFH, our independent directors may be less willing to enforce vigorously the provisions of our administrative services agreement against HFH because the loss of the key personnel affiliated with HFH would have an adverse affect on our operations.

Conflicts of Interest

We are dependent on HFH to provide us with access to certain of its resources, including analytical tools, that are necessary for us to conduct our day-to-day operations. We will also depend on HFH for significant back-office infrastructure and support. The administrative services agreement was not negotiated at arm’s-length. Each of Messrs. Ullman, Katz and Leyden are officers and employees of HFH and its affiliates and will continue to serve as officers and employees of HFH and its affiliates following completion of this offering. Messrs. Ullman, Katz and Leyden, collectively, own approximately 55% of the equity interests of HFH.

Effective upon the closing of this offering, each of Messrs. Ullman, Katz, Leyden and Saverin will enter into an employment agreement with us (further described under “Management—Employment Agreements”). The terms of their respective employment agreements will allow each of Messrs. Ullman, Katz, Leyden and Saverin to:

•	serve on corporate, civic or charitable boards or engage in charitable activities;

•	perform outside speaking, lecturing or teaching engagements;

•	manage personal investments and invest in other real estate-related investment entities; and

•

subject to the terms of the non-competition provisions of their respective employment agreements, engage in other for-profit ventures and employment opportunities provided those activities do not materially adversely impair their ability to fulfill their duties to us.

Messrs. Ullman, Katz and Leyden also are expressly permitted to continue to render services to, and remain in the employ of, HFH and its affiliates and act as officers and managers of HFH and its affiliates.

The responsibilities that Messrs. Ullman, Katz and Leyden owe to HFH and its affiliates also may create conflicts of interest if they are presented with investment opportunities that may benefit both us and HFH or its affiliates or clients. HFH has clients with investment objectives that, in part, are substantially similar to our own; therefore, investments that would be suitable for us may also be suitable for HFH and its affiliates and clients. As a result, our executive officers could direct attractive investment opportunities to HFH rather than to us.

Related Party Transaction Policies

We and HFH have established an investment allocation policy as is set forth in our administrative services agreement, in an effort to provide fair treatment of us and HFH with respect to investment opportunities suitable to both us and HFH or its affiliates or clients. Pursuant to this policy, these investments will be allocated between our company and any pools of capital managed by HFH by taking into account the following factors:

•	the primary investment strategy and the stage of portfolio development of each entity;

•	the effect of the potential investment on the diversification of each entity’s portfolio by coupon, purchase price, size, prepayment characteristics and leverage;

•	the cash requirements of each entity;

•	the anticipated cash flow of each entity’s portfolio; and

•	the amount of funds available to each entity and the length of time such funds have been available for investment.

The investment professionals of HFH and our executive officers have extensive experience managing potential conflicts of this type as a consequence of simultaneously managing over the last ten years, on behalf of HFH, various funds and separate accounts with similar investment goals. Further, on a quarterly basis, our independent directors will review with our executive officers decisions, if any, made to allocate investment opportunities between us and HFH, and discuss with our executive officers the portfolio needs of each entity for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict. Notwithstanding the foregoing, we expect our board of directors will adopt a policy that will require a majority of our independent directors to approve any acquisition from, or sale to, HFH or any of its affiliates.

In recognition of the conflicts that exist between our company and HFH, HFH will agree pursuant to the terms of the administrative services agreement that, until the later of (i) the expiration of a period of 36 months after the effectiveness of the registration statement of which this prospectus forms a part or (ii) the termination of the administrative services agreement, HFH will not, directly or indirectly, sponsor, manage or provide administrative services support to any entity or fund that has a long-term investment strategy that focuses exclusively on Agency securities. HFH may, however, on behalf of itself and its affiliates and clients, continue to invest in Agency securities and manage capital that has an investment strategy that overlaps, in part, with our investment strategy and from time to time may have a substantial portion of its investment portfolios in Agency securities.

We also expect that, upon the closing of this offering, our board of directors will adopt a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our corporate secretary any related person transaction and all material facts about the transaction. Our corporate secretary would then assess and promptly communicate that information to the nominating and corporate governance committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, our nominating and corporate governance committee will decide whether or not to approve such transaction. If we were to become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction would be referred to this committee, which would evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there will be              shares of our common stock outstanding and              stockholders of record. These shares were issued in connection with our formation and in a private placement. Prior to completion of this offering, we will have no other shares of stock outstanding. The following table sets forth information known to us about the beneficial ownership of shares of our common stock immediately after this offering:

•	each of our executive officers, directors and director nominees;

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; and

•	and all of our executive officers, directors and director nominees as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership immediately after the completion of this offering as determined in accordance with Rule 13d-3 under the Exchange Act and are based on              shares of our common stock outstanding as of the date immediately following the completion of this offering. The percentages assume no exercise by the underwriters of their over-allotment option. Except as otherwise indicated, the address of each stockholder listed in the table below is             .

Percentage of Common Stock Outstanding
	Immediately Prior to This Offering		Immediately After This Offering
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage	Number of Shares Beneficially Owned	Percentage
Paul A. Ullman
Elias Katz
Daniel A. Leyden
Kenneth A. Saverin
Robert H. Hartheimer

All directors, director nominees and executive officers as a group ( persons)

*	Less than 1%.

DESCRIPTION OF STOCK

The following description is a summary of the rights and preferences of our common stock and preferred stock and related provisions of our charter and bylaws, as they will be in effect upon the closing of this offering. Certain provisions of Maryland law and in our charter and bylaws may have the effect of delaying, deferring or preventing a takeover of our company (including transactions in which stockholders might otherwise receive a premium for their shares over the then-current prices). The summary is not complete. For more detailed information, please see the MGCL and our charter and bylaws.

General

Our articles of incorporation, or our charter, became effective on March 13, 2008 upon our formation. Upon the closing of this offering, we will amend and restate our charter. As amended and restated, our charter will provide that we may issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Upon the closing of this offering, we expect              shares of our common stock will be issued and outstanding if the underwriters fully exercise their over-allotment option. No shares of our preferred stock will be outstanding upon the closing of this offering. Additionally,              shares of common stock will be reserved upon the closing of this offering for awards under our 2008 equity incentive plan (             if the underwriters fully exercise their over-allotment option).

Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Voting Rights of Common Stock

Subject to the provisions of our charter restricting the transfer and ownership of shares of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, may elect all of the directors then standing for election.

In accordance with Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter requires the affirmative vote of stockholders holding at least a majority (instead of two-thirds) of the shares entitled to vote on the matter.

Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without stockholder approval provided (i) the charter of the successor is not amended other than in certain minor respects and (ii) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the stockholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, our subsidiaries, if any, may be able to merge or sell all or substantially all of their assets without a vote of our stockholders.

Dividends, Liquidation and Other Rights

All shares of common stock sold in the offering contemplated by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our shares of common stock will be entitled to receive dividends or other distributions if and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends or other distributions. They also will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

Holders of our shares of common stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter, all shares of common stock will have equal dividend, liquidation and other rights.

Preferred Stock and Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to reclassify any unissued shares of stock into any class or series of stock, including preferred stock, to classify any unissued shares of common stock or preferred stock or to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by Maryland law and our charter to fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of preferred stock. Thus, our board of directors could authorize the issuance of shares of common stock with terms and conditions, or preferred stock with priority over our existing common stock with respect to distributions and rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for you or otherwise be in your best interest. As of the completion of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the NYSE.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code for each taxable year beginning after December 31, 2008, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2008, no more than 50% of the value of our outstanding shares of stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that, subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent the violation of the foregoing restrictions, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust.

The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

                     will serve as transfer agent and registrar for our common stock.

CERTAIN PROVISIONS OF MARYLAND LAW

AND OF OUR CHARTER AND BYLAWS

The following description is a summary of certain material provisions of Maryland law and of our charter and bylaws, as they will be in effect upon the closing of this offering. Certain provisions of Maryland law and in our charter and bylaws may have the effect of delaying, deferring or preventing a takeover of our company (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices). This summary is not complete and is qualified in its entirety by the specific language of our charter and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors constituting our full board of directors will be not less than the minimum number required by Maryland law, and our bylaws provide that the number of directors constituting our full board of directors will not exceed 15 and may only be increased or decreased by a vote of a majority of our directors. From the time we become subject to Subtitle 8 of Title 3 of the MGCL, any and all vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Our charter provides that a director may be removed with or without cause but only upon the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors. However, because of our board’s exclusive power to fill vacant directorships once we become subject to Subtitle 8 of Title 3 of the MGCL, stockholders will be precluded from filling the vacancies created by any removal with their own nominees. Pursuant to our charter, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Directors are elected by a plurality of the votes cast.

Amendment to Charter and Bylaws

Generally, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and make new bylaws.

Dissolution

Our dissolution must be approved by a majority of our board of directors and by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or transfer of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of our stock; or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution opting out of the business combination provisions. This resolution, however, may be altered or repealed in whole or in part at any time and we may opt back into the business combination provisions of the MGCL. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or by directors who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

Our bylaws contain a provision providing that our stock is not subject to the control share acquisition statute. As a result, any and all acquisitions by any person of our stock will not be affected by the control share acquisitions statute. Unless our bylaws are amended to modify or eliminate this provision, the control share acquisition statute will continue to have no effect on acquisitions of our stock.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

In our charter, we have elected, at such time as we have a class of securities registered under the Exchange Act and have at least three independent directors, that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8 of Title 3 of the MGCL, we already (i) require a two-thirds vote for the removal of any director from the board, (ii) vest in the board the exclusive power to fix the number of directorships and (iii) provide that, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, a special meeting of stockholders may only be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter also permits our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We intend to enter into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law.

The indemnification agreements will provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, executive officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

The indemnification agreements will also provide that upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•

the court determines the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•

the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, executive officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change in control of us.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Meetings of Stockholders

Special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president or, in the case of a stockholder requested special meeting, by our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only:

•	pursuant to our notice of the meeting; and

•	by the board of directors; or

•

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Generally, in accordance with our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than 5:00 p.m., Eastern Time, on the 120th day, nor earlier than the 150th day, prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (for purposes of our 2009 annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by us). For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering,              shares of our common stock are outstanding. Upon the completion of this offering, we will have              shares of common stock outstanding (including              shares of common stock to be issued pursuant to our 2008 equity incentive plan) and an additional              shares reserved for issuance pursuant to our 2008 equity incentive plan (assuming the underwriters do not exercise their over-allotment option).

Shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are acquired by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with our company. The              shares of our common stock issued in connection with our initial capitalization and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration, such as Rule 144, as described below.

Rule 144

In general, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours, and who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate) may sell his or her securities without registration and without complying with any of the requirements of and restrictions under Rule 144 (other than the requirement, applicable for an additional six-month period, with respect to the continued availability of current public information about us). In addition, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year (including the holding period of any prior owner other than an affiliate) may sell his or her securities without registration and without complying with any of the requirements and restrictions under Rule 144. Any sales by affiliates under Rule 144, even after the applicable holding period of six months, are subject to the requirements and limitations with respect to manner of sale, current public information, volume limitations and notice under Rule 144.

2008 Equity Incentive Plan

We have adopted our 2008 equity incentive plan. Initially, the 2008 equity incentive plan will provide for the issuance of up to              shares of our common stock. Upon the closing of this offering, we expect to grant an aggregate of              shares of restricted stock to our independent directors under our 2008 equity incentive plan. Upon the closing of this offering,              shares of our common stock will remain available for future issuance under our 2008 equity incentive plan. The number of shares that are available for future issuance under our 2008 equity incentive plan is subject to adjustment upon our issuance of capital stock in the future and other events.

Lock-Up Periods

We, each of our directors, executive officers and employees, certain of our existing stockholders, HFH and certain of its affiliates, employees and clients, and certain of our and HFH’s business associates and related persons will agree that, for a period of 180 days after the closing of this offering, we and they will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, offer to sell, contract to sell, or otherwise dispose of, hedge loan, pledge or grant any rights with respect to any shares of our common stock or any securities convertible into or exchangeable for our common stock, except for grants of stock-based awards that we may make pursuant to our incentive plan, or announce our intention to do any of the foregoing, subject to certain exceptions and extension in certain circumstances described in “underwriting.” There are no present agreements between Friedman, Billings, Ramsey & Co., Inc., on the one hand, and us or any other individual or entity that will be subject to such lock-up agreements, on the other hand, to release us or any of them from these lock-up agreements. However, we cannot predict the circumstances or timing under which Friedman, Billings, Ramsey & Co., Inc. may waive these restrictions.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.

This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We plan to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ending on December 31, 2008, upon filing our federal income tax return for that year. We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year ending on December 31, 2008, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we currently distribute to our stockholders, but if we form any TRSs, the taxable income generated by such TRSs will be subject to regular corporate income tax. Our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose stockholders taxed at individual rates are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefits of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While we generally will not be subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property by a non-TRS entity, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•

In the event of a failure of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identified such failure and file with the IRS a schedule describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

•

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, domestic TRSs will be subject to federal, state and local corporate income tax on their taxable income.

•

Although we do not expect to own an equity interest in a taxable mortgage pool, the IRS has taken the position that if we were to own such an interest we would be subject to tax on a portion of any excess inclusion income equal to the percentage of our stock that is held in record name by disqualified organizations.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It uses the calendar year as its taxable year.

9.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2009 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our stock. See “Description of Stock—Restrictions on Ownership and Transfer.” These restrictions are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT may terminate.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership.

For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Domestic TRSs are subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic TRSs, then the dividends we pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic TRSs, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with any TRS that we form will be conducted on an arm’s-length basis.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. A stockholder’s share of excess inclusion income (a) would not be allowed to be offset by any losses otherwise available to the stockholder, (b) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (c) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Recently issued IRS guidance indicates that a REIT’s excess inclusion income will be allocated among its stockholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position in recently issued guidance that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a taxable mortgage pool equal to the percentage of its stock that is held in record name by “disqualified organizations” (generally tax-exempt entities that are exempt from the tax on unrelated business taxable income, such as state pension plans and charitable remainder trusts).

Although we will leverage our investments in Agency securities, we believe that our financing transactions will not cause us or any portion of our assets to be treated as a taxable mortgage pool, and we do not expect that any portion of our dividend distributions will be treated as excess inclusion income.

Gross Income Tests

We must satisfy two gross income tests annually to qualify as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from a real estate mortgage investment conduit, or REMIC, in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the denominator of the 75% gross income test). We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We intend to invest exclusively in (i) Agency RMBS that are pass-through certificates or, to a lesser extent, CMOs and (ii) Agency debentures. We may, however, invest cash reserves in short-term, interest-bearing investments, including money market accounts. Other than income from derivative instruments, as described below, we expect that all of the income on our Agency RMBS will be qualifying income for purposes of the 95% gross income test. We expect that the Agency RMBS will be treated as interests in a grantor trust and that Agency RMBS that are CMOs will be treated as interests in a REMIC for federal income tax purposes. In the case of Agency RMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. Although the IRS has ruled generally that the interest income from non-CMO Agency RMBS is qualifying income for purposes of the 75% gross income test, it is not clear how this guidance would apply to secondary market purchases of non-CMO Agency RMBS at a time when the loan-to-value ratio of one or more of the mortgage loans backing the Agency RMBS is greater than 100%. In the case of Agency RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. Although the law is not clear, the IRS may take the position that this test is measured on a quarterly basis. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. Our income from Agency debentures will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. We expect that a sufficient portion of income from our Agency securities will be qualifying income so that we will satisfy both the 95% and 75% gross income test.

We may purchase Agency RMBS through TBAs. We do not intend to enter into dollar roll transactions in which we dispose of a TBA and simultaneously agree to purchase similar securities in the future at a predetermined price or other transactions with respect to TBAs that could produce gross income.

Fee Income. Fee income will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying for purposes of either gross income test. We currently do not anticipate earning significant fee income.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Rents from Real Property. We currently do not hold, and do not intend to acquire, any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging Transactions. From time to time, we will enter into hedging transactions with respect to one or more of our liabilities. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but will be treated as non-qualifying income for purposes of the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our Agency securities is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to use commercially reasonable efforts to structure any hedging transactions in a manner consistent with satisfying the requirements for qualification as a REIT. We may, however, find that in certain instances we must hedge risks incurred by us through transactions entered into by a TRS. Hedging our risk through a TRS would be inefficient on an after-tax basis because of the tax liability imposed on the TRS.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. There can be no assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those assets.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote or value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

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Any debt instrument of an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership; and

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

We intend to invest exclusively in (i) Agency RMBS that are either pass-through certificates or, to a lesser extent, CMOs, and (ii) Agency debentures. We may, however, invest cash reserves in short-term, interest-bearing investments, including money market accounts. We expect that our Agency securities will be qualifying assets for purposes of the 75% asset test because they are real estate assets or government securities. With respect to Agency RMBS that are pass-through certificates, we expect that the Agency RMBS will be treated as interests in a grantor trust and that Agency RMBS that are CMOs will be treated as interests in a REMIC for federal income tax purposes. In the case of Agency RMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. Although the IRS has ruled generally that non-CMO Agency RMBS are real estate assets for purposes of the 75% asset test, it is not clear how this guidance would apply to secondary market purchases of non-CMO Agency RMBS at a time when the loan-to-value ratio of one or more of the mortgage loans backing the Agency RMBS is greater than 100%. In the case of Agency RMBS treated as interests in a REMIC, such interests will generally qualify as real estate assets. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC interests will qualify as real estate assets. Although the law is not clear, the IRS may take the position that this test is measured on a quarterly basis. To the extent any Agency securities are not treated as real estate assets, we expect such Agency securities will be treated as government securities because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States.

We intend to enter into sale and repurchase agreements under which we would nominally sell certain of our Agency securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that we would be treated for REIT asset and income test purposes as the owner of the Agency securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the Agency securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We may purchase Agency RMBS through TBAs. The law is unclear with respect to the qualification of TBAs as real estate assets or government securities for purposes of the 75% asset test. We intend to limit our investment in TBAs and any nonqualifying assets to no more than 25% of our assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through TBAs could be limited.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a failure of any of the asset tests (other than a de minimis failure described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the Agency securities that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage loans that support our Agency securities.

Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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We will recognize taxable income in advance of the related cash flow if any of our Agency securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account losses until they are actually incurred.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

The term U.S. stockholder means a holder of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax adviser regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by non-corporate taxpayers is 15% through 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, 35%. Qualified dividend income generally includes dividends paid to taxpayers taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or

W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisers to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a United States real property interest, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of our common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a “United States real property interest” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interest” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term “United States real property interest” does not include mortgage loans or RMBS, such as Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also might be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder might receive a credit against its tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of our common stock during the one-year period preceding the date of the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following this offering.

In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be regularly traded on an established securities market immediately following this offering.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

We or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Stockholders should consult their own tax advisers regarding the effect of state and local tax laws upon an investment in our common stock.

UNDERWRITING

We intend to offer the shares of our common stock through the underwriters named below. Subject to the terms and conditions of the underwriting agreement among us and the underwriters, for whom Friedman, Billings, Ramsey & Co., Inc. is acting as representative, we have agreed to sell to the underwriters named below, and the underwriters severally have agreed to purchase from us the number of shares of common stock listed opposite their names below.

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.

Total

Under the terms and conditions of the underwriting agreement, the underwriters are obligated to purchase all of the shares offered by this prospectus, if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates, legal opinions and comfort letters. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

At our request, the underwriters have reserved up to     % of the shares of common stock offered for sale, in this offering, at the initial public offering price without payment of any underwriting discounts and commissions, directly to HFH and/or its affiliates and clients, as well as members of our management, business associates and related persons pursuant to a directed share program. We do not know if these entities or persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. These entities or persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

The underwriters have advised us that they propose initially to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected securities dealers (that may include the underwriters) at that price less a concession not in excess of $             per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $             per share to certain other brokers and dealers. If all of the shares of common stock are not sold at the public offering price, the underwriters may change this offering price and other selling terms. After the public offering, the offering price, concession, discount and other selling terms may from time to time be changed by the underwriters. We expect the shares of common stock will be ready for delivery on or about                     , 2008.

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase a total of up to              additional shares at the public offering price less the underwriting discount solely to cover over-allotments, if any. To the extent the underwriters exercise this option in whole or in part, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares approximately proportionate to that underwriter’s initial commitment amount reflected in the table above.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds to us before expenses

The expenses of this offering, not including the underwriting discount and commissions, are estimated to be approximately $             and will be paid by us.

We intend to apply to list our common stock on the New York Stock Exchange upon the closing of this offering under the symbol “MDQ.” In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of              shares or more to a minimum of              beneficial owners.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiations between the underwriters and us and this offering price of the common stock may not be indicative of the market price following this offering. The principal factors to be considered in determining the public offering price include:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the prospects for future earnings;

•	the present state of our development and estimates regarding our business potential and earnings prospects;

•	an assessment of our management;

•	the recent market prices of, and demand for, publicly-traded common stock of generally comparable companies; and

•	the general condition of the securities market at the time of this offering.

We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position;

•	stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions; and

•

penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

Stabilizing transactions, syndicate covering transactions and penalty bids may cause the market price of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Upon the closing of this offering, the underwriters may allocate shares to accounts over which they exercise discretionary authority. The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of common stock offered by this prospectus.

We, each of our directors, executive officers and employees, certain of our existing stockholders, HFH and certain of its affiliates, employees and clients, and certain of our and HFH’s business associates and related persons will agree, subject to certain exceptions, not to sell or transfer any shares of common stock, or in our case, announce our intention to do any of the foregoing, for 180 days after the closing of this offering without first obtaining the written consent of Friedman, Billings, Ramsey & Co., Inc. Specifically, we and these other individuals and entities will agree not to directly or indirectly:

•

offer, pledge, sell or contract to sell any common stock (including any common stock owned or acquired later for which the power of disposition is acquired at such later time and all securities convertible into or exchangeable or exercisable for the common stock), or the Relevant Securities;

•	offer, pledge, sell or contract to sell any option or contract to purchase any Relevant Securities;

•	contract to purchase or purchase any option or contract to sell any Relevant Securities;

•	grant any option, right or warrant for the sale of any Relevant Securities;

•

lend or otherwise dispose of or transfer (or enter into any transaction or device designed to, or that could be expected to, result in the disposition by any person at any time in the future of) any Relevant Securities; or

•

enter into a swap or other agreement that transfers, in whole or in part (directly or indirectly), the economic consequences of ownership of any Relevant Securities, whether any such swap or transaction is to be settled by delivery of Relevant Securities or other securities, in cash or otherwise.

The 180-day period described in the preceding paragraph will be automatically extended if: (i) during the last 17 days of the 180-day period (A) our company releases earnings results or (B) material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day period, our company announces that it will release earnings results during the 16-day period following the last day of the 180-day period, in either of which case the restriction described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Notwithstanding the foregoing, we may issue shares of our common stock under, or upon the grant and exercise of options to purchase shares of our common stock under our 2008 equity incentive during this 180-day period without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. In addition, notwithstanding the foregoing, the other individuals and entities that will be subject to such lock-up agreements may sell or transfer shares of our common stock during this 180-day period, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.:

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of such party or his or her immediate family; or

•	by will or intestate succession.

However, it is a condition to any such transfer that (i) the transferee (or trustee, if applicable) execute a similar lock up agreement stating that such transferee (or trustee, if applicable) is receiving and holding shares of our common stock subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer shares of our common stock for the remainder of the 180-day period described above and (ii) any such transfer will not involve a disposition of value. In the case of any such transfer, no filing by any party under the Securities Act or the Exchange Act is required in connection with such transfer (other than a filing on Form 5 made after the expiration of the lock-up period in connection with a donation or transfer, if applicable). For this purpose, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives of the underwriters of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The lead managers will allocate Internet distributions to underwriters that may make Internet distributions on the same basis as other allocations.

We may engage in investment banking, brokerage and other dealings with Friedman, Billings, Ramsey & Co., Inc.,                      and                     , underwriters in this offering, and their affiliates, in the ordinary course of business and Friedman, Billings, Ramsey & Co., Inc.,                      and                      and their affiliates will receive customary fees and commissions for their services on these transactions.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hunton & Williams LLP, and for the underwriters by Gibson, Dunn & Crutcher LLP. Hunton & Williams LLP provides legal services to Friedman, Billings, Ramsey & Co., Inc. and its affiliates from time to time.

EXPERTS

The financial statements of Madison Square Capital, Inc. appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Madison Square Capital, Inc.

We have audited the balance sheet of Madison Square Capital, Inc. (a development stage company, commonly referred to as the “Company”) as of April 24, 2008, and the related statements of changes in stockholders’ equity and cash flows for the period from March 13, 2008 (date of inception) to April 24, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Square Capital, Inc. as of April 24, 2008, and its cash flows for the period from March 13, 2008 (date of inception) to April 24, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

New York, NY

April 25, 2008

MADISON SQUARE CAPITAL, INC.

BALANCE SHEET

As of April 24, 2008

Assets
Cash	$100
Deferred offering costs	204,044

Total assets	204,144

Liabilities
Accrued expenses and other liabilities	204,044

Total liabilities	204,044

Stockholders’ Equity
Common stock, par value $0.01, 10,000 shares authorized, issued and outstanding	100

Total stockholders’ equity	$100

Total liabilities and stockholders’ equity	$204,144

The accompanying notes are an integral part of these financial statements.

MADISON SQUARE CAPITAL, INC.

STATEMENT OF CASH FLOWS

For the Period from March 13, 2008 (inception) to April 24, 2008

Net increase in stockholders' equity resulting from operations	$—
Adjustments to reconcile net increase in stockholders' equity resulting from operations to net cash provided from operating activities
Change in deferred offering costs	(204,044)
Change in accrued expenses and other liabilities	204,044

Net cash provided by operating activities	—

Cash provided by financing activities
Capital contributions	100

Net cash provided by financing activities	100

Net change in cash and cash equivalents	100

Cash and cash equivalents
Beginning of period	—

End of period	$100

Supplemental disclosure of cash flow information
Interest paid	$—

The accompanying notes are an integral part of these financial statements.

MADISON SQUARE CAPITAL, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period from March 13, 2008 (inception) to April 24, 2008

From capital share transactions
Contributions	$100

Net increase in stockholders' equity resulting from capital share transactions	100

Total increase in stockholders' equity	100

Stockholders' Equity
Beginning of period	—

End of period	$100

The accompanying notes are an integral part of these financial statements.

MADISON SQUARE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

As of April 24, 2008

1. Organization and Business Description

Madison Square Capital, Inc., a developmental stage company (the “Company” or “we”), was organized in Maryland on March 13, 2008. Under the Articles of Incorporation, the Company authorized and issued 10,000 shares of common stock, par value $0.01 per share. On April 1, 2008, the Company consummated its initial private offering and sold 10,000 shares of its common stock at $0.01 per share. Net proceeds from the initial private offering totaled $100.

The Company intends to conduct an offering of common stock, which is anticipated to be completed in the second quarter of 2008. The net proceeds from the offering will be used to acquire adjustable-rate, hybrid adjustable-rate and fixed-rate single-family residential mortgage pass-through securities guaranteed by a U.S. government agency such as the Government National Mortgage Association (“Ginnie Mae”) or issued by a U.S. government-sponsored enterprise such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and collateralized mortgage obligations (“CMOs”), guaranteed by a U.S. government agency or U.S. government-sponsored enterprise. We refer to these securities collectively as Agency RMBS. We may also invest in debentures issued directly by Fannie Mae, Freddie Mac or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or entities sponsored by the U.S. government such as the Federal Home Loan Banks. We refer to these securities as Agency debentures and, together with Agency RMBS, as Agency securities. Under our current investment guidelines, we intend that our entire investment portfolio, on a leveraged basis, will consist of Agency securities. We believe that Agency securities are attractive investments due to their: (i) credit quality, (ii) attractive yields, (iii) liquidity and (iv) low volatility relative to non-Agency securities.

The Company will be subject to the risks involved with Agency securities as well as other high-quality residential mortgage-backed securities (“RMBS”). These include, among others, the risks normally associated with changes in prepayment rate, interest rates levels, general economic climate, health of the general credit and mortgage finance markets, creditworthiness of borrowers, and changes in tax laws, and the availability of financing. The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2008. In order to satisfy the requirements for qualification as a REIT, the Company plans to distribute at least 90% of its taxable income each year.

2. Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates. Significant estimates that may affect the accompanying financials may include the fair values of RMBS and the prepayment speeds used to calculate amortization and accretion of premiums and discounts on RMBS.

Cash and Cash Equivalents

We define cash equivalents as highly liquid investments purchased with maturities of three months or less at date of purchase. From time to time, our account balance held at financial institutions may exceed Federal Depository Insurance Corporation (“FDIC”), insurance coverage and, as a result, there is a concentration of credit risk related to the balance on deposit in excess of FDIC insurance coverage. We believe that the risk of loss is not significant.

MADISON SQUARE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of April 24, 2008

Interest Income

Interest income will be accrued based on the outstanding principal amount of the securities and their contractual terms. Premiums and discounts associated with the purchase of the securities will be amortized or accreted into interest income over the projected lives of the securities using the interest method.

Investments

Management determines the appropriate classification of securities at the date individual securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date. Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, or SFAS 115, requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Trading securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our Agency securities until maturity, we may, from time to time, sell any of our Agency securities as part of our overall management of our investment portfolio. Accordingly, we will initially classify all of our securities as available-for-sale. All assets classified as available-for-sale will be reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. We do not have an investment portfolio at this time.

We will evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of recovery in fair value of the Agency security, and (iii) our intent and ability to retain our investment in the Agency security for a period of time sufficient to allow for any anticipated recovery in fair value. Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. Unrealized losses on securities that are considered other-than-temporary, as measured by the amount of the difference between the securities’ cost basis and their fair value, will be recognized in earnings as an unrealized loss and the cost basis of the securities will be adjusted.

Repurchase Agreements

We intend to finance the acquisition of Agency securities for our investment portfolio through repurchase transactions under master repurchase agreements, although we have not yet entered into any definitive agreements. Repurchase transactions will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest, as specified in the respective transactions. Shortly before or concurrently with the completion of this offering, we intend to enter into repurchase agreements with several counterparties.

In instances where we acquire Agency securities through repurchase agreements with the same counterparty from whom the Agency securities were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency securities as a derivative instrument. Such forward commitments are recorded at fair value with subsequent changes in fair value

MADISON SQUARE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of April 24, 2008

recognized in income. Additionally, we will record the cash portion of our investment in Agency securities as a mortgage related receivable from the counterparty on our balance sheet.

Recent Accounting Pronouncements

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement became effective in fiscal years beginning after November 15, 2007. Our adoption of this standard on March 13, 2008 did not have a material effect on our financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 became effective for our company beginning March 13, 2008. We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial statements but we do not expect this to have a material effect on our financial statements.

Accounting for Acquisitions of Mortgage Securities Seller-Financed Using Repurchase Arrangements

From time to time we will finance acquisitions of Agency securities with the seller using repurchase arrangements. In such instances, the Agency securities we acquire will be used to collateralize the related short-term liability.

On February 20, 2008, the FASB issued final Staff Position No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, or FSP FAS 140-3. FSP FAS 140-3 provides guidance on whether a transfer of a financial asset and a repurchase financing entered into with the same counterparty should be accounted for as separate transactions. FSP FAS 140-3 requires that such transactions be considered part of the same arrangement, i.e. “linked transaction” under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—A Replacement of FASB Statement 125, unless certain criteria are met. FSP FAS 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company is currently assessing the impact of FSP FAS 140-3 on its financial statements.

Derivative Instruments

We will account for derivative financial instruments in accordance with SFAS 133. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income

MADISON SQUARE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of April 24, 2008

in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. Derivatives are used for hedging purposes rather than speculation. We will use quotations from a third party to determine their fair values.

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk on our borrowings. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the effective hedge criteria is marked-to-market with the changes in value included in net income.

Earnings Per Common Share (EPS)

Basic EPS is computed by dividing net income available to holders of common stock by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed by dividing net income available to holders of common stock by the weighted average shares of common stock and common equivalent shares outstanding during the period. For the diluted EPS calculation, common equivalent shares outstanding includes the weighted average number of shares of common stock outstanding adjusted for the effect of dilutive unexercised stock options.

Other Comprehensive Income (Loss)

In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company will recognize the change in fair value of its securities available for sale as a component of “Other Comprehensive Income (Loss)” on the Company’s Balance Sheet. In accordance with SFAS No. 133, the Company will recognize the change in fair value, and realized gains and losses from the effective portion of its cash flow hedges as a component of “Other Comprehensive Income (Loss)” on the Company’s Balance Sheet. Realized gains and losses from the effective portion of the cash flow hedges will then be amortized as a component of interest expense on the Company’s Income Statement over the term of the related financing, using the constant interest method.

Income Taxes

We will operate in a manner that we believe will allow us to qualify to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we fail to meet these requirements and do not qualify for certain statutory relief provisions, we would be subject to federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders. If we use a taxable REIT subsidiary (“TRS”), the income generated by the TRS will be subject to federal, state and, if applicable, local income tax.

Deferred Offering Costs

Deferred offering costs reflect legal and auditing fees of $204,044. The deferred offering costs will be treated as a reduction of additional paid-in capital in satisfaction of these fees. In the event that the Company does not complete the initial public offering, Highland Financial Holdings Group, LLC will be responsible for these costs.

MADISON SQUARE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of April 24, 2008

Underwriting Commissions and Costs

Underwriters’ commissions and costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in capital.

3. Off-Balance Sheet Arrangements

As of April 24, 2008, the Company did not have any off-balance sheet arrangements.

4. Contractual Commitments

As of April 24, 2008, the Company did not have any contractual commitments.

             Shares of Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

                    , 2008

Until                     , 2008 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by Madison Square Capital, Inc. (the “Registrant”).

Securities and Exchange Commission registration fee		$11,790
FINRA filing fee		30,500
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous		*

Total	$	*

*	To be furnished by amendment.

All expenses, except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee, are estimated.

Item 32.	Sales to Special Parties.

See response to Item 33 below.

Item 33.	Recent Sales of Unregistered Securities.

On April 1, 2008, the Registrant sold 10,000 shares of its common stock in a private offering to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. All of these shares were sold for a purchase price of $0.01 per share for gross proceeds of $100. The following table sets forth the name and number of shares purchased by each investor in the April 1, 2008 private offering.

Name	Number of Shares
Paul A. Ullman	2,317
ACI Capital Highland Investors, LLC	2,178
Elias Katz	1,667
Kenneth A. Saverin	1,667
Daniel A. Leyden	832
ACI/Highland, LLC	139
Susan Lynskey	300
Gary Mendelsohn	300
Dean Smith	300
Christian Jones	150
Tom McHugh	150

Subsequent to this private offering and prior to the closing of the initial public offering described in this Registration Statement, we will effect a     -for-one stock split.

Item 34.	Indemnification of Directors and Officers.

Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Registrant’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s charter also authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate the Registrant to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Registrant’s charter obligates the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter also permits the Registrant to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of our company or a predecessor of the Registrant.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant, with approval by the Registrant’s Board of Directors, expects to obtain directors’ and officers’ liability insurance. The Registrant also intends to enter into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted by Maryland law.

Pursuant to the underwriting agreement to be entered into in connection with this offering, a substantially final form of which will be filed as an exhibit to the Registration Statement, the underwriters will agree to indemnify the Registrant’s directors, officers and person controlling the Registrant, within the meaning of the Securities Act against certain liabilities that might arise out of or are based upon certain information furnished to the Registrant by an such underwriter.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The following is a list of exhibits filed as part of this Registration Statement:

Exhibit	Description of Document
1.1	Form of Underwriting Agreement among Madison Square Capital, Inc. and Friedman, Billings, Ramsey & Co., Inc.*

3.1	Amended and Restated Articles of Incorporation of Madison Square Capital, Inc.*

3.2	Bylaws of Madison Square Capital, Inc.*

4.1	Specimen Certificate of Common Stock of Madison Square Capital, Inc.*

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.*

10.1	Administrative Services Agreement by and between Madison Square Capital, Inc. and Highland Financial Group, LLC.*

10.2	2008 Equity Incentive Plan. *

10.3	Employment Agreement between Madison Square Capital, Inc. and Paul A. Ullman, dated , 2008.*

10.4	Employment Agreement between Madison Square Capital, Inc. and Elias Katz, dated , 2008.*

10.5	Employment Agreement between Madison Square Capital, Inc. and Daniel A. Leyden, dated , 2008.*

10.6	Employment Agreement between Madison Square Capital, Inc. and Kenneth A. Saverin, dated , 2008.*

10.7	Form of Indemnification Agreement.*

10.8	Form of Restricted Stock Award Agreement.*

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).*

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Robert H. Hartheimer to be named as director nominee.**

24.1	Power of Attorney (included on signature page).**

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 23, 2008.

MADISON SQUARE CAPITAL, INC.

By:	/s/ PAUL A. ULLMAN
Name:	Paul A. Ullman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ PAUL A. ULLMAN	By:	*
Name:	Paul A. Ullman	Name:	Daniel A. Leyden
Title:	Chief Executive Officer and Director (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date:	May 23, 2008	Date:	May 23, 2008

By:	*
Name:	Kenneth A. Saverin
Title:	Director

Date: May 23, 2008

* By:	/s/ PAUL A. ULLMAN
Paul A. Ullman
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description of Document
1.1	Form of Underwriting Agreement among Madison Square Capital, Inc. and Friedman, Billings, Ramsey & Co., Inc.*

3.1	Amended and Restated Articles of Incorporation of Madison Square Capital, Inc.*

3.2	Bylaws of Madison Square Capital, Inc.*

4.1	Specimen Certificate of Common Stock of Madison Square Capital, Inc.*

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.*

10.1	Administrative Services Agreement by and between Madison Square Capital, Inc. and Highland Financial Group, LLC.*

10.2	2008 Equity Incentive Plan.*

10.3	Employment Agreement between Madison Square Capital, Inc. and Paul A. Ullman, dated , 2008.*

10.4	Employment Agreement between Madison Square Capital, Inc. and Elias Katz, dated , 2008. *

10.5	Employment Agreement between Madison Square Capital, Inc. and Daniel A. Leyden, dated , 2008.*

10.6	Employment Agreement between Madison Square Capital, Inc. and Kenneth A. Saverin, dated , 2008.*

10.7	Form of Indemnification Agreement.*

10.8	Form of Restricted Stock Award Agreement.*

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).*

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Robert H. Hartheimer to be named as director nominee.**

24.1	Power of Attorney (included on signature page).**

*	To be filed by amendment.
**	Previously filed.